UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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INFORMATICA CORPORATION
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Informatica Corporation
2100 Seaport Boulevard
Redwood City, California 94063

May 18, 2015

To the Stockholders of Informatica Corporation:

        You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Informatica Corporation, a Delaware corporation ("Informatica", the "Company", "we", "us", or "our") to be held on June 23, 2015, at 10:00 am, Pacific Time, at Informatica's corporate headquarters, 2100 Seaport Blvd., Redwood City, CA 94063.

        At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), dated April 6, 2015, by and among Informatica, Italics Inc., a Delaware corporation ("Newco"), and Italics Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Newco ("Merger Sub"). Newco and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by the Canada Pension Plan Investment Board ("CPPIB") and investment funds advised by Permira Advisers LLC ("Permira") and debt financing the aggregate proceeds of which, together with Informatica's available cash, cash equivalents or marketable securities will be sufficient for Newco and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Informatica (the "Merger"), and Informatica will become a wholly owned subsidiary of Newco. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

        If the Merger is completed, you will be entitled to receive $48.75 in cash, without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 10% to the closing price of Informatica's common stock on April 2, 2015, the last trading day prior to the date on which Informatica entered into the Merger Agreement; (2) approximately 27% to the closing price of Informatica's common stock on January 23, 2015, the last trading day prior to the date that affiliates of Elliott Management Corp. (such affiliates, "Elliott") announced that they had accumulated a significant minority interest in Informatica's shares; and (3) approximately 53% to the closing price of Informatica's common stock on September 26, 2014, the last trading day prior to the date that Vista Equity Partners announced an agreement to acquire TIBCO Software Inc.

        The Board of Directors of Informatica (the "Board of Directors"), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Informatica and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote (1) "FOR" the adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

        The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

        Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

        Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

        If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

        On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
Sohaib Abbasi Chairman and Chief Executive Officer

        The accompanying proxy statement is dated May 18, 2015 and, together with the enclosed form of proxy card, is first being mailed on or about May 21, 2015.

Informatica Corporation
2100 Seaport Boulevard
Redwood City, California 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 23, 2015

        Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of Informatica Corporation, a Delaware corporation ("Informatica", the "Company", "we", "us", or "our") will be held on June 23, 2015, at 10:00 am, Pacific Time, at Informatica's corporate headquarters, 2100 Seaport Blvd., Redwood City, CA 94063, for the following purposes:

    1.
    To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), dated April 6, 2015, by and among Informatica, Italics Inc., a Delaware corporation ("Newco"), and Italics Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Newco ("Merger Sub"). Newco and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by the Canada Pension Plan Investment Board ("CPPIB") and investment funds advised by Permira Advisers LLC ("Permira") and debt financing the aggregate proceeds of which, together with Informatica's available cash, cash equivalents or marketable securities will be sufficient for Newco and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Informatica (the "Merger"), and Informatica will become a wholly owned subsidiary of Newco;

    2.
    To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

    3.
    To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger; and

    4.
    To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

        Only stockholders of record as of the close of business on May 6, 2015 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

        The Board of Directors unanimously recommends that you vote (1) "FOR" the adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

        Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,
Sohaib Abbasi Chairman and Chief Executive Officer

Dated: May 18, 2015

 YOUR VOTE IS IMPORTANT

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

        If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a "legal proxy" in order to vote in person at the Special Meeting.

        If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote "AGAINST" the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

        We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

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SUMMARY

        This summary highlights selected information from this proxy statement related to the merger of Italics Merger Sub Inc. with and into Informatica Corporation, which we refer to as the "Merger", and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption "Where You Can Find More Information." The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

        Except as otherwise specifically noted in this proxy statement, "Informatica", the "Company", "we", "our", "us" and similar words refer to Informatica Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Italics Inc. as "Newco" and Italics Merger Sub, Inc. as "Merger Sub". In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 6, 2015, by and among Informatica, Newco and Merger Sub, as it may be amended, supplemented or modified from time to time, as the "Merger Agreement".

Parties Involved in the Merger

  Informatica Corporation

        Informatica is the leading independent provider of enterprise data integration software and services. We believe data is one of an organization's most strategic assets, and our solutions enable a wide variety of complex, enterprise-wide data integration initiatives. Our diverse product portfolio centers on data: we offer a variety of solutions, both on-premise and in the cloud, for data integration, data quality, big data, master data management (MDM), data security, data exchange, and data preparation, among others. Informatica's common stock is listed on NASDAQ under the symbol "INFA".

  Italics Inc.

        Italics Inc. was formed on April 1, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

  Italics Merger Sub Inc.

        Italics Merger Sub Inc. is a wholly owned direct subsidiary of Newco and was formed on April 1, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

        Newco and Merger Sub are each affiliated with certain funds advised by Permira Advisers LLC ("Permira") and Canada Pension Plan Investment Board ("CPPIB"). In connection with the transactions contemplated by the Merger Agreement, (1) Permira V L.P.1, Permira V L.P.2, Permira Investments Limited, P5 Co-Investment L.P., P5 CIS S.à r.l. and Permira V I.A.S. L.P. (collectively the "Permira Funds") and CPPIB have, in the aggregate, provided to Newco equity commitments of up to $2.542 billion; and (2) Newco has obtained debt financing commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse AG, Credit Suisse Securities (USA) LLC, MIHI LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior

Funding, Inc., Nomura Securities International, Inc., RBC Capital Markets, Royal Bank of Canada, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and certain of their respective affiliates for an aggregate amount of $2.775 billion, approximately $2.655 billion of which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption "The Merger — Financing of the Merger").

        Permira is an international private equity firm. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Founded in 1985, the firm advises funds with a total committed capital of approximately €25 billion and has made over 200 private equity investments. Permira specializes in five key sectors: Consumer, Financial Services, Healthcare, Industrials and Technology and its portfolio currently comprises over 25 companies. Permira employs over 120 professionals based in Dubai, Frankfurt, Guernsey, Hong Kong, London, Luxembourg, Madrid, Menlo Park, Milan, New York, Paris, Seoul, Stockholm and Tokyo. Permira established itself in North America in 2002 and today has offices in New York and Menlo Park. The Permira Funds have a long track record of successfully investing in technology companies around the world including NDS, Genesys, Ancestry.com, TeamViewer, Renaissance Learning, Metalogix, LegalZoom.com, and Teraco. Since 1997, over 33% of the Permira funds' investments have been in the core sector of Technology.

        Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, New York City, São Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At December 31, 2014, the CPP Fund totaled C$238.8 billion. For more information about CPPIB, please visit www.cppib.com.

The Merger

        Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Informatica, and Informatica will continue as the surviving corporation and as a wholly owned subsidiary of Newco (the "Surviving Corporation"). As a result of the Merger, Informatica will cease to be a publicly traded company, all outstanding shares of Informatica stock will be canceled and converted into the right to receive the $48.75 per share in cash, without interest and less any applicable withholding taxes (the "Merger Consideration") (except for any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the "DGCL"), each share of Informatica stock that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time ("Cancelled Shares") and the one share for which a person designated by Newco subscribes (the "Carry-Forward Share")), and you will no longer own any shares of the capital stock of the Surviving Corporation.

        After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption "The Merger — Appraisal Rights").

Material U.S. Federal Income Tax Consequences of the Merger

        For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption "The Merger — Material U.S. Federal Income Tax Consequences of the Merger") in exchange for such U.S. Holder's shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder's adjusted tax basis in the shares of common stock surrendered in the Merger.

        A Non-U.S. Holder (as defined under the caption "The Merger — Material U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

        For more information, see the section of this proxy statement captioned "The Merger — Material U.S. Federal Income Tax Consequences of the Merger." Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Treatment of Options and Restricted Stock Units

        As a result of the Merger, the treatment of Informatica's equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the "Effective Time") will be as follows:

  Options

        Each option to purchase shares of Informatica common stock granted under the Company's 2009 Equity Incentive Plan (the "2009 Plan"), the Company's 1999 Stock Incentive Plan (the "1999 Plan"), or the Siperian 2003 Equity Incentive Plan (the "2003 Plan") that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (2) the amount, if any, by which $48.75 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $48.75 will be cancelled without consideration.

  Restricted Stock Units

        Each restricted stock unit granted under the 2009 Plan (whether subject to time-based vesting or performance-based vesting) that is outstanding immediately prior to the Effective Time that is held by a non-employee director or that otherwise is scheduled to vest prior to the date that is 18 months after the closing of the Merger (a "Cashout RSU") will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of Informatica common stock subject to such Cashout RSUs as of the Effective Time and (2) $48.75. Each award covering restricted stock units that were granted under the 2009 Plan that are outstanding immediately prior to the Effective Date and that are not Cashout RSUs (such restricted stock units, the "Rollover RSUs") will be assumed so that the award of Rollover RSUs is assumed and converted into a right to receive a cash-settled award (the "Cash-Settled Award") equal to $48.75 multiplied by the number of shares of Informatica common stock subject to the award of Rollover RSUs that vest subject to continued employment through each applicable vesting date, except that the applicable vesting dates for the Cash-Settled Awards will be accelerated by 12 months. For outstanding awards of restricted stock units that are subject to performance-based vesting conditions as of immediately prior to the Effective Time (such restricted stock units, "Performance Stock Units"), the number of shares of Informatica common stock subject to such awards to be determined as follows: (1) for an outstanding award of Performance Stock Units for which the applicable performance period has ended on or prior to the Effective Time, the number of shares that have been earned based on actual performance during the completed performance period and (2) for an outstanding award of Performance Stock Units for which the applicable performance period has not ended on or prior to the Effective Time, the target number of shares, provided that if the applicable plan or agreements governing the terms of the award of Performance Stock Units provide for a greater number of shares to be able to vest on or prior to the Effective Time, then the terms of the applicable plan or agreement will control.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

        All outstanding purchase rights under the Company's Employee Stock Purchase Plan (the "ESPP") will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the purchase date of the current purchase period in progress as of the date of the Merger Agreement, and the ESPP will terminate as of the Effective Time. No new purchase periods will begin under the ESPP on or after April 6, 2015, and ESPP participants will not be permitted to increase the rate of payroll contributions to the ESPP after April 6, 2015. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Financing of the Merger

        We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $5.3 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes funds needed to (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement.

        In connection with the Merger, Newco has entered into equity commitment letters, dated as of April 6, 2015, with the Permira Funds and CPPIB for an aggregate equity commitment of approximately $2.542 billion. For more information, see the section of this proxy statement captioned "The Merger — Financing of the Merger."

        In connection with the Merger, Newco has obtained debt financing commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse AG, Credit Suisse Securities (USA) LLC, MIHI LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., RBC Capital Markets, Royal Bank of Canada, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and certain of their respective affiliates, pursuant to which they have committed to provide Newco with $2.025 billion in senior secured credit facilities and $750 million in a senior unsecured credit facility, approximately $2.655 billion of which will be available to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned "The Merger — Financing of the Merger." Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco's agreement, the closing of the Merger will not occur earlier than the second business day after the expiration of the marketing period, which is the first period of 15 consecutive business days throughout which Newco has received certain financial information from Informatica necessary to syndicate any debt financing. For more information, see the section of this proxy statement captioned "The Merger — Marketing Period."

Conditions to the Closing of the Merger

        The obligations of Informatica, Newco and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

    •
    the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

    •
    the (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) approval or clearance of the Merger by the Committee on Foreign Investment in the United States ("CFIUS"); and (3) approval or clearance of the Merger by the relevant antitrust authorities in the European Union, Israel, Russia and Turkey;

    •
    the consummation of the Merger not being made illegal or otherwise prohibited by the relevant U.S., European Union, Israeli, Russian and Turkish governmental authorities;

    •
    the accuracy of the representations and warranties of Informatica, Newco and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect), as of the date of the Merger Agreement and/or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

    •
    since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

    •
    the performance in all material respects by Informatica, Newco and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;

    •
    receipt of certificates executed by executive officers of Informatica, on the one hand, or Newco and Merger Sub, on the other hand, to the effect that the conditions described in the preceding three bullets have been satisfied; and

    •
    receipt by Newco and Merger Sub from Informatica of a payoff letter in respect of Informatica's existing credit facility.

Regulatory Approvals Required for the Merger

        Under the Merger Agreement, the Merger cannot be completed until (1) the applicable waiting period under the HSR Act, has expired or been terminated; (2) the approval or clearance of the Merger by CFIUS has been granted; and (3) the approval or clearance of the Merger by the relevant antitrust authorities in the European Union, Russia, Turkey and Israel has been granted.

Recommendation of the Board of Directors

        Informatica's Board of Directors (the "Board of Directors"), after considering various factors described under the caption "The Merger — Recommendation of the Board of Directors and Reasons for the Merger," has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Informatica and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) "FOR" the adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger agreement at the time of the Special Meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Opinion of Qatalyst Partners LP

        We retained Qatalyst Partners LP, which we refer to as "Qatalyst Partners", to act as our financial advisor in connection with the Merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners' qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of our Board of Directors on April 6, 2015, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of April 6, 2015 and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Informatica's common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Qatalyst Partners, dated April 6, 2015, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners' opinion was provided to our Board of Directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any other matter. For a further discussion of Qatalyst Partners' opinion, see "The Merger — Opinion of Qatalyst Partners LP" beginning on page 52.

Interests of Informatica's Directors and Executive Officers in the Merger

        When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

    •
    continued indemnification and directors' and officers' liability insurance to be provided by the Surviving Corporation;

    •
    accelerated vesting of certain equity-based awards;

    •
    termination of certain equity-based awards in exchange for cash;

    •
    conversion of certain equity-based awards into the right to receive cash following the Merger, subject to continued employment;

    •
    the payment of shares in settlement of vested awards of restricted stock units that were deferred pursuant to restricted stock unit deferral election agreements with certain directors; and

    •
    the entitlement of each executive officer to receive certain severance benefits upon specified qualifying terminations of employment under the Chief Executive Officer's employment agreement or other executive officer's change in control severance agreement.

        If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger."

Appraisal Rights

        If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration.

        To exercise your appraisal rights, you must (1) deliver a written demand for appraisal to Informatica before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (3) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Alternative Acquisition Proposals

        Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Informatica has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives, whom we collectively refer to as "representatives," not to, among other things: (1) solicit, initiate, knowingly encourage, cooperate with, knowingly facilitate or knowingly induce the making of any submission or announcement of any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction (as defined under "The Merger Agreement — No Solicitation of Other Offers"); or (2) participate or engage in discussions or negotiations regarding, or provide any non-public information to any person relating to the Company or any of its subsidiaries in connection with or that would reasonably be expected to lead to, an acquisition proposal or acquisition transaction.

        Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Informatica may provide information to, and engage or participate in negotiations or discussions with, a person regarding a written acquisition proposal that was not solicited in material violation of the restrictions set forth in the Merger Agreement if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see the section of this proxy statement captioned "The Merger Agreement — Alternative Acquisition Proposals".

        Informatica is not entitled to terminate the Merger Agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the Merger Agreement, including negotiating with Newco over a three business day period so that such proposal ceases to be a superior proposal. The termination of the Merger Agreement by Informatica in order to accept a superior proposal will result in the payment by Informatica of a $160 million termination fee to Newco. For more information, see the section of this proxy statement captioned "The Merger Agreement — The Board of Directors' Recommendation; Company Board Recommendation Change."

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:

    •
    by mutual written agreement of Informatica and Newco;

    •
    by either Informatica or Newco if:

        •
        the Effective Time shall not have occurred on or before the first business day after October 6, 2015, which we refer to as the "termination date" (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to fulfill any obligation under the Merger Agreement has been a principal cause or resulted in the failure of the closing of the Merger to have occurred on or before such date);

        •
        Informatica's stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

        •
        any applicable law or order of a governmental authority in the U.S., the European Union, Israel, Russia or Turkey that is in effect and makes the Merger illegal permanently in the U.S., the European Union, Russia, Turkey or Israel or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., European Union, Israel, Russia or Turkey and such order has become final and nonappealable;

    •
    by Informatica if:

        •
        Informatica is not in material breach of any representation, warranty or covenant set forth in the Merger Agreement, Newco or Merger Sub has breached any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the date that is 30 calendar days following Informatica's delivery of written notice of such breach (provided that Informatica may terminate before the end of the 30 calendar days if Newco or Merger Sub ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

        •
        in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Informatica has irrevocably notified Newco in writing that Informatica is ready, willing and able to consummate the Merger, and all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the date set forth in such notice (provided the specified termination date must be at least one business day subsequent to the date of notice); or

        •
        prior to the adoption of the Merger Agreement by stockholders and so long as Informatica is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Informatica paying to Newco a termination fee of $160 million; and

    •
    By Newco if:

        •
        Newco is not in material breach of any representations warranty or covenant set forth in the Merger Agreement, Informatica has breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the date that is 30 calendar days following Newco's delivery of written notice of such breach or inaccuracy (provided that Newco may terminate before the end of the 30 calendar days if Informatica ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy); or

        •
        prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change or fails to publicly reconfirm the company board recommendation or rejects other offers under certain circumstances or Informatica enters into a definitive agreement with respect to an acquisition transaction.

Termination Fees

        Except in specified circumstances, whether or not the Merger is completed, Informatica, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

        Informatica will be required to pay to Newco a termination fee of $160 million if the Merger Agreement is terminated under specified circumstances.

        Newco will be required to pay to Informatica a termination fee of $320 million if the Merger Agreement is terminated under different specified circumstances.

        For more information on these termination fees, see the section of this proxy statement captioned "The Merger Agreement — Termination Fees."

The Special Meeting

  Date, Time and Place

        A special meeting of stockholders of Informatica (the "Special Meeting") will be held on June 23, 2015, at 10:00 am, Pacific Time, at our principal executive offices, located at 2100 Seaport Blvd., Redwood City, CA 94063.

  Record Date; Shares Entitled to Vote

        You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on May 6, 2015 (the "Record Date"). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

  Purpose

        At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

  Quorum

        As of the Record Date, there were 104,710,547 shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

  Required Vote

        The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Informatica's executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

  Share Ownership of Our Directors and Executive Officers

        As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,984,888 shares of common stock, representing approximately 3.5% of the shares of common stock outstanding on the Record Date.

  Voting and Proxies

        Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in "street name" through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

        If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a "legal proxy" from your bank, broker or other nominee.

Effect on Informatica if the Merger is Not Completed

        If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Informatica will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we will continue to file periodic reports with the Securities and Exchange Commission (the "SEC"). Under specified circumstances, Informatica will be required to pay Newco a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Newco will be required to pay Informatica a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned "The Merger Agreement — Termination Fees".

Legal Proceedings Regarding the Merger

        On April 16, 2015, two stockholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of a putative class of Informatica stockholders: Luciano Scotto v. Sohaib Abbasi et al., Case No. 10913 (filed April 16, 2015) and Janice Ridgeway v. Informatica Corporation et al., Case No. 10917 (filed April 16, 2015). The two complaints were then consolidated by court order on May 5, 2015 and re-captioned as In re Informatica Corporation Stockholder Litigation, consolidated C.A. No. 10913-VCL. A third complaint, Janet Daniels v. Informatica Corp., et al., Case No. 11016-VCL, was filed in the Court of Chancery of the State of Delaware on May 13, 2015. The complaints generally allege that, in connection with the proposed acquisition of Informatica by Newco, the Informatica directors breached their fiduciary duties owed to Informatica stockholders by agreeing to sell the company for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The complaints further allege that Newco, Merger Sub, Permira, CPPIB, and Informatica aided and abetted the Board of Directors in the alleged breaches of fiduciary duties. The complaints seek, among other things, an order enjoining the closing of the proposed transaction or, in the event that the proposed transaction is consummated, an award of rescission/ rescissory damages.

QUESTIONS AND ANSWERS

        The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption "Where You Can Find More Information."

Q:
Why am I receiving these materials?

A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:
What am I being asked to vote on at the Special Meeting?

A:
You are being asked to vote on the following proposals:

1)
To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Informatica, and Informatica will become a wholly owned subsidiary of Newco;

2)
To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)
To approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will take place on June 23, 2015, at 10:00 am, Pacific Time, at our principal executive offices, located at 2100 Seaport Blvd., Redwood City, CA 94063.

Q:
Who is entitled to vote at the Special Meeting?

A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:
May I attend the Special Meeting and vote in person?

A:
Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

  Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

  If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in "street name," you may not vote your shares in person at the Special Meeting unless you obtain a "legal proxy" from your bank, broker or other nominee.

Q:
What is the proposed Merger and what effects will it have on Informatica?

A:
The proposed Merger is the acquisition of Informatica by Newco. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Informatica, with Informatica continuing as the Surviving Corporation. As a result of the Merger, Informatica will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:
What will I receive if the Merger is completed?

A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $4,875.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:
How does the Merger Consideration compare to the unaffected market price of the common stock?

A:
The relationship of the $48.75 Merger Consideration to the trading price of the common stock constituted a premium of: (1) approximately 10% to the closing price of Informatica's common stock on April 2, 2015, the last trading day prior to the date on which Informatica entered into the Merger Agreement; (2) approximately 27% to the closing price of Informatica's common stock on January 23, 2015, the last trading day prior to the date that affiliates of Elliott Management Corp. (such affiliates, "Elliott") announced that they had accumulated a significant minority interest in Informatica's shares; and (3) approximately 53% to the closing price of Informatica's common stock on September 26, 2014, the last trading day prior to the date that Vista Equity Partners announced an agreement to acquire TIBCO Software Inc.

Q:
Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:
If you are a U.S. Holder (as defined under the caption "The Merger — Material U.S. Federal Income Tax Consequences of the Merger"), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder's adjusted tax basis in the shares of common stock surrendered in the Merger.

  A Non-U.S. Holder (as defined under the caption "The Merger — Material U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

  Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption "The Merger — Material U.S. Federal Income Tax Consequences of the Merger."

Q:
What do I need to do now?

A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in "street name," please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:
Should I send in my stock certificates now?

A:
No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:
What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Informatica in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:
How does the Board of Directors recommend that I vote?

A:
The Board of Directors, after considering the various factors described under the caption "The Merger — Recommendation of the Board of Directors and Reasons for the Merger," has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, and (3) approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

  The Board of Directors recommends that you vote (1) "FOR" the adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

  (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Q:
What happens if the Merger is not completed?

A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Informatica will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

  Under specified circumstances, Informatica will be required to pay Newco a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned "The Merger Agreement — Termination Fees."

Q:
What vote is required to adopt the Merger Agreement?

A:
The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

  If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote "AGAINST" the proposal to adopt the Merger Agreement. If you hold your shares in "street name" and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote "AGAINST" the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote "AGAINST" the proposal to adopt the Merger Agreement.

Q:
What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger?

A:
Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Informatica's named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

  The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger. If you hold your shares in "street name," the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger. Abstentions will have the same effect as a vote "AGAINST" the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Q:
Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Informatica's named executive officers in connection with the Merger?

A:
SEC rules require Informatica to seek a non-binding, advisory vote regarding compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger.

Q:
What is the compensation that will or may become payable to Informatica's named executive officers in connection with the Merger for purposes of this advisory vote?

A:
The compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Informatica's named executive officers. For further detail, see the section captioned "The Special Meeting — Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements."

Q:
What will happen if stockholders do not approve the compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger at the Special Meeting?

A:
Approval of the compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Informatica or Newco. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger may be paid to Informatica's named executive officers even if stockholders fail to approve such compensation.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the "stockholder of record." In this case, this proxy statement and your proxy card have been sent directly to you by Informatica.

  If your shares are held through a bank, broker or other nominee, you are considered the "beneficial owner" of shares of common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a "legal proxy" from your bank, broker or other nominee.

Q:
How may I vote?

A:
If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

  •
  by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

  •
  by visiting the Internet at the address on your proxy card;

  •
  by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

  •
  by attending the Special Meeting and voting in person by ballot;

  A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

  Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a "legal proxy" to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

  If your shares are held in "street name" through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

  •
  signing another proxy card with a later date and returning it to us prior to the Special Meeting;

  •
  submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

  •
  delivering a written notice of revocation to the Corporate Secretary; or

  •
  attending the Special Meeting and voting in person by ballot.

  If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a "legal proxy" from your bank, broker or other nominee.

Q:
What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of common stock is called a "proxy card." Sohaib Abbasi, our CEO, and Michael Berry, our EVP and Chief Financial Officer, with full power of substitution, are the proxy holders for the Special Meeting.

Q:
If a stockholder gives a proxy, how are the shares voted?

A:
Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) "FOR" the adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

  You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Where can I find the voting results of the Special Meeting?

A:
If available, Informatica may announce preliminary voting results at the conclusion of the Special Meeting. Informatica intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Informatica files with the SEC are publicly available when filed. See the section of this proxy statement captioned "Where You Can Find More Information."

Q:
What will the holders of Informatica stock options and restricted stock units receive in the Merger?

A:
At the Effective Time, each option to purchase shares of Informatica common stock granted under the 2009 Plan, the 1999 Plan, or the 2003 Plan that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (2) the amount, if any, by which $48.75 exceeds the exercise price per share under such option. Each option with an exercise price per share equal to or greater than $48.75 will be cancelled without consideration.

  Each restricted stock unit granted under the 2009 Plan (whether subject to time-based vesting or performance-based vesting) that is outstanding immediately prior to the Effective Time that is held by a non-employee director or that otherwise is scheduled to vest prior to the date that is 18 months after the closing of the Merger (a "Cashout RSU") will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of Informatica common stock subject to such Cashout RSUs as of the Effective Time and (2) $48.75. Each award covering restricted stock units that were granted under the 2009 Plan that are outstanding immediately prior to the Effective Date and that are not Cashout RSUs (such restricted stock units, the "Rollover RSUs") will be assumed so that the award of Rollover RSUs is assumed and converted into a right to receive a cash-settled award (the "Cash-Settled Award") equal to $48.75 multiplied by the number of shares of Informatica common stock subject to the award of Rollover RSUs that vest subject to continued employment through each applicable vesting date, except that the applicable vesting dates for the Cash-Settled Awards will be accelerated by 12 months. For outstanding awards of restricted stock units that are subject to performance-based vesting conditions as of immediately prior to the Effective Time (such restricted stock units, "Performance Stock Units"), the number of shares of Informatica common stock subject to such awards to be determined as follows: (1) for an outstanding award of Performance Stock Units for which the applicable performance period has ended on or prior to the Effective Time, the number of shares that have been earned based on actual performance during the completed performance period and (2) for an outstanding award of Performance Stock Units for which the applicable performance period has not ended on or prior to the Effective Time, the target number of shares, provided that if the applicable plan or agreements governing the terms of the award of Performance Stock Units provide for a greater number of shares to be able to vest on or prior to the Effective Time, then the terms of the applicable plan or agreement will control.

Q:
What will happen to the ESPP?

A:
All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the purchase date of the current purchase period in progress as of the date of the Merger Agreement, and the ESPP will terminate as of the Effective Time. No new purchase periods will begin under the ESPP on or after April 6, 2015, and ESPP participants will not be permitted to increase the rate of payroll contributions to the ESPP after April 6, 2015. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Q:
When do you expect the Merger to be completed?

A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second or third fiscal quarter of 2015. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the completion of a 15 business day marketing period that Newco may use to complete its financing for the Merger.

Q:
Am I entitled to appraisal rights under the DGCL?

A:
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:
Do any of Informatica's directors or officers have interests in the Merger that may differ from those of Informatica stockholders generally?

A:
Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers of Informatica in the Merger."

Q:
Who can help answer my questions?

A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

        This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain "forward-looking statements" that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "should," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

    •
    the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

    •
    the failure by Newco to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

    •
    the fact that, although Newco must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Informatica's only viable recourse would be the $320 million termination fee payable by Newco;

    •
    the risk that the Merger Agreement may be terminated in circumstances that require us to pay Newco a termination fee of $160 million;

    •
    the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

    •
    risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

    •
    the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

    •
    the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Informatica's current strategy as an independent company;

    •
    the possibility that Newco could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Informatica's assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

    •
    the fact that under the terms of the Merger Agreement, Informatica is unable to solicit other acquisition proposals during the pendency of the Merger;

    •
    the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

    •
    the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

    •
    risks related to the Merger diverting management's or employees' attention from ongoing business operations;

    •
    risks that our stock price may decline significantly if the Merger is not completed; and

    •
    risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

        Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption "Risk Factors" and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

        Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

        The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

        We will hold the Special Meeting on June 23, 2015, at 10:00 am, Pacific Time, at our principal executive offices, located at 2100 Seaport Blvd., Redwood City, CA 94063.

Purpose of the Special Meeting

        At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement, (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

        Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 2100 Seaport Blvd., Redwood City, CA 94063, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

        As of the Record Date, there were 104,710,547 shares of common stock outstanding and entitled to vote at the Special Meeting.

        The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

        The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

        Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Informatica's named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

        If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted "AGAINST" the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted "AGAINST" any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and "AGAINST" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

        Each "broker non-vote" will also count as a vote "AGAINST" the proposal to adopt the Merger Agreement, but will have no effect on (1) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (2) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger. A "broker non-vote" generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. "Broker non-votes," if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Informatica's Directors and Executive Officers

        As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 104,710,547 shares of common stock, representing approximately 3.5% of the shares of common stock outstanding on the Record Date.

Voting of Proxies

        If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

        If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

        Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) "FOR" adoption of the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

        If your shares are held in "street name" through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a "legal proxy" from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank's, broker's or other nominee's voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a "legal proxy" from your bank, broker or other nominee, it will have the same effect as if you voted "AGAINST" the proposal to adopt the Merger Agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Revocability of Proxies

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

    •
    signing another proxy card with a later date and returning it to us prior to the Special Meeting;

    •
    submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

    •
    delivering a written notice of revocation to our Corporate Secretary; or

    •
    attending the Special Meeting and voting in person by ballot.

        If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

        If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a "legal proxy" from your bank, broker or other nominee.

        Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors' Recommendation

        The Board of Directors, after considering various factors described under the caption "The Merger — Recommendation of the Board of Directors and Reasons for the Merger," has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Informatica and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (x) "FOR" the adoption of the Merger Agreement; (y) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (z) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Informatica's named executive officers in connection with the Merger.

Solicitation of Proxies

        The expense of soliciting proxies will be borne by Informatica. We have retained MacKenzie Partners, Inc., a proxy solicitation firm (the "Proxy Solicitor"), to solicit proxies in connection with the Special Meeting at a cost of $45,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

        Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the completion of a 15 business day marketing period that Newco may use to complete its financing for the Merger, we anticipate that the Merger will be consummated in the second or third fiscal quarter of 2015.

Appraisal Rights

        If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration.

        To exercise your appraisal rights, you must (1) deliver a written demand for appraisal to Informatica before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (3) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

        At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 23, 2015

        The proxy statement is available at http://investor.informatica.com/financial-info/sec-filings/default.aspx.

Householding of Special Meeting Materials

        Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as

"householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

        If you are a stockholder of record, you may contact us by sending an email to requests@viewproxy.com, by calling 1-877-777-2857 or by writing to Informatica Corporation, 2100 Seaport Blvd., Redwood City, CA 94063, Attention: Corporate Secretary. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

        If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

PROPOSAL 1
ADOPTION OF THE MERGER AGREEMENT

        We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

        For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned "The Merger" beginning on page 31 of this proxy statement and "The Merger Agreement" beginning on page 82 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

        Under applicable law, we cannot complete the Merger without the affirmative vote of the holders of a majority of the outstanding shares of Informatica common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote "FOR" this proposal.

PROPOSAL 2
ADJOURNMENT OF THE SPECIAL MEETING

        We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote "FOR" this proposal.

PROPOSAL 3
ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Informatica's named executive officers in connection with the Merger, as disclosed in the sections of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Golden Parachute Compensation."

        We are asking stockholders to indicate their approval of the various compensation that will or may become payable to Informatica's named executive officers in connection with the Merger. These payments are set forth in the sections captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards," "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Payments Upon Termination in Connection with a Change in Control," and "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Golden Parachute Compensation."

        Accordingly, we are seeking approval of the following resolution at the Special Meeting:

        "RESOLVED, that the stockholders of Informatica Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Informatica's named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the sections captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards," "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Payments Upon Termination in Connection with a Change in Control" in Informatica's proxy statement for the Special Meeting," and "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Golden Parachute Compensation."

        Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Informatica, the Board of Directors or Newco. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote "FOR" this proposal.

THE MERGER

        This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

  Informatica Corporation
  2100 Seaport Blvd.
  Redwood City, CA 94063

        Informatica is the leading independent provider of enterprise data integration software and services. We believe data is one of an organization's most strategic assets, and our solutions enable a wide variety of complex, enterprise-wide data integration initiatives. Our diverse product portfolio centers on data: we offer a variety of solutions, both on-premise and in the cloud, for data integration, data quality, big data, master data management (MDM), data security, data exchange, and data preparation, among others. Informatica's common stock is listed on NASDAQ under the symbol "INFA".

  Italics Inc.
  c/o Permira Advisers LLC
  3000 Sand Hill Road
  Building 1 Suite 260
  Menlo Park CA 94025

  and

  Italics Inc.
  c/o Canada Pension Plan Investment Board
  One Queen Street East, Suite 2500
  Toronto, ON M5C 2W5 Canada

        Newco was formed on April 1, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

  Italics Merger Sub Inc.
  c/o Permira Advisers LLC
  3000 Sand Hill Road
  Building 1 Suite 260
  Menlo Park CA 94025

  and

  Italics Inc.
  c/o Canada Pension Plan Investment Board
  One Queen Street East, Suite 2500
  Toronto, ON M5C 2W5 Canada

        Merger Sub is a wholly owned direct subsidiary of Newco and was formed on April 1, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

        Newco and Merger Sub are each affiliated with Permira and CPPIB. In connection with the transactions contemplated by the Merger Agreement, (1) the Permira Funds and CPPIB have provided to Newco equity commitments of up to $2.542 billion; and (2) Newco has obtained debt financing commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse AG, Credit Suisse Securities (USA) LLC, MIHI LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., RBC Capital Markets, Royal Bank of Canada, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and certain of their respective affiliates for an aggregate amount of $2.775 billion, approximately $2.655 billion of which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption "The Merger — Financing of the Merger"). After giving effect to the Merger, Informatica, as the Surviving Corporation, will be affiliated with Permira and CPPIB.

Effect of the Merger

        Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Informatica, and Informatica will continue as the Surviving Corporation and as a wholly owned subsidiary of Newco. As a result of the Merger, Informatica will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

        The Effective Time will occur upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Newco may agree and specify in the certificate of merger).

Effect on Informatica if the Merger is Not Completed

        If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Informatica will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Informatica operates and risks related to adverse economic conditions.

        Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

        Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Informatica's business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Informatica's business, prospects or results of operation will not be adversely impacted.

        In addition, Informatica will be required to pay to Newco a termination fee of $160 million if the Merger Agreement is terminated under specified circumstances. For more information please see the section captioned "The Merger Agreement — Termination Fees."

Merger Consideration

        In the Merger, each outstanding share of common stock (other than (1) shares owned by Newco, Merger Sub or Informatica, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Informatica; (2) the one share for which a person designated by Newco subscribes (the "Carry-Forward Share"); and (3) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration.

        After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption "— Appraisal Rights").

Background of the Merger

        The Board of Directors routinely evaluates Informatica's business alternatives and strategic opportunities as part of its ongoing evaluation of developments in the marketplace and participates in discussions with third parties regarding possible commercial arrangements, partnerships and transactions, as well as regularly considering opportunities to enhance stockholder value. Informatica has a long standing policy of preparing multi-year plan management forecasts, taking into account Informatica's current business strategy, current and former execution risks, Informatica's product roadmap, including investments in new products, strategic alternatives and anticipated changes in its capital structure, including as a result of the dilutive impact of equity awards to employees and service providers. As part of this evaluation, the Board of Directors has from time to time considered a variety of strategic alternatives for Informatica, including (1) the continuation of Informatica's business plan as an independent enterprise; (2) modifications to Informatica's strategy and product suite; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Informatica with other businesses; (4) potential divestitures of one or more product lines; and (5) a possible sale of Informatica.

        On October 21, 2014, the Board of Directors held a regularly scheduled meeting, at which the Board of Directors reviewed Informatica's recently completed third fiscal quarter 2014 results, the outlook for the fourth fiscal quarter 2014 financial results, the preliminary fiscal year 2015 operating plan and preliminary fiscal years 2015–2020 financial model. The Board of Directors discussed the factors affecting the third quarter results and the risks and business considerations affecting the fourth quarter outlook, 2015 operating plan and longer term financial model, and whether the Board of Directors should consider any strategic alternatives to Informatica's standalone business plan.

        On October 31, 2014, the Board of Directors held a meeting. Several members of management attended the meeting, as well as representatives of Qatalyst Partners and legal advisors from Wilson Sonsini Goodrich & Rosati ("WSGR"). Management presented the financial forecasts that it had prepared in absence of Informatica considering any sale of or other strategic transaction involving Informatica and noted that while Informatica's addition of a subscription business was gaining traction in the marketplace and growing quickly, the growth of such business and investments in new products was likely to put pressure on Informatica's operating margins and profitability for a period of time. Informatica also faced the impact of fluctuations in foreign currency exchange rates, which the forecasts presented did not take into account. The Board of Directors discussed the opportunities and risks associated with Informatica's business on a standalone basis and the impact on stockholders of such opportunities and risks, including the risk that the addition of a subscription business could fail to be successful or take longer to be successful than forecasted by management, that investments in new products could fail to generate revenue or generate less revenue than forecasted by management, and the difficulties and risks associated with executing Informatica's standalone plan, including as a result of recent management changes. In light of these risks, the Board of Directors and management discussed whether any strategic alternatives, including a potential sale of Informatica or another strategic transaction, could yield greater value for Informatica's stockholders while mitigating the risks attendant to Informatica's efforts to expand its subscription businesses.

        At the Board's request, representatives from WSGR discussed the Board of Directors' fiduciary obligations in connection with a potential sale of Informatica or other strategic transactions and suggested that the Board of Directors undertake a comprehensive evaluation of Informatica's standalone business plans and prospects and its financial forecasts based on those business plans, as well as of Informatica's strategic alternatives, including alternative business plans and strategic transactions, before making any determinations with respect to strategic alternatives. Representatives of WSGR discussed particular issues that Informatica might face in a sale to a private equity sponsor, including financing issues and associated risks, and addressed the appropriateness and advisability of using a special committee of the Board of Directors in connection with a potential sale transaction, including any potential sale transaction involving private equity sponsors.

        At the Board's request, representatives of Qatalyst Partners presented a preliminary view on a potential process that the Board of Directors could undertake if it chose to consider its strategic alternatives, including a potential sale of Informatica. The representatives of Qatalyst Partners also gave their initial thoughts on potential strategic parties and private equity sponsors that might have an interest in a strategic transaction with Informatica. The Board of Directors discussed among themselves and with the representatives of Qatalyst Partners the risks and benefits of remaining a standalone company, including increasing business execution risk, in comparison to the risks and benefits of exploring a potential strategic transaction, planned additional product offerings and investments and the risks associated therewith, whether it would be appropriate to discuss strategic alternatives to Informatica's standalone plan, and how to do so, and then instructed management to work with Qatalyst Partners and WSGR to present the Board of Directors with a full evaluation of Informatica's strategic alternatives. The Board of Directors, however, did not authorize management or Informatica's advisors to contact third parties regarding any potential transaction with Informatica at this time. Representatives of Qatalyst Partners and WSGR left the meeting and the Board of Directors and management reviewed Informatica's 2015–2020 financial forecast (which did not take fluctuations in foreign currency exchange rates into account). After this review, the Board of Directors instructed management to share Informatica's financial forecasts with representatives of Qatalyst Partners, so that Qatalyst Partners could assist management in their evaluation of Informatica's strategic options.

        On November 8, 2014, the Board of Directors had another meeting. Several members of management were present, and, at the Board of Directors' request, representatives of Qatalyst Partners and WSGR, respectively, attended portions of the meeting. At the beginning of the meeting, the Board of Directors met in closed session with representatives of WSGR and discussed the fiduciary obligations of the Board of Directors in connection with any potential sale of Informatica or another strategic transaction. Subsequent to that closed session, the Board of Directors reviewed with management Informatica's 2015 plan and multi-year plans for the years 2015–2020, including the assumptions and considerations underlying such plans. Management reviewed Informatica's long term financial forecast for 2015–2020 (which did not take fluctuations in foreign currency exchange rates into account), which the Board of Directors discussed with management. The Board of Directors also discussed various corporate matters with management, including Informatica's stock repurchase program.

        Representatives of Qatalyst Partners then joined the meeting and discussed with the Board of Directors the management's forecasts of financial results of operations and various financial aspects of potential transactions involving Informatica, including potential going private transactions with private equity sponsors. Representatives of Qatalyst Partners then left the meeting.

        The Board of Directors subsequently discussed the benefits and risks of exploring a potential sale of Informatica or another strategic transaction in light of the risks attendant to continuing to execute Informatica's standalone plan, including the impact to earnings of the expansion of its subscription businesses and introduction of new subscription products, the impact to management and Informatica's employee base and Informatica's current software bookings as compared to other periods and the potential impact thereof on achieving plan forecasts. After discussion, management, other than Mr. Abbasi, departed the meeting and the Board of Directors continued to discuss the merits and risks of initiating a process to explore a potential sale of Informatica or another strategic transaction, including the risk of distracting the management team and increasing business execution risk. After discussion, the Board of Directors authorized Mr. Abbasi to work with the rest of the management team, Qatalyst Partners and WSGR to develop a process to assist the Board of Directors with a full evaluation of Informatica's strategic alternatives, taking into account the associated risks. Representatives of WSGR suggested that the Board of Directors should consider the formation of a transaction committee to help oversee the process and the Board of Directors asked WSGR to develop a recommended charter for such a committee for its consideration. The following week, the Board of Directors established a strategic transactions committee (the "Strategic Transactions Committee") to explore a potential sale or other strategic transaction involving Informatica consisting of Messrs. Mark Garrett, Gerald Held, Charles J. Robel and A. Brooke Seawell, with Mr. Robel as chair of such committee.

        On November 12, 2014, Informatica formally engaged Qatalyst Partners as its financial advisor in connection with a potential sale transaction or other strategic transaction involving the company.

        Later on November 12, 2014, the Strategic Transactions Committee held a telephonic meeting. Also present at the invitation of the Strategic Transactions Committee were certain members of management as well as representatives from Qatalyst Partners and WSGR, respectively. Representatives of WSGR began by outlining the fiduciary duties of the members of the Strategic Transactions Committee and the Board of Directors generally in relation to their consideration of a potential sale or other strategic transaction involving Informatica and addressed legal and practical issues associated with actual and potential conflicts of interest that might develop during such a process. The WSGR representatives then discussed potential approaches the Board of Directors and the Strategic Transactions Committee might take in order to solicit third party interest in a strategic transaction with Informatica, including a broad or targeted "market check" before entering into a definitive acquisition agreement, as well as alternative "market check" options after entering into an acquisition agreement and the risks and benefits of each approach.

        The Strategic Transactions Committee then discussed the nature and potential timing of the "market check" they believed would be appropriate under the circumstances and the risks of conducting a broad and lengthy "market check" process, including the risks of distracting management and leaks and market rumors that could have a negative impact on Informatica's business, employees and stockholders. As a result, the Strategic Transactions Committee discussed a targeted "market check" process whereby Informatica and its advisors would contact the most likely strategic parties and private equity sponsors in order to assess their interest in a possible strategic transaction with Informatica and instructed management to work with Informatica's advisors to develop an appropriately limited list of strategic parties and private equity sponsors within the foregoing parameters.

        After discussion, representatives of WSGR outlined key terms of a confidentiality agreement that would be presented to each of the third parties contacted by Informatica or on its behalf, including the purposes and consequences of including a "standstill" provision in the confidentiality agreement, the purpose and consequences of including a so-called "don't-ask-don't waive" provision in the foregoing "standstill" provision and other terms that could be included therein. The Strategic Transactions Committee discussed the foregoing and instructed management and WSGR to negotiate appropriate confidentiality agreements that included "standstill" provisions (but not a "don't-ask-don't waive" provision) in connection with the "market check" process.

        Finally, the Strategic Transactions Committee discussed the nature of its role and noted that no apparent conflicts existed among the members of the Strategic Transactions Committee and that, consistent with its charter, the committee would be an appropriate means by which the Board of Directors could remain actively involved in the oversight and supervision of the strategic review process.

        On November 13, 2014, representatives of Qatalyst Partners presented the Strategic Transactions Committee with a potential list of strategic parties and private equity sponsors that it believed might have interest in a strategic transaction with Informatica. The Strategic Transactions Committee discussed the proposed list and selected six strategic parties and four private equity sponsors from the list that they believed to be the most likely parties to have interest in such a transaction. The Strategic Transactions Committee did not authorize representatives of Qatalyst Partners to contact all of the parties on the proposed list at this time in an effort to balance the objective of seeking the highest price and best transaction from potential counterparties with the Board's objective of avoiding unnecessary disruption to the company's business and avoiding leaks during the "market check" process.

        On November 14, 2014, members of management and representatives of Qatalyst Partners began contacting approved third parties in connection with Informatica's "market check" process. During the course of the following two weeks, four of the strategic parties indicated that they were not likely to be interested, including Strategic Party 1 and Strategic Party 2, or outright declined to engage in any process, including Strategic Party 3 and Strategic Party 4.

        On November 17, 2014, the Strategic Transactions Committee held a telephonic meeting. Several members of management, as well as representatives from Qatalyst Partners and WSGR, respectively, attended at the invitation of the committee. At this meeting, representatives of Qatalyst Partners apprised the committee of their initial preliminary outreach in the "market check" process previously authorized by the committee and the initial feedback they had received. Based on the feedback received from the strategic parties, the committee discussed the benefits, risks and overall advisability of contacting additional strategic parties and, after discussion, instructed Qatalyst Partners to contact one additional strategic party at this time to gauge its interest in a strategic transaction with Informatica, and to continue discussions with the other third parties that had been previously identified.

        On November 24, 2014, the Strategic Transactions Committee held a telephonic meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, attended at the invitation of the committee. At this meeting, representatives of Qatalyst Partners again apprised the committee of their conversations with the third parties it had been authorized to contact and the feedback they had received, if any, from each of the third parties. Representatives of Qatalyst Partners also noted that while most of the strategic parties they had contacted had declined to hold discussions with Informatica, all of the private equity sponsors expressed interest in attending management meetings to learn more about Informatica and its business plans and prospects. The committee again discussed whether it was appropriate to expand the list of strategic parties to contact and subsequently instructed Qatalyst Partners to contact one additional strategic party at this time.

        On November 25, 2014, representatives of Qatalyst Partners contacted a seventh strategic party to assess its interest in a strategic transaction with the company, referred to as Strategic Party 7, and Informatica entered into confidentiality agreements consistent with the Board of Directors' previous guidance with two private equity sponsors, Sponsors 1 and 3.

        On December 2, 2014, the fifth strategic party, Strategic Party 5, declined to engage in any process.

        On December 3, 2014, the Board of Directors held its regularly scheduled annual planning meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, attended the initial portion of the meeting at the request of the Board of Directors. Representatives of Qatalyst Partners presented an update of their discussions with the third parties they had been instructed to contact regarding a potential strategic transaction with Informatica. The Board of Directors discussed the fact that primary interest in a transaction was coming from the private equity community. As a result, the Board of Directors discussed whether it would be appropriate to expand its outreach to other private equity sponsors and then directed Qatalyst

Partners to contact two additional sponsors that it felt might have interest in a strategic transaction with Informatica. Representatives of Qatalyst Partners and WSGR then left the meeting, members of management joined the meeting, and the Board of Directors proceeded with its regularly scheduled agenda, including a review and discussion of management's 2015 operating plan and 2016–2018 multi-year financial plans.

        Over the course of the following week, Qatalyst Partners contacted an additional private equity sponsor pursuant to the Board of Directors' instructions, Sponsor 5. Also during this period, Sponsor 2 requested permission to partner with another private equity sponsor, Sponsor 6. The Board of Directors declined to permit Sponsors 2 and 6 to partner at this time so as to keep the process as competitive as possible and because neither had yet entered into a satisfactory confidentiality agreement with Informatica, but did instruct representatives of Qatalyst Partners to contact Sponsor 6 with respect to participating in the process on its own.

        On December 8, 2014, Informatica entered into a confidentiality agreement with Sponsor 2 and Strategic Party 7 and began scheduling management and diligence meetings with the third parties that had signed confidentiality agreements. A management meeting was held with Sponsor 3 but was cancelled with Sponsor 4 because Sponsor 4 declined to enter into a confidentiality agreement with Informatica.

        On December 10, 2014, Informatica held management meetings with Sponsors 1 and 2.

        On December 11, 2014, Informatica entered into a confidentiality agreement with Sponsor 6 and the last remaining strategic party from the original approved group of strategic parties, Strategic Party 6, informed representatives of Qatalyst Partners that it was not interested in discussions with Informatica regarding a strategic transaction at this time.

        On December 12, 2014, Informatica held a management meeting with Sponsor 6 and representatives of Qatalyst Partners sent process letters to all of the third parties requesting preliminary indications of interest in a strategic transaction with Informatica on December 19, 2014.

        On December 15, 2014, Informatica entered into a confidentiality agreement with Sponsor 5 and held management meetings with Sponsor 5 and Strategic Party 7.

        Later in the afternoon of December 15, 2014, the Strategic Transactions Committee held a telephonic meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, attended the meeting at the invitation of the committee. At the meeting, representatives of Qatalyst Partners presented a status update on the discussions with the third parties they had contacted with the committee's authorization and direction and noted that there were five private equity sponsors and one strategic party that had entered into confidentiality agreements and attended management meetings with Informatica. Conversely, one private equity sponsor and one strategic party that had initially indicated interest in a strategic transaction with Informatica ultimately declined to participate in discussions. Representatives of Qatalyst Partners indicated that the third parties who attended management meetings gave positive feedback but several indicated that they required the ability to partner with other sponsors in order to raise sufficient equity capital to make a compelling proposal. The committee discussed the potential timing of a transaction and whether to permit private equity sponsors to begin partnering conversations, but determined that it would consider such requests only after receiving preliminary indications of interest. Several more diligence sessions were also held with parties throughout the following week.

        On December 18, 2014, Sponsor 4 informed representatives of Qatalyst Partners that it would not be participating in any further discussions regarding a strategic transaction with Informatica.

        On December 19, 2014, Informatica received five preliminary, non-binding indications of interest in a transaction with the company, four from private equity sponsors and one from a strategic party. Sponsor 1, 2, 3 and 6 made preliminary proposals of $47, $47–$48, $43–$45 and $46–$47 per share, respectively. Strategic Party 7 made a preliminary proposal of $45–$47 per share. None of the indications of interest were fully financed nor had any of the third parties completed their diligence on Informatica. All of the indications of interest were therefore subject to change, and with respect to the indications of interests from private equity sponsors, subject to unknown financing risk.

        On December 22, 2014, Sponsor 5 made a preliminary proposal of $43–$45 per share.

        Later on December 22, 2014, the Strategic Transactions Committee held a telephonic meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, attended the meeting at the invitation of the committee. At the meeting, representatives of Qatalyst Partners presented a status update on the discussions with third parties regarding a potential strategic transaction with Informatica and reviewed with the committee each indication of interest in such a transaction that it had received. Management then updated the committee on forecasted financial results from the fourth quarter, indicating that such results may potentially be more favorable than previously anticipated, but that the preliminary results would not be available until early January 2015. The committee asked questions and discussion ensued regarding the impact of the forecasted results on the potential strategic transaction under consideration. The committee determined that it was advisable to proceed with the transaction process as planned until such time as final fourth quarter results were available. The committee then discussed the potential timing of a transaction, strategies for responding to each indication of interest, whether all parties who had been invited to participate to submit an initial indication of interest should be invited to participate in a next round of proposals in light of the diligence burden imposed on management, and whether to permit private equity sponsors to begin potential partnering conversations. In particular, Sponsors 2 and 6 had expressed an interest in partnering with one another in order to strengthen their ability to raise sufficient equity financing to make a compelling proposal. The committee discussed the advantages and disadvantages of permitting these private equity sponsors to partner with one another and concluded that enabling them to do so would likely enable them to make a joint proposal that would be more compelling than either sponsor could make on its own. After discussion, the committee instructed representatives of Qatalyst Partners to provide tailored responses to each third party based on the terms provided in their respective indications of interest, including discussion of proposed price per share and partnering.

        On December 24, 2014, representatives of Qatalyst Partners provided the respective individualized feedback authorized by the Board of Directors to each of Sponsors 2, 3, 5 and 6. Sponsor 3 raised its proposed price from $43–$45 per share to $45–$47 per share. After indications that Sponsor 5 was not prepared to raise its proposed price and because it was now the lowest of the private equity sponsor proposals, Sponsor 5 was eliminated from the process.

        On December 30, 2014, the Strategic Transactions Committee held a telephonic meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, attended the meeting at the invitation of the committee. Management reported that, based on preliminary analysis, the financial results for the fourth quarter of 2014 could — depending on the outcome of negotiations for a significant transaction — be more positive than previously anticipated. Management indicated that such results did not substantively alter its previously presented long term financial forecasts, but may increase the confidence that the near term projections reflected in such long term financial results would be achieved. The committee discussed the potential impact of the foregoing development on the ongoing strategic review process and a potential strategic transaction involving Informatica. Representatives of Qatalyst Partners then indicated that one of the leading private equity sponsors had indicated a desire to partner with an investor with a substantial history of stockholder activism. The committee discussed with representatives of WSGR the risks of permitting this private equity sponsor to partner with this investor. Representatives of Qatalyst Partners then joined the discussion and provided an update on the status of discussions with third parties in the strategic process and informed the committee that certain private equity sponsors were indicating that they would need to partner with others in order to continue to participate in the process. Noting the committee's reasoning for previously authorizing two of the private equity sponsors to partner with one another in order to enhance their joint ability to make a compelling proposal, the committee agreed that certain third parties should be permitted to partner with others in order to enhance their proposals for Informatica. The committee also discussed the likely results of the fourth quarter and its potential significance to the process the committee was managing. After discussion, the committee determined that it remained advisable for Informatica to continue the process of exploring a potential strategic transaction, to continue discussions with the third parties regarding strategic transactions that had expressed interest in a transaction with Informatica, to maintain Informatica's options and to determine whether any such strategic transaction would be in the best interests of Informatica's stockholders taking into account management's confidence on likely fourth quarter results. Finally, the committee determined that representatives of WSGR and Qatalyst Partners should speak with the aforementioned party with a substantial history of stockholder activism to determine whether it would be willing to enter into a confidentiality agreement with a "standstill" provision without knowing the name of the company before doing so.

        Also on December 30, 2014, Sponsor 3 indicated that in order to continue discussing a transaction with Informatica at the price it had previously proposed, it would need to partner with an additional source of equity financing, and was authorized by the Board of Directors to partner with a private equity sponsor that was not previously involved in the process, Sponsor 7.

        On January 3, 2015, the Board of Directors held a meeting. Members of management and representatives of WSGR attended the meeting at the invitation of the Board of Directors. The meeting began with an executive session of the independent members of the Board of Directors. Members of the Strategic Transactions Committee described the events of the preceding weeks during which management had been working to close the fourth quarter of 2014 and evaluate Informatica's business, prospects and financial forecasts in light of its anticipated fourth quarter financial results. Members of the Strategic Transactions Committee noted that management was more confident in Informatica's business and prospects, and therefore, less convinced that continuing the process of exploring a strategic transaction was in the best interests of Informatica and its stockholders at the present time. These developments were discussed in light of the reasons that the Board of Directors had initiated a process to explore a potential strategic transaction, as well as the options available to Informatica in light of management's current confidence in Informatica's business and prospects. Mr. Abbasi and other members of management then joined the meeting.

        Management then presented a business update on Informatica's preliminary fourth fiscal quarter 2014 results and preliminary estimate of full fiscal year 2014 results, a revised 2015 financial plan and a preliminary plan for Informatica's upcoming fourth quarter earnings call. The Board of Directors discussed management's presentation and the underlying factors driving Informatica's business, as well as its likely trajectory. After the management presentation and discussion, members of management other than Mr. Abbasi departed the meeting.

        Mr. Abbasi then discussed the factors that drove the Board of Directors to initiate a process to explore a potential strategic transaction. He noted that Informatica's more recent business success and management changes had given management confidence in Informatica's business and prospects, and therefore, suggested that it could be in the best interests of Informatica's stockholders that Informatica remain independent and terminate the process of exploring a potential strategic transaction. The Board of Directors then asked questions of Mr. Abbasi and discussed Informatica's prospects as a standalone company and the bases that led the Board of Directors to initiate a process to explore a potential strategic transaction. After this discussion, Mr. Abbasi left the meeting to enable the independent members of the Board of Directors to hold an executive session.

        Members of the Board of Directors, other than Mr. Abbasi, discussed Informatica's options at length, including continuing and abandoning the current process of exploring a potential strategic transaction. The attending members of the Board of Directors discussed the potential benefits and risks of each option, and the interests and risks for Informatica's stockholders in connection with each option. After discussion, the Board of Directors determined they would need updated management forecasts to make a final determination regarding Informatica's process of exploring a potential strategic transaction. Accordingly, they requested that management prepare updated management forecasts based on Informatica's recent preliminary financial results and expectations for fiscal year 2015.

        On January 6, 2015, the Board of Directors held a telephonic meeting. Members of management and representatives of WSGR also attended this meeting at the invitation of the Board of Directors. At this meeting, management presented updated financial forecasts based on Informatica's recent preliminary financial results and its plan for fiscal year 2015 along with the assumptions underlying such forecasts (which did not take fluctuations in foreign currency exchange rates into account). Management also presented a detailed valuation analysis of Informatica based on discounted cash flows and multiple sensitivity cases illustrating both positive and negative assumptions regarding Informatica's business prospects. The Board of Directors asked questions regarding the foregoing financial analysis and discussed the assumptions underlying each of the sensitivity cases. Representatives of WSGR then reviewed the fiduciary duties of the Board of Directors in light of the possible sale of Informatica. They outlined the process the Board of Directors had undertaken to explore a potential strategic transaction, and the Board of Directors' fiduciary duties in connection with that process. After the foregoing discussion, all members of management except Mr. Abbasi left the meeting. The Board of Directors then discussed the potential benefits and risks of various options, including continuing and discontinuing its process of exploring a potential strategic transaction, including taking into account the negative impact on Informatica's employee base and resulting business that a prolonged strategic process could have. Mr. Abbasi then left the meeting to enable the independent members of the Board of Directors to meet in executive session. After discussion, the Board of Directors (absent Mr. Abbasi) determined that at this time it was in the best interests of Informatica's stockholders for Informatica to remain independent and therefore decided to authorize management to continue executing Informatica's business plan on a standalone basis and terminate Informatica's process of exploring a potential strategic transaction.

        Later on January 6, 2015, the Strategic Transactions Committee held a telephonic meeting. Members of management and representatives of Qatalyst Partners and WSGR, respectively, also attended this meeting at the invitation of the committee. Mr. Robel informed Qatalyst Partners that the Board of Directors had determined to discontinue Informatica's exploration of a potential strategic transaction for the time being. Discussion ensued regarding the message that would be delivered to the third parties that had expressed interest in a transaction with the company to explain the Board of Directors' decision. The committee also discussed potential reactions to the determination to discontinue the exploration of a potential strategic transaction, including the possibility that the process may have leaked to the market, which could result in hedge funds and other shareholder activists agitating for a transaction despite the decision of the Board of Directors. The committee suggested that representatives of Qatalyst Partners and WSGR, respectively, provide advice to the Board of Directors at its upcoming January 27th meeting on how to prepare for any such eventuality.

        On January 26, 2015, the activist investor with whom one of the leading private equity sponsors had proposed to partner in December of 2014 announced that it had acquired ownership or economic interest in approximately 8% of Informatica's stock and the press reported that Informatica had recently contacted third parties regarding a potential strategic transaction with the company.

        On January 27, 2015, the Board of Directors held a regularly scheduled board meeting. Management began by outlining Informatica's financial results for its fourth quarter ended December 31, 2014 and the company's press release announcing the foregoing financial results. Management also described Informatica's preliminary financial guidance for fiscal year 2015 to be provided to investors and analysts in conjunction with Informatica's earnings release (which took into account fluctuations in foreign currency exchange rates). As part of its presentation, management also described Informatica's proposed implementation of a $300 million accelerated share repurchase ("ASR") program as part of an aggregate $500 million stock repurchase plan that management had presented to Informatica's audit committee on January 13, 2015, and the impact that this ASR would have on Informatica's projected financial results for fiscal year 2015. Representatives of WSGR commented on potential legal considerations associated with the announcement and implementation of an ASR program following the recent termination of Informatica's preliminary exploration of a potential strategic transaction involving

Informatica. After discussion, the Board of Directors unanimously approved the implementation of the ASR program outlined by management. The Board of Directors then discussed the fact that an activist investor had accumulated a large position in Informatica's stock. The Board of Directors then directed management to engage an alternate financial advisor to advise on shareholder activism defense and whose fee would not be contingent on the closing of any sale or other strategic transaction involving Informatica (the "Activism Advisor").

        On February 6, 2015, Informatica engaged the Activism Advisor to advise the Board of Directors regarding the above mentioned matters. The Activism Advisor was not engaged to provide advice on any transaction involving Informatica and will not receive a fee from Informatica in connection with the Merger.

        On February 7, 2015, the Board of Directors held a meeting. Mr. Abbasi began the meeting by providing a summary of recent events, including Informatica's recent receipt of letters from two investment management companies, in which both investment management companies informed Informatica that they had accumulated material positions in Informatica's stock and wished to engage the Board of Directors in a discussion regarding Informatica's business plans and prospects and its strategic alternatives, including a possible sale of Informatica. Management noted that it had already met with several of Informatica's stockholders to evaluate their reactions to the shareholder activists' letters and reported stockholder sentiments regarding Informatica's current business plans, strategies and prospects, as well as stockholder sentiments on the shareholder activists' commentary on these matters in their respective letters to Informatica.

        Management also noted that one of the factors that had led the Board of Directors to terminate its previous exploration of a potential sale of Informatica or another strategic transaction had been the likely disruption to Informatica's employee base, especially the risk of attrition in its sales force (and damage to its business) that might result from a continuation of that process, but a public confrontation with the shareholder activists might be even more disruptive and damaging to Informatica and its stockholders. The Board of Directors questioned whether Informatica's stockholders would be well served by such a confrontation and considered whether it would be appropriate to restart an exploration of a potential sale of Informatica or another strategic transaction. After discussion of the advantages and disadvantages of various approaches, the Board of Directors determined that it was possible that there could exist strategic options for Informatica that would yield greater risk adjusted present value for Informatica's stockholders than remaining as a standalone company and decided to restart an exploration of a potential sale of Informatica or another strategic transaction with the advice and assistance of Qatalyst Partners. The Board of Directors also determined to utilize the previously constituted Strategic Transactions Committee to supervise the process under the charter of that committee as previously adopted and authorized management to contact a limited number of additional private equity sponsors and strategic parties in line with the Board of Directors' previous guidance.

        On February 8, 2015, Informatica filed a current report on Form 8-K announcing that on February 7, 2015, the Board of Directors determined to extend the deadline pursuant to Informatica's bylaws for stockholders to nominate directors and propose other business for consideration at the 2015 annual meeting of stockholders to a date to be determined by the Board of Directors in the future and that at the appropriate time, Informatica would provide stockholders with at least ten days' advance notice of the new deadline.

        On February 9, 2015, consistent with the instructions of the Board of Directors, management authorized representatives of Qatalyst Partners to reengage with third parties that had been previously contacted and to contact additional private equity sponsors, and representatives of Qatalyst Partners contacted three additional sponsors, Sponsor 8, Sponsor 9 and Permira.

        On February 13, 2015, Permira entered into a confidentiality agreement with Informatica consistent with the confidentiality agreements that had been entered into by other sponsors. Also on February 13, 2015, the press reported that Informatica was restarting its process of exploring a potential sale of the company.

        On February 17, 2015, Sponsor 8 entered into a confidentiality agreement with Informatica.

        On February 18, 2015, Sponsor 9 entered into a confidentiality agreement with Informatica and one of the strategic parties that was originally contacted in 2014, Strategic Party 5, informed representatives of Qatalyst Partners that it was not interested in further discussions with Informatica regarding a potential strategic transaction between the two parties but was potentially interested in making a minority investment in Informatica along with a private equity sponsor.

        On February 19, 2015, representatives of Qatalyst Partners contacted Strategic Party 1 again but this time disclosed that it was representing Informatica in a potential sale or other strategic transaction.

        On February 24, 2015, the Strategic Transactions Committee held a meeting. Representatives of Qatalyst Partners reported that Strategic Party 1, Strategic Party 7 and Sponsor 3 had informed Qatalyst Partners that they were not interested in continuing discussions with Informatica regarding a potential strategic transaction at this time, and that management presentations had been scheduled with Permira, Sponsor 8 and Sponsor 9. Representatives of Qatalyst Partners also reported that Strategic Party 5, contrary to the guidance Strategic Party 5 provided on February 18, 2015, had contacted Qatalyst Partners again, this time expressing an interest in a possible acquisition of Informatica in its entirety. Representatives of Qatalyst Partners also reported that they had held preliminary discussions with another strategic party, Strategic Party 8, who they had spoken to consistent with the previous guidance and authorization of the Board of Directors, about a potential strategic transaction with Informatica.

        On February 25, 2015, representatives of Qatalyst Partners sent third parties process letters instructing them to submit preliminary proposals by March 3, 2015 and had discussions with an additional private equity sponsor, Sponsor 10, about a potential sale of Informatica or another strategic transaction, in each case pursuant to authority granted by the Strategic Transactions Committee. Representatives of Qatalyst Partners, pursuant to authority granted by the Strategic Transactions Committee, contacted Sponsor 10 because the Strategic Transactions Committee believed that Sponsor 10 could potentially partner with another sponsor or sponsor consortium, if necessary, given the equity capital required to acquire Informatica, even though Sponsor 10 was unlikely to make an actionable proposal on its own or as a leader of a sponsor consortium.

        On February 26 and 27, 2015, Informatica conducted management meetings with Sponsor 8, Sponsor 9 and Permira.

        On February 28, 2015, the Board of Directors held a meeting. Members of management attended this meeting at the invitation of the Board of Directors. Management provided the Board of Directors with an update on Informatica's process of exploring a potential sale or another strategic transaction, including with respect to the activist investors.

        On March 2, 2015, Sponsor 9 declined to enter into discussions with Informatica regarding a potential sale of Informatica or another strategic transaction. Diligence meetings were held throughout the week with all of the third parties that had submitted proposals in December and were still in active discussions with Informatica regarding a potential sale of Informatica or another strategic transaction.

        On March 3, 2015, Informatica entered into a confidentiality agreement with Strategic Party 5.

        Also on March 3, 2015, Permira delivered a preliminary non-binding indication of interest to Qatalyst Partners for $47-$50 per share and Sponsor 8 delivered a preliminary non-binding indication of interest to Qatalyst Partners for $47-$49 per share.

        On March 4, 2015, Informatica held a management meeting with Strategic Party 5. In response to a request by Permira, the Strategic Transactions Committee determined to permit Permira to partner with CPPIB to enable Permira to make an actionable proposal for Informatica.

        On March 6, 2015, Informatica entered into a confidentiality agreement with Sponsor 10.

        On March 7, 2015, Mr. Abbasi reached out to Strategic Party 3 to see if it might have changed its mind and now be interested in discussing a potential sale of or other strategic transaction with Informatica.

        Also on March 7, 2015, the Strategic Transaction Committee held a meeting. Members of management and representatives of Qatalyst Partners, the Activism Advisor and WSGR, respectively, also attended this meeting at the invitation of the Strategic Transaction Committee. At this meeting, representatives of Qatalyst Partners gave the Strategic Transaction Committee an update on Informatica's process of exploring a potential sale or another strategic transaction, including discussions with the third parties that had been contacted in the second half of 2014 regarding a potential strategic transaction with Informatica and informed the Strategic Transaction Committee of everything that had occurred since February 8, 2015, including that, after consulting with the Strategic Transactions Committee, representatives of Qatalyst Partners had contacted four additional parties regarding a potential strategic transaction with Informatica but that none had yet delivered a written indication of interest to Informatica.

        Representatives of Qatalyst Partners then outlined a proposed timetable for the remainder of the strategic process to explore a potential sale of or another strategic transaction with Informatica and noted that they were seeking to manage the process to ensure that potentially interested third parties had sufficient time to conduct adequate due diligence on Informatica while minimizing the disruption to management involved in supporting the strategic process. The Strategic Transaction Committee then discussed the process outlined by representatives of Qatalyst Partners and provided feedback on managing the strategic process to ensure that every third party that had expressed interest in a potential strategic transaction with Informatica had an adequate and equal opportunity to meet with management and conduct due diligence.

        On March 10, 2015, Strategic Party 8 declined to move forward with an acquisition or continue discussions regarding a potential strategic transaction with Informatica and representatives of Qatalyst Partners sent Sponsor 10 a process letter requesting a preliminary proposal on March 13, 2015. Later in the afternoon, Strategic Party 3 had a lengthy discussion with Mr. Abbasi about Informatica's business and prospects, and then expressed that it was interested in discussing a possible strategic transaction with Informatica and that representatives of Strategic Party 3 would reach out to representatives of Informatica to enter into an appropriate confidentiality agreement. Later that day, representatives of Qatalyst Partners had a discussion with Strategic Party 3 regarding its interest in a possible strategic transaction with Informatica.

        On March 11, 2015, Informatica entered into a confidentiality agreement with Strategic Party 3. Also on March 11, 2015, representatives of Qatalyst Partners sent process letters to third parties instructing them to send final proposals on April 2, 2015, with respect to a sale of or other strategic transaction with Informatica, including drafts of a definitive acquisition agreement and, if applicable, complete sets of equity and debt commitment papers.

        On March 12, 2015, Informatica held a management meeting with Strategic Party 3.

        On March 13, 2015, representatives of Qatalyst Partners distributed a proposed acquisition agreement from Informatica to all of the private equity sponsors that remained in the strategic process for a sale of or other strategic transaction with Informatica. Also on March 13, 2015, representatives of Qatalyst Partners spoke with Sponsor 4 to see if it would be interested in reengaging in the strategic process, but Sponsor 4 declined to continue discussions regarding a sale of or other strategic transaction with Informatica.

        On March 16, 2015, Strategic Party 5 withdrew from the strategic process but stated that it would consider participating as a minority investor along with a private equity sponsor in a strategic transaction with Informatica and Sponsor 8 declined to continue discussions relating to a sale of or other strategic transaction with Informatica.

        Over the course of March 16, 2015 to March 18, 2015, Qatalyst Partners received a non-binding indication of interest from Sponsor 10 at $52-$54 per share, but Sponsor 10 indicated that it needed at least 30 days if provided exclusive access to management, and more time if it was not granted exclusivity, in order to proceed with discussions regarding its proposal. Directors discussed the benefits and risks of granting Sponsor 10 exclusive access to management for 30 days. Due primarily to the fact that Sponsor 10 had done significantly less diligence than other interested parties (including Sponsor 10 having not yet attended a management presentation), but also because exclusive access to management would be a significant distraction to management's ability to conduct Informatica's day-to-day business, and the risk that Informatica's business would likely suffer as a result, directors had significant concerns that Sponsor 10's proposal was not actionable and that its request for exclusivity was likely to slow and disrupt the strategic process overall, exacerbate management distraction and increase business execution risk. After analyzing the totality of the circumstances, the Board of Directors determined that given the status of the strategic process, the number of other interested third parties, the fact that entering into exclusive negotiations with Sponsor 10 could put the entirety of the strategic process at risk, the fact that it would further distract management and hurt Informatica's business, and its ultimate belief that Sponsor 10's proposal was not actionable, it was not in the best interests of Informatica and its stockholders to interrupt the strategic process and grant Sponsor 10 exclusive access to management at this juncture. When Sponsor 10 was told that Informatica could not grant 30 days of exclusive access to management, Sponsor 10 declined to continue in discussions regarding a potential sale of or other strategic transaction with Informatica.

        On March 18, 2015, Strategic Party 3 declined to continue discussions regarding a potential sale of or other strategic transaction with Informatica.

        On March 20, 2015, and over the next few days, the press published several articles regarding Informatica's strategic process, including in some instances publishing the names of third parties considering a strategic transaction with Informatica and price targets being considered by such third parties.

        Also on March 20, 2015, the Strategic Transactions Committee held a meeting. Representatives of Qatalyst Partners provided the committee with an update on Informatica's strategic process and directors considered and discussed various partnering requests from third parties.

        Over the course of the following week Informatica held numerous due diligence meetings with various third parties involved in the strategic process, including Sponsor 1, Sponsors 2 and 6 and Permira/CPPIB, and their respective representatives, and continued in earnest the diligence efforts that had been undertaken throughout the month of March.

        On March 25, 2015, Sponsors 2 and 6, who were working as a team at the permission of the Board of Directors, requested permission to speak to Strategic Party 5 about potential commercial opportunities with Informatica, which potentially could enable them to make a higher bid. The Strategic Transactions Committee discussed the risks and benefits of allowing such a discussion and, deciding that the benefits of a possible higher bid from Sponsors 2 and 6 outweighed any risks now that Strategic Party 5 had declined to continue discussions of an outright acquisition of Informatica, gave Sponsors 2 and 6 permission to speak to Strategic Party 5 about potential commercial opportunities with Informatica on March 27, 2015.

        On March 28, 2015, representatives of Permira/CPPIB delivered comments on Informatica's draft acquisition agreement to representatives of Qatalyst Partners and WSGR.

        On March 30, 2015, the Board of Directors held a meeting. Members of management and representatives of the Activism Advisor and WSGR, respectively, also attended portions of this meeting at the invitation of the Board of Directors. Mr. Abbasi called the meeting to order and the meeting began with an executive session of the Board of Directors. During this executive session, the Board of Directors discussed the status of Informatica's process to explore a potential sale of the company or another strategic transaction involving Informatica. Mr. Abbasi noted that, at the invitation of the Board of Directors, the Activism Advisor had been asked to address several activist-related topics, including a preliminary valuation analysis of Informatica as part of their activist defense engagement, in order to give the Board of Directors an independent financial analysis of Informatica from a financial advisor that did not have any financial incentives linked to the outcome of Informatica's strategic process. The Board of Directors decided to not discuss the Permira/CPPIB acquisition agreement until it had received acquisition agreements and proposals from all of the third parties still involved in the strategic process so that the Board of Directors could review all of the proposals holistically and analyze them as compared to one another and to Informatica's prospects as a standalone company. Representatives of the Activism Advisor then joined the meeting. Representatives of the Activism Advisor presented a preliminary valuation analysis of Informatica in connection with their activist defense engagement based on traditional valuation methodologies and Informatica's financial projections that had been previously provided to the Activism Advisor by Company Management.

        The financial projections furnished to the Activism Advisor for the fiscal years 2015 through 2020 were prepared by management of the Company and are set forth on page 61 under "Management Projections in the Activism Advisor's Analysis". The financial projections furnished to the Activism Advisor for fiscal years 2021 through 2029 were extrapolated forecasts prepared by management of the Company at the request of the Activism Advisor based on the 2015-2020 projections and are also set forth on page 61 under "Management Projections in the Activism Advisor's Analysis", and such extrapolated forecasts were not requested by Qatalyst Partners. The Activism Advisor requested the extrapolated forecasts in order to cover the time period it would take for the Company to achieve a normalized steady state growth rate. Management's extrapolated forecasts also reflected the Company's anticipated margin expansion because of slower revenue growth over the extrapolation period. The extrapolated forecasts were prepared by management by establishing the steady state growth rate at the end of the extrapolation period and applying a linear reduction of the growth rate at the beginning of the extrapolation period to the steady state growth rate at the end of the extrapolation period without further analysis by management as to the particular growth rate applicable to each individual year. As such, the extrapolated forecasts are, in the view of the Company's management, more uncertain than the projections for the years 2015-2020. The Activism Advisor was not engaged to provide advice on any transaction involving the Company and did not render any fairness opinion in connection with the Merger, and its preliminary valuation analyses were not provided to the Board for purposes of evaluating any potential sale transaction. They were provided to the Board for the purpose of assisting the Board in evaluating alternatives for the Company if the Company did not enter into a sale transaction. In connection with the Merger, the financial advisor retained by the Company in connection with a potential sale transaction, Qatalyst Partners, provided a fairness opinion to the Board, as described in "Opinion of Qatalyst Partners LP" beginning on page 52. Certain of the preliminary valuation analyses provided by the Activism Advisor were comparable to those performed by Qatalyst Partners but resulted in higher valuation ranges than the analyses of Qatalyst Partners. The differences in valuation ranges were largely attributable to the fact that the Activism Advisor utilized different projections than did Qatalyst Partners and in certain cases chose multiple ranges that were different. Specifically, the Activism Advisor's public trading multiples analysis based on the Company's estimated calendar year 2015 per share earnings implied a range of values for the Company's common stock of approximately $30.50 to $43.50 per share (using the Company's projections) and approximately $28.75 to $41.00 per share (using analyst projections) based on a representative 2015 P/E multiple range of 17.5x to 25.0x. The Activism Advisor's selected transaction multiples analysis implied a range of values for the Company's common stock of approximately $37.25 to $52.25 per share based on a range of multiples (3.0x-4.5x) of 2015 revenue and using the projections provided by the Company. The Activism Advisor's discounted cash flow analysis implied a range of values for the Company's common stock of approximately $42.75 to $66.25 per share using a range of discount rates from 9.5% to 12.5% and applying a perpetual growth rate ranging from 2.0% to 3.0% based on the extrapolated forecasts described above.

        Later on March 30, 2015, representatives of Sponsor 1 delivered comments on Informatica's draft acquisition agreement to representatives of Qatalyst Partners and WSGR. Over the next several days Informatica and its representatives held several diligence meetings with Permira/CPPIB, Sponsor 1, Sponsor 2 and Sponsor 6 and their respective representatives.

        On the morning of April 2, 2015, the press published reports about Informatica's strategic process naming third parties involved in the process, the fact that Informatica was expected to receive final bid packages that day and the price ranges at which proposals were expected to come in.

        Later on April 2, 2015, Informatica received full bid packages from Permira/CPPIB and Sponsor 1, including revised markups of Informatica's draft acquisition agreement and signed equity and debt commitment letters, with offers at $47.50 and $46.55 per share, respectively, which Permira/CPPIB and Sponsor 1 both presented as best and final. Sponsors 2 and 6 presented a joint bid of $44.50 per share but no transaction documents and requested an additional week to consummate any transaction. Sponsors 2 and 6 also indicated their interest in a minority investment should the Board of Directors consider a transaction in which Informatica would remain public.

        On April 3, 2015, representatives of Qatalyst Partners contacted Permira/CPPIB and Sponsor 1 to confirm whether their proposals should be characterized as best and final to the Board of Directors at a board meeting to be held that day. Each of Permira/CPPIB and Sponsor 1 indicated some degree of potential flexibility. The Board of Directors held a meeting later that day. Members of management and representatives of Qatalyst Partners and WSGR, respectively, also attended at the invitation of the Board of Directors. Management presented a preliminary report on and summarized Informatica's preliminary assessment of its first quarter 2015 financial results, noting that results for the quarter were within the guidance for the quarter previously given by Informatica in its call with financial analysts. The Board of Directors asked questions regarding the pipeline for future business and management gave observations on Informatica's business performance and prospects for the ensuing quarters based on their current visibility. Representatives of Qatalyst Partners then gave the Board of Directors an update on Informatica's process of exploring a potential sale of or another strategic transaction involving Informatica. Representatives of Qatalyst Partners described the proposals that Informatica had received from Permira/CPPIB, Sponsor 1 and the team of Sponsors 2 and 6 the previous day in accordance with the instructions that had been given to all interested parties, noting that none of the other private equity sponsors or strategic parties previously contacted about a potential strategic transaction with Informatica had submitted proposals on April 2, 2015. Representatives of Qatalyst Partners then described the financial and other key terms of each proposal, including the financing packages submitted by Permira/CPPIB and Sponsor 1. Representatives of WSGR then made preliminary observations regarding the legal aspects of the proposals, including revisions to Informatica's proposed draft merger agreement that each of Permira/CPPIB and Sponsor 1 had submitted with their preliminary proposals and the draft debt commitment letters provided by Permira/CPPIB and Sponsor 1.

        After these summaries, the Board of Directors discussed the status of Informatica's strategic process generally, the proposals and the current business climate faced by Informatica, including the impact that the process had had on its employee base and its underlying business as a result. The directors noted that, based on previous and independent discussions with the representatives of Qatalyst Partners regarding financial aspects of a potential transaction, the proposals from Permira/CPPIB and Sponsor 1 appeared to present attractive strategic options for Informatica that could yield greater risk adjusted present value for Informatica's stockholders than Informatica's current standalone business plans and strategies based on Informatica's own projections of its financial performance for the next several years, particularly after taking fluctuations in foreign currency exchange rates into account. The Board of Directors then met in executive session. After a lengthy discussion in executive session, as a result of the likelihood of a strategic transaction yielding greater value for Informatica's stockholders than they would receive if Informatica were to remain as a standalone company, the Board of Directors authorized Qatalyst Partners and WSGR to continue negotiating with Permira/CPPIB and Sponsor 1 in an effort to further improve the price and other terms of their proposals with the expectation that the Board of Directors would make a final determination regarding the strategic process at its next meeting and provided specific guidance with respect to such negotiations. The Board of Directors determined that it was not in the best interests of Informatica and its stockholders to continue diligence with Sponsors 2 and 6 for an additional week given the price and status of their proposal.

        Later on April 3, 2015, representatives of Qatalyst Partners indicated to Permira/CPPIB that Informatica may be willing to proceed rapidly to a signed acquisition agreement with them if they were to raise their price to $48.75 per share. Representatives of Qatalyst Partners then spoke to Sponsor 1 and indicated that Sponsor 1 was behind on price but that if they were willing to rebid at a higher price Informatica would permit representatives of WSGR to continue to negotiate the acquisition agreement with the attorneys of Sponsor 1. Sponsor 1 indicated that it might be willing to rebid and that it would instruct its attorneys to continue to negotiate the acquisition agreement with representatives of WSGR, but that it was not prepared to commit to a specific price at this time.

        On April 4, 2015, Permira/CPPIB expressed a willingness to increase their price to only $48 per share and only if Informatica would sign an acquisition agreement that evening. Given the status of negotiations with Permira/CPPIB and with Sponsor 1, the Board of Directors declined to commit to enter into an acquisition agreement with Permira/CPPIB that evening.

        On April 5, 2015, Permira/CPPIB expressed displeasure at the pace of negotiations and urged for the strategic process to move more quickly. Representatives of Informatica spoke to both Permira/CPPIB and Sponsor 1. Representatives of Qatalyst Partners spoke to Sponsor 1 again to let it know that it would have to significantly improve its price to remain competitive in the strategic process. Sponsor 1 expressed that it was willing to improve its price, but would not do so until it had been told when the Board of Directors was prepared to make a final decision. Sponsor 1 also requested that the Board of Directors come to a decision quickly. At the direction of the Board of Directors, representatives of WSGR continued to negotiate acquisition agreements with both Permira/CPPIB and Sponsor 1.

        On April 6, 2015, Permira/CPPIB expressed that they would withdraw their proposal if the Board of Directors did not make a decision that day. The Board of Directors decided to hold a meeting at 12:30 p.m., Pacific Time, to discuss both offers and instructed representatives of Qatalyst Partners to obtain the best possible price that Informatica could obtain for each of Permira/CPPIB and Sponsor 1. Pursuant to such instructions, representatives of Qatalyst Partners alerted Permira/CPPIB and Sponsor 1 that they would need to provide their best and final offers for the consideration of the Board of Directors and guided both bidders to a price of $50 per share.

        Before the start of the meeting, Permira/CPPIB called Qatalyst Partners to indicate that they would not increase their bid above $48 per share at that time. Sponsor 1 then called Qatalyst Partners to increase their price to $48.25 per share.

        The meeting of the Board of Directors began at 12:30 p.m. with members of management and representatives of Qatalyst Partners and WSGR in attendance. Representatives of Qatalyst Partners updated the Board of Directors on Informatica's process of exploring a potential sale of or another strategic transaction involving Informatica and described the negotiations that had occurred since the last meeting of the Board of Directors with each of the parties that had submitted an indication of interest to acquire Informatica, noting that the team of Sponsors 2 and 6 had declined to submit any additional proposals or revisions to Informatica's draft acquisition agreement and had effectively withdrawn from the process. Representatives of Qatalyst Partners then described the competitive bidding by each of Permira/CPPIB and Sponsor 1 and the current prices offered by each. Representatives of WSGR then summarized the proposed acquisition agreements of each of Permira/CPPIB and Sponsor 1 and the negotiations that had occurred since the last Board of Directors meeting.

        After lengthy discussion, the Board of Directors instructed Qatalyst Partners to call Permira/CPPIB and Sponsor 1 one last time to solicit one final higher offer from each. Representatives of Qatalyst Partners left the meeting and called Permira/CPPIB to let them know that the Board of Directors was holding a meeting and that the Board of Directors had instructed them to solicit Permira's best and final offer. Permira/CPPIB increased their offer to $48.75 per share. Representatives of Qatalyst Partners then called Sponsor 1 to let them know that the Board of Directors was holding a meeting and that the Board of Directors had instructed them to solicit Sponsor 1's best and final offer. Sponsor 1 declined to increase their bid and indicated that $48.25 per share was their best and final offer. During this time representatives of WSGR again reviewed with the Board of Directors their fiduciary obligations. Representatives of Qatalyst Partners then rejoined the meeting and reported the best and final offers of Permira/CPPIB and Sponsor 1 at $48.75 and $48.25 per share, respectively. Representatives of Qatalyst Partners then reviewed with the Board of Directors its financial analyses of the consideration to be received by Informatica stockholders pursuant to the Merger Agreement, and delivered to the Board of Directors Qatalyst Partners' oral opinion, subsequently confirmed in writing by delivery of a written opinion dated April 6, 2015, that, as of that date and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in its written opinion, the $48.75 per share merger consideration to be received by holders of Informatica common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information about Qatalyst Partners' opinion, see the section of this proxy statement below captioned "— Opinion of Qatalyst Partners LP."

        The Board of Directors then discussed Informatica's strategic process generally, and made observations on the proposed transaction with Permira/CPPIB. The Board of Directors also discussed the opportunities and risks in Informatica's long term business plans and strategies, including increasing business execution risk, and whether selling Informatica at this time was in the best interests of Informatica's stockholders as a whole. Directors noted that, based on preliminary valuation analyses previously presented to the Board of Directors, the proposed transaction with Permira/CPPIB presented an attractive strategic option for Informatica that would likely yield greater risk adjusted present value for Informatica's stockholders than its current standalone business plans and strategies based on Informatica's own projections of its financial performance for the next several years. The Board of Directors also discussed the disruptions that activist investors were likely to cause if the Board of Directors terminated its strategic process and the negative impact this was likely to have on Informatica's business performance. Finally, the Board of Directors discussed the extent to which it was likely to obtain a higher price from Permira/CPPIB or any other party and determined that it was unlikely that any party, including Permira/CPPIB, would pay a higher price for Informatica at this time.

        Following the foregoing discussion, with respect to the Permira/CPPIB proposal to acquire Informatica the Board of Directors unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of Informatica and its stockholders, (3) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (4) resolved to recommend that the stockholders of Informatica adopt the Merger Agreement.

        On April 7, 2015, Informatica issued a press release announcing the Merger.

Recommendation of the Board of Directors and Reasons for the Merger

  Recommendation of the Board of Directors

        The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Informatica and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

        The Board of Directors unanimously recommends that you vote (1) "FOR" the adoption the Merger Agreement; (2) "FOR" the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by Informatica to its named executive officers in connection with the Merger.

  Reasons for the Merger

        In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Informatica management, and representatives of its financial advisors and outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily exhaustive or presented in order of relative importance):

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    The fact that the all-cash Merger consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders.

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    The relationship of the $48.75 Merger Consideration to the trading price of the common stock, including that the Merger Consideration constituted a premium of:

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        Approximately 10% to the closing price of Informatica's common stock on April 2, 2015, the last trading day prior to the date on which Informatica entered into the Merger Agreement;

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        Approximately 27% to the closing price of Informatica's common stock on January 23, 2015, the last trading day prior to the date that affiliates of Elliott Management Corp. (such affiliates, "Elliott") announced that they had accumulated a significant minority interest in Informatica's shares; and

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        Approximately 53% to the closing price of Informatica's common stock on September 26, 2014, the last trading day prior to the date that Vista Equity Partners announced an agreement to acquire TIBCO Software Inc.

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    The thorough review of Informatica's strategic and financial alternatives, including that:

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        Informatica and representatives of its financial advisors received numerous inquiries from potential acquirors regarding a sale of the company, all of whom were included in the strategic and financial alternatives review process conducted by Informatica;

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        Nearly 20 different parties and potential buyers were involved in the sales process, including ten private equity sponsors and eight strategic buyers, in an effort to obtain the best value reasonably available to stockholders;

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        Of these parties, only Permira/CPPIB, Sponsor 1 and Sponsors 2 and 6 as joint bidders made final bids to acquire Informatica;

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        Of the parties that made final bids to acquire Informatica, only Permira/CPPIB and Sponsor 1 submitted fully negotiated acquisition agreements, equity commitment letters and debt commitments, and only Permira/CPPIB and Sponsor 1 required no additional time for due diligence or negotiations, whether with Informatica or their respective financing sources;

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        Of the parties that made final and complete bids to acquire Informatica, none made a final bid in excess of the $48.75 Merger Consideration, and Sponsor 1 made a revised bid below the $48.75 Merger Consideration at $48.25 per share.

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    The risk that prolonging the strategic and financial alternatives process further could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with Permira/CPPIB.

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    The fact that in the view of the Board of Directors the current conditions of the public debt markets made it highly likely that Permira/CPPIB could obtain the financing required to close the Merger, together with their equity commitments and Informatica's cash and cash equivalents.

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    The oral opinion of Qatalyst Partners, subsequently confirmed in writing, that as of April 6, 2015 and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption "— Opinion of Qatalyst Partners LP."

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    The terms of the Merger Agreement and the related agreements, including:

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        That the equity commitments provided in favor of Newco were for an aggregate amount sufficient to cover a significant portion of the aggregate Merger Consideration, and that Informatica is a named third party beneficiary of the equity commitment letters;

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        The ability of the parties to consummate the Merger, including the fact that Newco's obligation to complete the merger is not conditioned upon receipt of financing and that Newco has obtained debt commitments from reputable banks that are on customary and commercially reasonable terms;

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        Informatica's ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

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        Informatica's ability to terminate the Merger Agreement in order to accept a superior proposal, subject to the ability of Permira and CPPIB to match such superior proposal and subject to paying Newco a termination fee of $160 million and other conditions of the Merger Agreement;

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        The fact that the Board of Directors believes that the termination fee of $160 million is reasonable and not preclusive of other offers;

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        Informatica's entitlement to a reverse termination fee of $320 million if Newco terminates the Merger Agreement under certain circumstances;

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        Informatica's entitlement to specific performance to prevent breaches of the Merger Agreement;

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        Informatica's entitlement to specific performance to cause the equity financing contemplated by the equity commitment letters to be funded and to cause Newco to enforce its rights under the debt commitment letter;

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        That the Merger is subject to the approval of a majority of the outstanding stock of the Company;

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        The fact that Permira and CPPIB provided the Funding Agreement in favor of Informatica that guarantees the payment of the reverse termination fee payable by Newco to Informatica under certain circumstances, plus certain reimbursement and other obligations (see the section below captioned "— Funding Agreement"); and

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        The Board of Directors' view that the Merger Agreement was the product of arms'-length negotiation and contained customary terms and conditions.

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    The Board of Directors' understanding of Informatica's business and operations, and its current and historical results of operations, financial prospects and condition, including the challenges posed by Informatica's planned business transition and the current business climate.

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    The perceived risks and benefits of a variety of strategic alternatives for Informatica, including (1) the continuation of Informatica's business plan as an independent enterprise; (2) modifications to Informatica's strategy and product suite; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Informatica with other businesses; (4) potential divestitures of one or more product lines; and (5) a possible sale of Informatica.

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    The competitive landscape and the dynamics of the market in which Informatica operates; and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk.

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    The Board of Directors' view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a superior proposal, including the Merger Agreement's terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to Newco is reasonable in light of the circumstances, consistent with comparable transactions and not preclusive of other offers (see the sections captioned "The Merger Agreement — Alternative Acquisition Proposals" and "The Merger Agreement — The Board of Directors' Recommendation; Company Board Recommendation Changes").

        The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily exhaustive or presented in order of relative importance):

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    The risks and costs to Informatica if the Merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers.

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    The fact that stockholders will not participate in any future earnings or growth of Informatica and will not benefit from any appreciation in value of Informatica, including any appreciation in value that could be realized as a result of improvements to our operations.

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    The requirement that Informatica pay Newco a termination fee of $160 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a superior proposal.

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    The restrictions on the conduct of our business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Informatica from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Informatica might have pursued.

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    The fact that an all cash transaction would be taxable to Informatica's stockholders that are U.S. persons for U.S. federal income tax purposes.

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    The fact that under the terms of the Merger Agreement, Informatica is unable to solicit other acquisition proposals during the pendency of the Merger.

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    The significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Informatica management required to complete the Merger, which may disrupt our business operations.

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    The fact that Informatica's business, sales operations and financial results could suffer in the event that the Merger is not consummated.

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    The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock.

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    The fact that the completion of the Merger will require antitrust clearance in the United States, the European Union, Russia, Turkey and Israel, as well as CFIUS approval.

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    The fact that Newco requires substantial third party debt financing for the transaction, and in the event that such third party financing is not available to Newco, Informatica will not be able to specifically enforce Newco's obligations to consummate the transaction.

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    The fact that Informatica's directors and officers may have interests in the Merger that may be different from, or in addition to, those of Informatica's other stockholders (see below under the caption "— Interests of Informatica's Directors and Executive Officers in the Merger").

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    The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Informatica's relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees' attention away from Informatica's day-to-day business operations.

        The foregoing discussion is not meant to be exhaustive, but summarizes many of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed any uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Qatalyst Partners LP

        We retained Qatalyst Partners to act as financial advisor to our Board of Directors in connection with a potential transaction such as the Merger and to evaluate whether the consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners' qualifications, expertise, reputation and knowledge of the business and affairs of Informatica and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners' opinion in this proxy statement. At the meeting of our Board of Directors on April 6, 2015, Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $48.75 per share cash consideration to be received by the holders of common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated April 6, 2015, to our Board of Directors following the meeting of our Board of Directors.

        The full text of Qatalyst Partners' written opinion, dated April 6, 2015 to our Board of Directors is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners' opinion was provided to our Board of Directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $48.75 per share cash consideration to be received by the holders of common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Informatica's common stock will trade at any time. The summary of Qatalyst Partners' opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Qatalyst Partners reviewed the Merger Agreement, certain related documents, and certain publicly available financial statements and other business and financial information of Informatica. Qatalyst Partners also reviewed certain forward-looking information prepared by the management of Informatica, including financial projections and operating data of Informatica, which we refer to as the "Company Projections" described below in the section entitled "The Merger — Management Projections". Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Informatica with senior executives of Informatica. Qatalyst Partners also reviewed the historical market prices and trading activity for Informatica's common stock and compared the financial performance of Informatica and the prices and trading activity of Informatica's common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

        In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Informatica. With respect to the Company Projections, Qatalyst Partners was advised by management of Informatica, and Qatalyst Partners assumed, that the Company Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Informatica of the future financial performance of Informatica and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Informatica or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Informatica, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Informatica as to the existing and future technology and products of Informatica and the risks associated with such technology and products. Qatalyst Partners' opinion has been approved by Qatalyst Partners' opinion committee in accordance with its customary practice.

        Qatalyst Partners' opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners' opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners' opinion does not address the underlying business decision of Informatica to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Informatica. Qatalyst Partners' opinion is limited to the fairness, from a financial point of view, of the $48.75 per share cash consideration to be received by the holders of common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Informatica's officers, directors or employees, or any class of such persons, relative to such consideration.

        The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated April 6, 2015. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners' opinion. For purposes of its analyses,

Qatalyst Partners utilized both the consensus of third-party research analysts' projections, which we refer to as the "Analyst Projections", and the Company Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners' financial analyses.

  Illustrative Discounted Cash Flow Analysis

        Qatalyst Partners performed an illustrative discounted cash flow ("DCF") analysis, which is designed to imply a potential, present value of share values for Informatica's common stock as of March 31, 2015 by:

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    adding:

    (a)
    the implied net present value of the estimated future unlevered free cash flows of Informatica, based on the Company Projections, for the second through fourth quarters of calendar year 2015, adjusted by Informatica's management to reflect projected foreign exchange impact through December 31, 2015, through calendar year 2019 (which implied present value was calculated by using a range of discount rates of 9.0% to 14.0%, based on an estimated weighted average cost of capital); and

    (b)
    the implied net present value of a corresponding terminal value of Informatica, calculated by multiplying the estimated net operating profit after taxes ("NOPAT") in calendar year 2020, based on the Company Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT multiple range of 14.0x to 20.0x, and discounted to present value using the same range of discount rates used in item (a) above;

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    applying a dilution factor of approximately 20% to reflect the dilution to current stockholders, assuming no buybacks, over the projection period due to the effect of future equity compensation grants projected by Informatica's management; and

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    dividing the resulting amount by the number of fully-diluted shares (assuming treasury stock method) of Informatica's common stock outstanding, adjusted for (1) Cashout RSUs, Rollover RSUs, Performance Stock Units and stock options outstanding, as provided by Informatica's management as of March 31, 2015, and (2) the effect of Informatica's accelerated share repurchase ("ASR") expected by Informatica's management.

        Based on the calculations set forth above, this analysis implied a range of values for Informatica's common stock of approximately $36.66 to $53.98 per share.

  Illustrative Selected Companies Analysis

        Qatalyst Partners compared selected financial information and public market multiples for Informatica with publicly available information and public market multiples for selected companies. The companies used in this comparison included companies listed below and were selected because they are publicly traded companies in Informatica's industry.

  Low Growth Data Management

  Teradata Corporation
  Open Text Corporation
  Software AG
  MicroStrategy Incorporated
  Progress Software Corporation

  Selected Infrastructure Software

  VMware, Inc.
  Symantec Corporation
  CA Technologies
  Citrix Systems, Inc.

  Large Cap Enterprise Software

  Microsoft Corporation
  Oracle Corporation
  International Business Machines Corporation
  SAP SE

        Based upon research analyst consensus estimates for calendar year 2015, and using the closing prices as of April 2, 2015 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied earnings per share for calendar year 2015, which we refer to as the CY2015E P/E Multiples, for each group of the selected companies. The median CY2015E P/E Multiples among the Low Growth Data Management companies analyzed was 17.1x, among the selected Infrastructure Software companies analyzed was 15.1x, and among the Large Cap Enterprise Software companies analyzed was 15.0x. The CY2015E P/E Multiple for Informatica was 26.9x based on the Analyst Projections using Informatica's closing share price on April 2, 2015, 23.4x using Informatica's closing share price on January 23, 2015 (the last closing price prior to Elliott Associates, L.P.'s initial Schedule 13D filing with regards to Informatica), and 19.7x using Informatica's closing share price on September 26, 2014 (the last closing price prior to the announcement of the proposed sale of TIBCO Software Inc. to Vista Equity Partners).

        Based on an analysis of the CY2015E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 17.0x to 23.0x and applied this range to Informatica's estimated calendar year 2015 per share earnings based on each of the Company Projections (excluding the Foreign Exchange Adjustments (as defined below)) and the Analyst Projections. This analysis implied a range of values for Informatica's common stock of approximately $29.51 to $39.93 per share, with a midpoint of $34.72 per share, based on the Company Projections and approximately $27.91 to $37.77 per share, with a midpoint of $32.84 per share, based on the Analyst Projections.

        Based upon research analyst consensus estimates for calendar year 2016, and using the closing prices as of April 2, 2015 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied earnings per share for calendar year 2016, which we refer to as the CY2016E P/E Multiples, for each group of the selected companies. The median CY2016E P/E Multiples among the Low Growth Data Management companies analyzed was 15.2x, among the selected Infrastructure Software companies analyzed was 13.9x, and among the Large Cap Enterprise Software companies analyzed was 13.4x. The CY2016E P/E Multiple for Informatica was 23.5x based on the Analyst Projections using Informatica's closing share price on April 2, 2015, and 20.4x using Informatica's closing share price on January 23, 2015.

        Based on an analysis of the CY2016E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 15.0x to 21.0x and applied this range to Informatica's estimated calendar year 2016 per share earnings based on each of the Company Projections and the Analyst Projections. This analysis implied a range of values for Informatica's common stock of approximately $29.66 to $41.52 per share, with a midpoint of $35.59 per share, based on the Company Projections and approximately $28.22 to $39.51 per share, with a midpoint of $33.86 per share, based on the Analyst Projections.

        No company included in the selected companies analysis is identical to Informatica. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Informatica, such as the impact of competition on the business of Informatica and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Informatica or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

  Illustrative Selected Transactions Analysis

        Qatalyst Partners compared 10 selected public company transactions announced since 2005. These transactions are listed below:

Announcement Date	Target	Acquiror
September 29, 2014	TIBCO Software Inc.	Vista Equity Partners
August 18, 2011	Autonomy Corp.	Hewlett-Packard Company
May 12, 2010	Sybase, Inc.	SAP AG
July 28, 2009	SPSS Inc.	International Business Machines Corporation
January 8, 2008	Fast Search & Transfer ASA	Microsoft Corporation
November 12, 2007	Cognos Inc.	International Business Machines Corporation
October 7, 2007	Business Objects SA	SAP AG
March 1, 2007	Hyperion Solutions Corp.	Oracle Corporation
August 10, 2006	FileNet Corporation	International Business Machines Corporation
March 14, 2005	Ascential Software Corporation	International Business Machines Corporation

        For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of the last-twelve-months revenue, as reflected in certain publicly available financial statements and press releases, which we refer to as the LTM Revenue Multiple. Qatalyst Partners also reviewed the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company, when available, which we refer to as the NTM Revenue Multiple. The median LTM Revenue Multiple among the selected transactions analyzed was 3.8x, and the median NTM Revenue Multiple among the selected transactions analyzed was 3.5x.

        Based on the analysis of the LTM Revenue Multiples and NTM Revenue Multiples for the transactions noted above, Qatalyst Partners applied an LTM Revenue Multiple range of 2.5x to 5.0x to Informatica's LTM (ending December 31, 2014) revenue, and an NTM Revenue Multiple range of 2.0x to 4.5x to Informatica's NTM (ending December 31, 2015) estimated revenue reflected in the Analyst Projections. Based on the calculations set forth above and the fully-diluted shares (assuming treasury stock method) of Informatica's common stock outstanding adjusted for (1) Cashout RSUs, Rollover RSUs, Performance Stock Units and stock options outstanding, as provided by management of Informatica as of March 31, 2015, (2) the effect of Informatica's ASR expected by management of Informatica, and (3) employee stock purchase plan issuances expected by management of Informatica to occur between signing and closing, this analysis implied a range of values for Informatica's common stock of approximately $28.85 to $51.87 per share, with a midpoint of $40.60 per share based on the LTM multiples, and approximately $25.58 to $50.59 per share, with a midpoint of $38.37 per share, based on the NTM multiples.

        For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, the price per share paid for the target company as a multiple of the last-twelve-months earnings per share for the target company, as reflected in certain publicly available financial statements and press releases, which we refer to as the LTM P/E Multiple. Qatalyst Partners also reviewed the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months earnings per share of the target company, which we refer to as the NTM P/E Multiple. The median LTM P/E Multiple among the selected transactions analyzed was 30.8x, and the median NTM P/E Multiple among the selected transactions analyzed was 26.4x.

        Based on the analysis of the LTM P/E Multiples and the NTM P/E Multiples for the transactions noted above, Qatalyst Partners applied an LTM P/E Multiple range of 25.0x to 32.0x to Informatica's LTM (ending December 31, 2014) earnings per share, and an NTM P/E Multiple range of 24.0x to 30.0x to Informatica's NTM (ending December 31, 2015) earnings per share reflected in the Analyst Projections. This analysis implied a range of values for Informatica's common stock of approximately $39.86 to $51.03 per share, with a midpoint of $45.45 per share, based on the LTM multiples, and approximately $39.41 to $49.26 per share, with a midpoint of $44.33 per share, based on the NTM multiples.

        No company or transaction utilized in the selected transactions analysis is identical to Informatica or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Informatica, such as the impact of competition on the business of Informatica or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Informatica or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

  Miscellaneous

        In connection with the review of the Merger by our Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners' view of the actual value of

Informatica. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Informatica. Any estimates contained in Qatalyst Partners' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $48.75 per share cash consideration to be received by the holders of Informatica's common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and in connection with the delivery of its opinion to our Board of Directors. These analyses do not purport to be appraisals or to reflect the price at which Informatica common stock might actually trade.

        Qatalyst Partners' opinion and its presentation to our Board of Directors was one of many factors considered by our Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our Board of Directors with respect to the $48.75 per share cash consideration to be received by Informatica's stockholders pursuant to the Merger or of whether our Board of Directors would have been willing to agree to a different consideration. The $48.75 per share cash consideration was determined through arm's-length negotiations between Informatica and Permira/CPPIB and was approved by our Board of Directors. Qatalyst Partners provided advice to Informatica during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Informatica or that any specific consideration constituted the only appropriate consideration for the Merger.

        Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Informatica, Newco or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners' opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Informatica, Newco, Permira or CPPIB pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Informatica, Newco, Permira, CPPIB or any of their respective affiliates for which it would expect to receive compensation, including with respect to an engagement for a strategic transaction by a portfolio company of Permira, which engagement representatives of Qatalyst Partners generally discussed with members of the Strategic Transactions Committee and for which work began prior to the date of Qatalyst Partners' opinion although such engagement was formalized thereafter.

        Under the terms of its engagement letter, Qatalyst Partners provided Informatica with financial advisory services in connection with the proposed Merger for which it will be paid approximately $46 million, $100,000 of which was payable upon the execution of its engagement letter, $4 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. Informatica has also agreed to reimburse Qatalyst Partners for certain of its expenses incurred in performing its services. Informatica has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners' engagement.

Management Projections

        In connection with the comprehensive strategic and financial review process described in this proxy statement, as well as the analyses performed by the Activism Advisor, management prepared financial projections. The management projections were not prepared with a view to public disclosure and were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The management projections included in this proxy statement have been prepared by, and are the responsibility of, Informatica management.

        Although a summary of the management projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Informatica management that they believed were reasonable at the time the management projections were prepared, taking into account the relevant information available to Informatica management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the management projections not to be achieved include general economic conditions, Informatica's ability to achieve forecasted sales due to competitive pressures and other factors, including, without limitation, changes in actual or projected cash flows, accuracy of certain accounting assumptions, changes in foreign currency exchange rates over time and changes in tax laws. In addition, the management projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the management projections will be realized, and actual results may be materially better or worse than those reflected in the management projections. The management projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the management projections in this proxy statement should not be regarded as an indication that the Board of Directors, Informatica, Qatalyst Partners or the Activism Advisor or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the management projections to be predictive of actual future results. The summary of the management projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the management projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the management projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the management projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

        The management projections and the accompanying tables contain certain non-GAAP financial measures. Informatica believes the disclosure of such non-GAAP financial measures is appropriate to enhance an overall understanding of its financial performance, its financial and operational decision making and as a means to evaluate period to period comparisons. These adjustments to Informatica's GAAP measures are made with the intent of providing investors a more complete understanding of Informatica's performance, by excluding certain expenses and expenditures such as non-cash charges and discrete charges that are infrequent in nature, such as charges related to acquisitions that may not be indicative of its underlying operating results. In addition, Informatica believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Informatica believes that the disclosure of these non-GAAP financial measures provides consistency and comparability of its recent financial results with its historical financial results, as well as to the operating results of similar companies in Informatica's industry, many of which present similar non-GAAP financial measures to investors. As an example, Informatica believes that it enhances comparability with similar companies' operating results by excluding stock compensation in its non-GAAP financial measures because of the different types of stock-based awards that companies may grant and because ASC 718 ("Stock Compensation") allows companies to use different valuation methodologies and subjective assumptions. In addition, Informatica believes that investors benefit from referring to these non-GAAP financial measures when planning, analyzing and forecasting future periods. There are a number of limitations related to these non-GAAP financial measures: (1) the non-GAAP measures exclude some costs that are recurring, particularly stock compensation, and we believe that stock compensation will continue to be a significant recurring expense for the foreseeable future; because stock compensation is an important part of our employees' compensation, such payments can impact their performance; and (2) the items we exclude in our non-GAAP measures may differ from the components our peer companies exclude when they report their non-GAAP measures. Informatica compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP measures and evaluating non-GAAP measures together with the corresponding measures calculated in accordance with GAAP.

        The management projections are forward-looking statements. For information on factors that may cause Informatica's future results to materially vary, see the information under the section captioned "Forward-Looking Statements."

Management Projections in Qatalyst Analysis

        Management prepared the following financial projections for 2015-2020 for the Board of Directors and Qatalyst Partners. These management projections were also made available to participants in the strategic and financial review process in connection with their due diligence review.

Informatica — Management Projections Provided to Qatalyst ($MM)(1)

	CY 2015E	CY 2016E	CY 2017E	CY 2018E	CY 2019E	CY 2020E
Revenue	$1,137	$1,333	$1,525	$1,762	$2,036	$2,353
Non-GAAP Operating Income	$250	$305	$366	$444	$529	$635
Cash Taxes	$(77)	$(101)	$(122)	$(148)	$(176)	$(211)
Net Operating Profit After Taxes ("NOPAT")	$174	$204	$244	$296	$353	$424
Capital Expenditures	$(22)	$(25)	$(30)	$(35)	$(39)	$(42)
Depreciation	$22	$25	$30	$35	$39	$42
Change in Working Capital	$34	$40	$46	$53	$61	$71
Unlevered Free Cash Flow	$208	$244	$290	$349	$414	$494

(1)
Reflects adjustments made by Informatica's management to the 2015 portion of the Management Plan, as of March 24, 2015, to reflect the projected foreign exchange impact through December 31, 2015 (the "Foreign Exchange Adjustments").

        For future periods, Informatica is unable to provide a reconciliation of GAAP to non-GAAP operating income, NOPAT, or unlevered free cash flow, as a result of the difficulty in predicting the amortization of acquired technology and intangible assets expense, building operating expense, stock-based compensation expense and other charges and expenses that are expected to be incurred in the future.

        As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Management Projections in the Activism Advisor's Analysis

        Management prepared the following financial projections for 2015-2029 for the Board of Directors and the Activism Advisor. The financial projections furnished to the Activism Advisor for fiscal years 2021 through 2029 were extrapolated forecasts prepared by management at the request of the Activism Advisor based on

2015-2020 projections, and such extrapolated forecasts were not requested by Qatalyst Partners. The Activism Advisor requested the extrapolated forecasts in order to cover the time period it would take for the Company to achieve a normalized steady state growth rate. Management's extrapolated forecasts also reflected the Company's anticipated margin expansion because of slower revenue growth over the extrapolation period.

Informatica — Management Projections Provided to the Activism Advisor ($MM)

	CY 2015E	CY 2016E	CY 2017E	CY 2018E	CY 2019E	CY 2020E	CY 2021E	CY 2022E	CY 2023E	CY 2024E	CY 2025E	CY 2026E	CY 2027E	CY 2028E	CY 2029E	Terminal Year
Revenue	$1,175	$1,333	$1,525	$1,762	$2,036	$2,353	$2,686	$3,029	$3,374	$3,712	$4,027	$4,309	$4,546	$4,728	$4,864	$4,967
Earnings Before Interest and Taxes (EBIT)	$256	$305	$366	$444	$539	$642	$741	$845	$951	$1,058	$1,160	$1,254	$1,337	$1,404	$1,454	$1,490
Taxes	$(78)	$(101)	$(121)	$(147)	$(178)	$(212)	$(245)	$(279)	$(314)	$(349)	$(383)	$(414)	$(441)	$(463)	$(480)	$(492)
Earnings Before Interest After Taxes (EBIAT)	$178	$204	$245	$298	$361	$430	$497	$566	$637	$709	$777	$840	$895	$941	$974	$998
Capital Expenditures	$(22)	$(24)	$(26)	$(29)	$(32)	$(35)	$(40)	$(45)	$(50)	$(55)	$(60)	$(64)	$(68)	$(70)	$(72)	$(74)
Stock Based Compensation	$(73)	$(102)	$(111)	$(119)	$(127)	$(137)	$(156)	$(176)	$(196)	$(216)	$(234)	$(250)	$(264)	$(275)	$(282)	$(289)
Depreciation & Amortization	$22	$24	$26	$29	$32	$35	$40	$45	$50	$55	$60	$64	$68	$70	$72	$74
Change in Net Working Capital	$35	$40	$46	$53	$61	$71	$74	$76	$77	$75	$70	$63	$53	$41	$26	$27
Free Cash Flow	$162	$176	$216	$271	$337	$409	$466	$525	$583	$639	$691	$735	$771	$797	$812	$832

        As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Interests of Informatica's Directors and Executive Officers in the Merger

        When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. The consummation of the Merger will constitute a "change in control," a "change of control" and/or any term of similar meaning.

  Arrangements with Newco

        As of the date of this proxy statement, none of our executive officers has entered into any agreement with Newco or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger (but not prior to Informatica, Permira and CPPIB arriving at the $48.75 Merger Consideration), certain of our executive officers may have discussions, or may enter into agreements with, Newco or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

  Insurance and Indemnification of Directors and Executive Officers

        The Surviving Corporation and Newco will, for a period of six years from the Effective Time, indemnify, defend and hold harmless, and advance expenses to current or former directors and officers of Informatica and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement, to the fullest extent that Informatica would be permitted by applicable law. Newco will cause, for a period of six years from the Effective Time, the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of Informatica and its subsidiaries as those set forth in Informatica's and its subsidiaries' organizational documents as of the date of the Merger Agreement. The

Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of Informatica and its subsidiaries except as required by applicable law.

        The Merger Agreement also provides that prior to the Effective Time, Informatica may purchase a six year prepaid "tail" policy of officers and directors liability insurance. If Informatica does not purchase a "tail" policy prior to the Effective Time, for at least six years after the Effective Time, Newco will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors and officers of Informatica and its subsidiaries, the existing directors' and officers' liability insurance and fiduciary insurance maintained by Informatica as of the date of the Merger Agreement. The "tail" policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Newco or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Informatica for such coverage for its last full fiscal year. For more information, see the section of this proxy statement captioned "The Merger Agreement — Indemnification and Insurance."

  Treatment of Equity-Based Awards

  Treatment of Stock Options under the Merger Agreement

        As of April 24, 2015, there were outstanding stock options to purchase 6,470,506 shares of Informatica common stock with an exercise price less than $48.75 per share, of which options to purchase 3,147,789 shares were held by our directors and executive officers. As of the Effective Time, each option to purchase shares of Informatica common stock granted under the 2009 Plan, the 1999 Plan, or the 2003 Plan that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time, and (2) the amount, if any, by which $48.75 exceeds the exercise price per share underlying such stock option. Apart from the above, each option with an exercise price per share equal to or greater than $48.75 will be cancelled without consideration.

  Treatment of Restricted Stock Units under the Merger Agreement

        As of April 24, 2015, there were outstanding restricted stock units covering 3,648,643 shares of Informatica common stock, of which restricted stock units covering 848,222 shares were held by our directors and executive officers. As of the Effective Time, each Cashout RSU will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of Informatica common stock subject to such Cashout RSU as of the Effective Time; and (2) $48.75. As of the Effective Time, each award of Rollover RSUs will be assumed so that the award of Rollover RSUs is cancelled and converted into a right to receive a cash payment equal to $48.75 multiplied by the number of shares of Informatica common stock subject to the award of Rollover RSUs that vest (if any) subject to continued employment through each applicable vesting date, except that the applicable vesting dates will be accelerated by 12 months. For outstanding awards of Performance Stock Units, the number of shares of Informatica common stock subject to such awards represent: (1) for an outstanding award of Performance Stock Units for which the applicable performance period has ended on or prior to the Effective Time, the number of shares that have been earned based on actual performance during the completed performance period and (2) for an outstanding award of Performance Stock Units for which the applicable performance period has not ended on or prior to the Effective Time, the target number of shares, provided that if the applicable plan or agreements governing the terms of the award of Performance Stock Units provide for a greater number of shares to be able to vest on or prior to the Effective Time, then the terms of the applicable plan or agreement will control.

  Performance Stock Unit Award Agreements with Executive Officers

        We are a party to certain Performance Stock Unit award agreements under our 2009 Plan with each of our executive officers, that govern awards of Performance Stock Units, the vesting of which is based in part on the achievement of a performance goal relating to our Total Shareholder Return (as defined in the 2009 Plan) as measured over a three-year performance period from 2015 through 2017. Under each of these award agreements, if a Change of Control occurs (as defined in the 2009 Plan) while the applicable executive is a Service Provider (as defined in the 2009 Plan) and before the last day of the applicable performance period, then the number of shares subject to the award of Performance Stock Units (and which are eligible for service-based vesting) will be equal to 100% of the target number of Performance Stock Units which may be adjusted by a multiplier (up to 150%) based on the Company's Total Shareholder Return performance as compared to the S&P 400 Software & Services Select Index, with the end date for the Total Shareholder Return calculations being the date of the Change of Control and the final average price calculated based on the final five days of the period. Accordingly, upon the Merger, it is possible that a maximum of 150% of the target number of Performance Stock Units (but not less than 100% of the target number of Performance Stock Units pursuant to the terms of the Merger Agreement as described above) may become eligible to vest based on the actual performance of the Company's Total Shareholder Return as compared to the S&P 400 Software & Services Select Index as measured through the date of the Change of Control (the "TSR PRSUs"). Any shares that are eligible for service-based vesting will be (1) scheduled to vest on the last day of the performance period, subject to the applicable executive remaining a Service Provider through that date, and (2) subject to potential accelerated vesting in accordance with the terms of any employment or change of control agreement between us and the applicable executive that was entered into before the award of Performance Stock units was granted.

        We also are a party to certain Performance Stock Unit award agreements under the 2009 Plan with each of our executive officers that govern awards of Performance Stock Units, the vesting of which is based on the achievement of certain performance goals relating to the Company's revenue or earnings per share measured over the Company's fiscal year 2015 performance period. Under each of these award agreements, if a Change of Control (as defined in the 2009 Plan) occurs while the applicable executive is a Service Provider (as defined in the 2009 Plan) and before December 31, 2015, the applicable performance goal will be prorated for time elapsed during the fiscal year, performance will be measured as of the day immediately prior to the Change of Control, and the service-based vesting requirements will continue to apply. Based on the extent to which performance is achieved, 0% to 125% of the target number of Performance Stock Units may become eligible to vest. Accordingly, upon the Merger, it is possible that a maximum of 125% of the target number of Performance Stock Units (but not less than 100% of the target number of Performance Stock Units pursuant to the terms of the Merger Agreement described above) may become eligible to vest (the "Revenue or EPS PRSUs"). Any shares subject to the award of Performance Stock Units that are eligible for service-based vesting will be subject to potential accelerated vesting in accordance with the terms of any employment or change of control agreement between us and the applicable executive that was entered into before the award of Performance Stock Units was granted.

  Option Agreements and Restricted Stock Unit Award Agreements with Non-Employee Directors

        We are a party to certain option agreements and/or restricted stock unit award agreements under the 2009 Plan with each of our non-employee directors. Each of these award agreements provides that upon a Change of Control (as defined in the 2009 Plan), 100% of the unvested shares subject to the award will become vested immediately, provided the director remains a member of the Board of Directors through the date of the Change of Control.

  Restricted Stock Unit Deferral Election Agreements with Non-Employee Directors

        We are a party to certain restricted stock unit deferral election agreements with certain of our non-employee directors, including Charles Robel, Gerald Held and Mark Garrett. Each of the deferral election agreements generally permits the applicable director to defer the settlement of a corresponding award of restricted stock units that becomes vested until either (1) the applicable director's termination of service from the Board of Directors and from Informatica or (2) a specified fixed date. Notwithstanding any deferral election, the payment of any shares in settlement of the vested award will be accelerated upon a change in control (as such concept is defined in the 2009 Plan). Therefore, in connection with the Merger, any vested shares that have been deferred pursuant to these deferral election agreements will become payable.

  Treatment of Equity-Based Awards under the 2009 Plan

        We maintain the 2009 Plan under which certain options and restricted stock units have been granted to our executive officers and non-employee directors. The 2009 Plan provides that in the event of a Change of Control (as defined in the 2009 Plan) in which the successor corporation does not assume or substitute for an option or an award of restricted stock units granted under the 2009 Plan, the participant will fully vest in and have the right to exercise all of his or her outstanding options granted under the 2009 Plan (including shares as to which such options would not otherwise be vested or exercisable), all restrictions on awards of restricted stock units granted under the 2009 Plan will lapse, and, with respect to awards of Performance Stock Units granted under the 2009 Plan, all performance goals or other vesting criteria will be deemed achieved at 100% on-target levels and all other terms and conditions met. In addition, the 2009 Plan's administrator will notify the participant in writing or electronically that the option will be exercisable for a period of time determined by the 2009 Plan's administrator in its sole discretion, and the option will terminate upon the expiration of such period. Each such award of restricted stock units will terminate at the time determined by the 2009 Plan's administrator in its sole discretion (but only after (1) the vesting and the lifting of all restrictions as described in this paragraph, and (2) full payment for the award). In addition, the 2009 Plan provides that any awards of Performance Stock Units will not be considered assumed if Informatica or its successor modifies any of the performance goals without the award recipient's consent (other than to reflect the successor corporation's post-transaction corporate structure).

  Payments Upon Termination in Connection with a Change in Control

  Chief Executive Officer

        We are a party to an employment agreement with Sohaib Abbasi pursuant to which Mr. Abbasi may become eligible to receive certain severance benefits upon specified qualifying terminations of employment. If we terminate Mr. Abbasi's employment without Cause or Mr. Abbasi resigns for Good Reason (as such terms are defined in his employment agreement), he will receive (1) continued payment of his base salary as in effect on the date of termination for 12 months; (2) a lump-sum payment equal to 100% of his target bonus for the fiscal year in which the termination occurs; (3) reimbursement by Informatica for benefits premiums for up to 12 months; and (4) 12 months of accelerated vesting for his unvested equity awards. However, if such termination occurs within the time period beginning three months prior to a Change of Control (as defined in the employment agreement) and ending 12 months following a Change of Control, Mr. Abbasi instead will receive (1) continued payment of his base salary as in effect on the date of termination for 18 months; (2) a lump-sum payment equal to 150% of his target bonus for the fiscal year in which the termination occurs; (3) reimbursement by Informatica for benefits premiums for up to 12 months; and (4) immediate vesting with respect to all unvested equity awards.

        The receipt of any severance benefits under the employment agreement is subject to Mr. Abbasi (1) entering into and not subsequently revoking a separation agreement and release of claims in a form reasonably acceptable to us (and under which Mr. Abbasi will be subject to non-disparagement obligations during the period that his salary severance payments continue), (2) complying with a restricted activity covenant during the period that his salary severance payments continue, and (3) complying with non-solicitation obligations during the period that his salary severance payments continue.

        For purposes of Mr. Abbasi's employment agreement, "Cause" generally means (1) his act of dishonesty or fraud in connection with the performance of his responsibilities to Informatica with the intention that such act result in his substantial personal enrichment, (2) his conviction of, or plea of nolo contendere to, a felony, (3) his willful failure to follow lawful, reasonable instructions of the Board of Directors, (4) his willful misconduct that is injurious to Informatica, or (5) his violation or breach of any fiduciary or contractual duty to Informatica which results in material damage to Informatica or its business; provided that if any of the foregoing events is capable of being cured, he will have 30 days to cure such event.

        For purposes of Mr. Abbasi's employment agreement, "Good Reason" generally means the occurrence of any of the following without his express prior written consent: (1) a material reduction in his position or duties (other than a reduction caused by him ceasing to be Chairman or a member of the Board of Directors due to applicable legal or listing requirements or stockholders failing to reelect him to the Board of Directors), (2) a reduction (or series of reductions) of his annual base salary or target bonus that singly or in the aggregate constitute a material reduction, other than a one-time reduction of up to 10% that also is applied to substantially all of Informatica's other senior executives, (3) a material reduction in the aggregate level of benefits made available to him other than a reduction that also is applied to substantially all of Informatica's other senior executives, (4) relocation of his primary place of business for the performance of his duties by more than 30 miles, or (5) any material breach or material violation of a material provision of the employment agreement by Informatica (or any successor to Informatica). In order for a resignation to qualify as for "Good Reason," Mr. Abbasi must provide Informatica with written notice within 90 days of the event that he believes constitutes "Good Reason" and Informatica must have failed to cure such Good Reason condition within 30 days following the date of such notice.

  Other Executive Officers

        We are a party to an executive severance agreement with each of our executive officers other than Mr. Abbasi, pursuant to which the executive may become eligible to receive certain severance benefits upon specified qualifying terminations of employment. Under the executive severance agreements, if we terminate the applicable executive's employment without Cause or the executive resigns for Good Reason, and such termination occurs within the time period beginning on the date three months preceding a Change of Control (as defined in the executive severance agreement and which the Merger constitutes) and ending on the date 12 months following a Change of Control, he or she will receive, subject to the terms and conditions of such agreement, (1) continued payment of his or her annual base salary as in effect immediately prior to the Change of Control for a period of 12 months, (2) a lump-sum payment equal to 100% of his or her on-target bonus, commissions or variable earnings as in effect on the day immediately prior to the Change of Control, assuming performance at 100% of target for bonus determination, (3) reimbursement by Informatica for benefits premiums for up to 12 months, and (4) immediate vesting with respect to all unvested equity awards (with any awards subject to performance-based vesting requirements vesting at the target level). Under Mr. Berry's executive severance agreement, if such termination (a) occurs on or after November 1, 2014, and before November 1, 2015, but (b) does not occur within the time period beginning on the date three months preceding a Change of Control and ending on the date 12 months following a Change of Control, then Mr. Berry instead will receive (1) a lump-sum payment equal to six months of his base salary, (2) a lump-sum payment equal to 50% of his on-target bonus, commissions or variable earnings, assuming performance at 100% of target for bonus determination, and (2) reimbursement by Informatica for benefits premiums for up to six months.

        The receipt of any severance benefits under each of the executive severance agreements is subject to the applicable executive (1) entering into and not revoking a separation agreement and release of claims (or in Mr. Race's case, a statutory settlement and compromise agreement and release of claims) in a form reasonably acceptable to us, (2) complying with a restricted activity covenant during the 12-month period that his or her salary severance payments continue, and (3) complying with non-solicitation obligations during the 12-month period that his or her salary severance payments continue. In addition, in the event of a termination of an executive's employment that would otherwise entitle him or her to receive severance benefits under his or her executive severance agreement, the executive is subject to non-disparagement obligations following the date of his or her termination.

        For purposes of these executive severance agreements (except for Mr. Race's executive severance agreement), "Cause" generally means: (1) the executive's act of dishonesty or fraud in connection with the performance of his or her responsibilities to us with the intention that such act result in the executive's substantial personal enrichment, (2) the executive's conviction of, or plea of nolo contendere to, a felony, (3) the executive's willful failure (for a reason other than death or disability) to perform his or her reasonable duties or responsibilities, or (4) the executive's material violation or breach of his or her employee proprietary information and inventions agreement; provided that if any of these events is capable of being cured, the executive will have 30 days to cure such event.

        For purposes of these executive severance agreements (except for Mr. Race's executive severance agreement), "Good Reason" generally means the occurrence of any of the following without the executive's express written consent: (1) a material reduction in the executive's position or duties other than a reduction where the executive assumes similarly functional duties on a divisional basis following a Change of Control (as defined in the executive severance agreement and which the Merger constitutes) due to the Company becoming part of a larger entity, (2) a material reduction in the executive's annual base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of our other executive officers, (3) a material reduction in the aggregate level of benefits made available to the executive other than a reduction that also is applied to substantially all of our other executive officers, or (4) relocation of the executive's primary place of business for the performance of his or her duties to us by more than 35 miles. In order for a resignation to qualify as "Good Reason," the executive must provide the Company with written notice within 60 days of the event that he or she believes constitutes "Good Reason" and Informatica must have failed to cure such Good Reason condition within 30 days following the date of such notice.

        For purposes of Mr. Race's executive severance agreement, "Cause" generally means: (1) Mr. Race's act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act result in his substantial personal enrichment, (2) his conviction of; or plea of no contest to, a criminal offense (other than an offense under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed), (3) his willful failure (for a reason other than death or disability) to perform his reasonable duties or responsibilities, or (4) his material violation or breach of his employee proprietary information and inventions agreement; provided that if any of these events is capable of being cured, Mr. Race will have 30 days to cure such event.

        For purposes of Mr. Race's executive severance agreement, "Good Reason" generally means the occurrence of any of the following without Mr. Race's express written consent: (1) a material reduction in his position or duties other than a reduction where he assumes similarly functional duties on a divisional basis following a Change of Control (as defined in the executive severance agreement and which the Merger constitutes) due to the Company becoming part of a larger entity, (2) a material reduction in his annual base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the other executive officers of Informatica and any other subsidiaries or holding companies within the meaning of applicable law specified in the executive severance agreement (the "Informatica Group Companies"), (3) a material reduction in the aggregate level of benefits made available to him other than a reduction that also is applied to substantially all of the Informatica Group Companies' other executive officers, or (4) relocation of his primary place of business for the performance of his duties to us by more than 35 miles. In order for a resignation to qualify as "Good Reason," Mr. Race must provide the Company with written notice within 60 days of the event that he believes constitutes "Good Reason" and Informatica must have failed to cure such Good Reason condition within 30 days following the date of such notice.

  Golden Parachute Compensation

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please also see the sections of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards" and "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Payments Upon Termination in Connection with a Change in Control" above for further information regarding this compensation.

        The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on July 31, 2015, and that the employment of each of the named executive officers is terminated other than for cause or the named executive officer resigns for good reason (as each term is defined in the applicable agreement), in each case on that date. Informatica's named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

        Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger ("single trigger") and others would be payable upon a qualifying termination of employment in connection with the Merger ("double trigger"). In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)(3)(4)	Perquisites/ Benefits ($) (5)	Total ($)
Sohaib Abbasi	2,257,500	22,225,123	37,974	24,520,597
Mike Berry	798,000	6,760,282	25,316	7,583,598
Earl Fry	836,000	8,982,936	25,316	9,844,252
Marge Breya	798,000	6,699,527	25,316	7,522,843
Charles Race	798,000	8,664,614	6,618	9,469,232
Ivan Chong	731,500	5,298,644	25,316	6,055,460

(1)
This amount represents the "double-trigger" cash severance payments to which each named executive officer may become entitled under his employment agreement (with respect to Mr. Abbasi) or his or her executive severance agreement (with respect to the other named executive officers), as applicable. The amounts become payable in the event that, within the 3-month period prior to or the 12-month period following the Effective Time, either we terminate the employment of the applicable named executive officer without Cause or he or she resigns from his or her employment for Good Reason (as such terms are defined in the applicable agreement), as described in further detail in the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Payments Upon Termination in Connection with a Change in Control." The amount represents continued payment of the current base salary for 18 months and lump-sum payment of 150% of target bonus for Mr. Abbasi, and continued payment of the current base salary for 12 months and lump-sum payment of 100% of on-target bonus, commissions or variable earnings for the other named executive officers, as follows: $1,050,000 salary severance and $1,207,500 bonus severance for Mr. Abbasi, $420,000 salary severance and $378,000 bonus severance for Mr. Berry, $440,000 salary severance and $396,000 bonus severance for Mr. Fry, $420,000 salary severance and $378,000 bonus severance for Ms. Breya, $420,000 salary severance and

  $378,000 bonus severance for Mr. Race, and $385,000 salary severance and $346,500 bonus severance for Mr. Chong.

(2)
The value represents the product of (1) $48.75, multiplied by (2) the number of shares of Informatica common stock subject to each named executive officer's outstanding in-the-money options and restricted stock units, including Performance Stock Units assuming maximum achievement of those performance goals that will be adjusted and measured based on actual performance upon the closing of the Merger in accordance with the terms of the applicable Performance Stock Unit agreement and achievement at target levels with respect to all other performance goals, as described in further detail in the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards" (and, in the case of options, reduced by the option's aggregate exercise price). The exact number of Performance Stock Units above the target number of Performance Stock Units that may become eligible to vest based on actual performance (if any) will not be known until the Merger is completed.

(3)
This amount includes the "double-trigger" equity acceleration to which each named executive officer may become entitled under his employment agreement or his or her executive severance agreement, as applicable, assuming a qualifying termination occurs on July 31, 2015. The double-trigger equity acceleration will occur under the same terms and conditions of the cash severance payments described in footnote 1 above. The values of the double-trigger equity acceleration with respect to each named executive officer's equity awards are quantified in the table below. These values exclude the value of the "single-trigger" vesting of options and restricted stock units, which are quantified below in footnote 4. See footnote 2 above for additional assumptions that also apply to the following table.

Name	Value of Restricted Stock Units ($) (i)	Value of Performance Stock Units ($) (ii)	Total ($)
Sohaib Abbasi	2,776,654	5,466,094	8,242,748
Mike Berry	1,462,500	1,485,413	2,947,913
Earl Fry	1,394,689	371,426	1,766,115
Marge Breya	1,385,670	557,066	1,942,736
Charles Race	2,361,304	928,493	3,289,797
Ivan Chong	970,856	371,426	1,342,282

(i)
This value relates to restricted stock units that either have not been granted subject to, or currently (and thus also as of the assumed closing date of July 31, 2015) no longer are subject to, performance-based vesting conditions.

(ii)
This value relates to the Performance Stock Units granted to our named executive officers in 2015. These awards are the only restricted stock units that are subject to performance-based vesting conditions as of the assumed closing date of July 31, 2015.
(4)
This amount includes the "single-trigger" arrangement and represents the outstanding in-the-money options and Cashout RSUs (including any Performance Stock Units that are Cashout RSUs) that will be cancelled in connection with the Merger for certain cash payments, as described in further detail in the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards." The following table provides the value of the cash payments with respect to the various equity awards included in the aggregate amount reported in the column titled "Equity" in the table to which this footnote 4 relates. See footnote 2 above for additional assumptions that also apply to the following table.

Name	Value of Unvested In-the- Money Options ($)	Value of Vested In-the-Money Options ($)	Value of Restricted Stock Units ($) (i)	Value of Performance Stock Units ($) (ii)	Total ($)
Sohaib Abbasi	1,621,865	9,533,985	2,125,744	700,781	13,982,375
Mike Berry	2,159,500	—	1,462,500	190,369	3,812,369
Earl Fry	1,204,228	5,103,698	861,364	47,531	7,216,821
Marge Breya	1,511,540	1,787,723	1,386,109	71,419	4,756,791
Charles Race	2,189,272	1,259,773	1,806,822	118,950	5,374,817
Ivan Chong	716,236	2,653,420	539,175	47,531	3,956,362

(i)
This value relates to restricted stock units that either have not been granted subject to, or currently (and thus also as of the assumed closing date of July 31, 2015) no longer are subject to, performance-based vesting conditions.

(ii)
This value relates to the Performance Stock Units granted to our named executive officers in 2015. These awards are the only restricted stock units that are subject to performance-based vesting conditions as of the assumed closing date of July 31, 2015.
(5)
This amount equals the estimated value of the "double-trigger" continued health care severance benefits to which each named executive officer may become entitled under his or her employment agreement or executive severance agreement, as applicable. These benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1 above.

  Equity Interests of Informatica's Executive Officers and Non-Employee Directors

        The following table sets forth the value of (1) the in-the-money options and restricted stock units (including Performance Stock Units) that are currently held by each of Informatica's executive officers and non-employee directors, and (2) the shares that will be paid pursuant to the restricted stock unit deferral election agreements in connection with the Merger, in each case assuming that the Effective Time occurs on July 31, 2015. The value of each share is assumed to be $48.75. No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	In-the-Money Options ($) (1)	Restricted Stock Units ($) (2)	Other Shares ($) (3)	Total ($)
Sohaib Abbasi	11,155,850	11,069,273	—	22,225,123
Mike Berry	2,159,500	4,600,782	—	6,760,282
Earl Fry	6,307,926	2,675,010	—	8,982,936
Marge Breya	3,299,263	3,400,264	—	6,699,527
Charles Race	3,449,045	5,215,569	—	8,664,614
Ivan Chong	3,369,656	1,928,988	—	5,298,644
Anil Chakravarthy	2,630,775	5,674,647	—	8,305,422
Jo Stoner	1,547,978	1,708,248	—	3,256,226
Mark A. Bertelsen	216,200	293,816	—	510,016
Amy Chang	418,850	375,034	—	793,884
Mark Garrett	545,150	293,816	438,750	1,277,716
Gerald Held	545,150	293,816	438,750	1,277,716
Hilarie Koplow-McAdams	112,664	137,768	—	250,432
Charles Robel	545,150	293,816	292,500	1,131,466
A. Brooke Seawell	545,150	293,816	—	838,966
Geoffrey W. Squire	545,150	293,816	—	838,966

(1)
The value of the in-the-money options is determined as the product of (1) the difference between $48.75 over the option's per share exercise price, multiplied by (2) the number of shares of Informatica common stock subject to the option.

(2)
The value of the restricted stock units is determined as the product of (1) $48.75, multiplied by (2) the number of shares of Informatica common stock subject to the award. This amount includes shares subject to awards of Performance Stock Units. The value of any Performance Stock Units assumes maximum achievement of those performance goals that will be adjusted and measured based on actual performance upon the closing of the Merger in accordance with the terms of the applicable Performance Stock Unit agreement and achievement at target levels with respect to all other performance goals, as described in further detail in the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger — Treatment of Equity Based Awards." The exact number of Performance Stock Units above the target number of Performance Stock Units that may become eligible to vest based on actual performance (if any) will not be known until the Merger is completed. The value of the maximum number of Performance Stock Units that may become eligible to vest that are held by Mr. Chakravarthy is $1,047,443; by Ms. Stoner is $418,957; and by each of the named executive officers is as set forth in footnotes 3 and 4 to the table titled "Golden Parachute Compensation" above.

(3)
This amount includes the shares that will be paid in settlement of vested awards of restricted stock units that were deferred pursuant to the restricted stock unit deferral election agreements with Charles Robel, Gerald Held and Mark Garrett. None of the executive officers is eligible to purchase shares in the current purchase period under the ESPP.

Financing of the Merger

        We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $5.3 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes the funds needed to (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) repay our existing third party indebtedness.

        Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco's agreement, the closing of the Merger will not occur earlier than the second business day after the expiration of the marketing period, which is the first period of 15 consecutive business days throughout which Newco has received certain financial information from Informatica necessary to syndicate any debt financing. For more information, see the section captioned "The Merger Agreement — Marketing Period."

  Equity Financing

        In connection with the financing of the Merger, Newco has entered into equity commitment letters, each dated as of April 6, 2015, with the Permira Funds and CPPIB, for an aggregate equity commitment of approximately $2.542 billion, which we collectively refer to as the "equity financing". The equity commitment letters provide, among other things, that Informatica is an express third party beneficiary thereof in connection with Informatica's exercise of its rights related to specific performance under the Merger Agreement. The equity commitment letters may not be waived, amended, supplemented or modified except by an instrument in writing signed by Newco, Informatica and the investor that is party to the applicable equity commitment letter.

  Debt Financing

        Newco has received a debt commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Mihi LLC Macquafie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., Royal Bank of Canada, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and certain of their affiliates pursuant to which they have committed to provide Newco with $2.025 billion in senior secured facilities and $750 million in a senior unsecured credit facility, approximately $2.655 billion of which will be available to fund a portion of the payments contemplated by the Merger Agreement, which we collectively refer to as the "debt financing." Subject to the satisfaction of certain customary conditions, the $1.875 billion term loan facility and $750 million unsecured bridge facility (or unsecured notes in lieu of all or a portion thereof) will be fully drawn, and approximately $30 million of the $150 million revolving facility may be drawn, at closing of the Merger and used by Newco to pay a portion of the aggregate Merger consideration and related fees and expenses.

        Informatica has agreed to use its reasonable best efforts to provide Newco and Merger Sub, with all cooperation reasonably requested by Newco or Merger Sub to assist them in arranging the debt financing, including participating in meetings, assisting with presentations, furnishing Newco and Merger Sub with the necessary financial information regarding Informatica and taking all corporate and other actions reasonably requested by Newco to consummate the debt financing, subject to certain limitations. Upon request, Newco will reimburse Informatica for any documented and reasonable out-of-pocket costs and expenses incurred in connection with Informatica's cooperation with obtaining the debt financing (provided that Informatica will consult with Newco prior to incurring any cost in excess of $50,000).

Fee Funding Agreement

        Pursuant to the Fee Funding Agreement with the Permira Funds and CPPIB, the Permira Funds and CPPIB (each a "Funding Party") have agreed to guarantee on a several basis to Newco the payment of certain liabilities and obligations of Newco or Merger Sub under the Merger Agreement, including (1) the termination fee of $320 million if and when such fee is payable to Informatica pursuant to the terms of the Merger Agreement and (2) the reimbursement or indemnification obligations of Newco and Merger Sub in connection with any costs and expenses, subject to certain limitations, incurred by Informatica in connection with its cooperation with the arrangement of the debt financing. We refer to the obligations set forth in clauses (1) and (2) of the preceding sentence as the "Funding Obligations."

        Subject to specified exceptions, the Fee Funding Agreement will terminate upon the earliest of:

    •
    the Effective Time;

    •
    the six month anniversary of the termination of the Merger Agreement in accordance with its terms if Informatica has not commenced a suit, action or other proceeding against Newco for the payment of any Funding Obligations by such date; provided that if the Merger Agreement has been so terminated and such suit, action or proceeding is commenced by the Company within such six-month period, each Funding Party shall have no further liability or obligation under the Fee Funding Agreement upon the earliest to occur of (x) the closing pursuant to the Merger Agreement and (y) the resolution of such suit, action or other proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction; and

    •
    payment of the Funding Obligations by the Funding Parties, Newco or Merger Sub.

Closing and Effective Time

        The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption "The Merger Agreement — Conditions to the Closing of the Merger"), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under the caption "The Merger Agreement — Marketing Period") has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (1) a date before or during the marketing period as may be specified by Newco on no less than two business days' prior written notice to Informatica; and (2) the second business day immediately following the final day of the marketing period.

Appraisal Rights

        If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262").

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

        Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Unless the

Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Informatica's notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Informatica believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

    •
    the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

    •
    the stockholder must deliver to Informatica a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

    •
    the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

    •
    a stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

        Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

  Filing Written Demand

        Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Informatica, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder's shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Informatica's stockholders will constitute a waiver of appraisal rights.

        Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Informatica of the identity of the holder and state that the person intends thereby to demand appraisal of the holder's shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Informatica Corporation
2100 Seaport Blvd.
Redwood City, CA 94063
Attention: Corporate Secretary

        Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Informatica a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation.

        No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

  Notice by the Surviving Corporation

        If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

  Filing a Petition for Appraisal

        Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Informatica has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

        If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

  Determination of Fair Value

        After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware

Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not necessarily address, fair value under Section 262 of the DGCL. Although Informatica believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Informatica nor Newco anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Informatica and Newco reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

        From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder's shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

        Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

        The Merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

        This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

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    tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

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    tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

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    tax consequences to holders that received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

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    tax consequences to holders who own an equity interest, actually or constructively, in Newco or the Surviving Corporation following the Merger;

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    tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;

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    tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; tax consequences to holders who are "controlled foreign corporations," "passive foreign investment companies" or "personal holding companies" for U.S. federal income tax purposes;

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    tax consequences arising from the Medicare tax on net investment income;

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    the U.S. federal estate, gift or alternative minimum tax consequences, if any;

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    any state, local or non-U.S. tax consequences; or

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    tax consequences to holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

        If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

        No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

  U.S. Holders

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

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    an individual who is a citizen or resident of the United States;

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    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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    an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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    a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

  Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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    the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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    such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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    Informatica is or has been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code ("USRPHC") at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder's holding period with respect to the applicable shares of common stock, which we refer to as the "relevant period," and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

  Information Reporting and Backup Withholding

        Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (a) provides a certification of such holder's foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

        Newco and Informatica have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the approval or clearance of the Merger by CFIUS; and (3) the approval or clearance of the Merger by the relevant antitrust authorities in the European Union, Russia, Turkey and Israel.

  HSR Act and U.S. Antitrust Matters

        Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Newco and Informatica file a notification and report form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") under the HSR Act and the applicable waiting period has expired or been terminated. Newco and Informatica made the necessary filings with the FTC and the Antitrust Division of the DOJ on April 24, 2015. On May 6, 2015, an affiliate of Newco and Informatica received early termination of the applicable waiting period under the HSR Act. As a result, the applicable condition to the Merger with respect to the HSR Act has been satisfied. The Merger remains subject to other closing conditions.

        At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state attorney general could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  European Union

        Newco's affiliates and Informatica conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds before these mergers and acquisitions can be implemented. Newco and Informatica will file a formal notification of the transaction with the European Commission as promptly as reasonably practicable and advisable.

        Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has 25 business days from the day following the date of receipt of a complete notification, which period may be extended to 35 business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties' undertakings, or opening an in-depth "Phase II" investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

  Other Non-U.S. Approvals

        The completion of the merger is also subject to certain filing requirements and/or approvals under the competition laws of Russia, Turkey and Israel. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

  CFIUS

        The Merger is also conditioned on the approval or clearance of the Merger by CFIUS. Section 721 of the Defense Production Act, as amended, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate the review of certain covered transactions. In general, CFIUS' review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be blocked or unwound, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. For covered transactions that are referred to the President, the President has 15 days under the Defense Production Act to act on the Committee's report.

        Informatica and Newco pre-filed a joint voluntary notice to CFIUS on April 27 2015.

  Other Regulatory Approvals

        One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

        Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

        On April 16, 2015, two stockholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of a putative class of Informatica stockholders: Luciano Scotto v. Sohaib Abbasi et al., Case No. 10913 (filed April 16, 2015) and Janice Ridgeway v. Informatica Corporation et al., Case No. 10917 (filed April 16, 2015). The two complaints were then consolidated by court order on May 5, 2015 and re-captioned as In re Informatica Corporation Stockholder Litigation, consolidated C.A. No. 10913-VCL. A third complaint, Janet Daniels v. Informatica Corp., et al., Case No. 11016-VCL, was filed in the Court of Chancery of the State of Delaware on May 13, 2015. The complaints generally allege that, in connection with the proposed acquisition of Informatica by Newco, the Informatica directors breached their fiduciary duties owed to Informatica stockholders by agreeing to sell the company for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The complaints further allege that Newco, Merger Sub, Permira, CPPIB, and Informatica aided and abetted the Board of Directors in the alleged breaches of fiduciary duties. The complaints seek, among other things, an order enjoining the closing of the proposed transaction or, in the event that the proposed transaction is consummated, an award of rescission/ rescissory damages.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

        The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

        The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Informatica, Newco and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Newco and Merger Sub by Informatica in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Informatica, Newco and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Informatica, Newco or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Informatica, Newco and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Informatica, Newco, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Informatica and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Informatica, with Informatica becoming a wholly owned subsidiary of Newco; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Informatica and Merger Sub, and all of the debts, liabilities and duties of Informatica and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Informatica at the Effective Time will be the officers of the Surviving Corporation immediately prior to the Effective Time, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Informatica as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

        The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption "The Merger Agreement — Conditions to the Closing of the Merger") (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Newco, Informatica and Merger Sub, except that if the marketing period (described below under the caption "The Merger Agreement — Marketing Period") has not ended as of the time described above, the closing of the Merger will occur following the satisfaction or waiver of such conditions on the earlier of (1) a business day before or during the marketing period as may be specified by Newco on no less than two business days' notice to Informatica; and (2) the second business day after the expiration of the marketing period. Concurrently with the closing of the Merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Marketing Period

        The marketing period means the first period of 15 consecutive business days after the adoption of the Merger Agreement by the requisite affirmative vote of stockholders and the expiration or termination of the applicable waiting period under the HSR Act throughout which Newco has received certain financial information from Informatica necessary to market the debt offering used to finance the Merger, except that July 3, 2015 will not be deemed a business day for the purpose of the marketing period and if the marketing period has not ended on or prior to August 21, 2015, then such period will be deemed not to have commenced until September 8, 2015. Informatica may commence the marketing period by delivering a notice to Newco stating the date on which the required financial information was delivered to Newco. Unless Newco delivers a notice to Informatica within three business days of the notice delivered by Informatica stating that the required financial information was not received, the marketing period will be deemed to have commenced on the date set forth in the notice provided by Informatica.

        The required financial information referenced above includes: (1) all data and other information of Informatica and its subsidiaries that would be of the type and form customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A promulgated under the Securities Act, and of the type, form and substance necessary for an investment bank to receive customary comfort (including "negative assurance" comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include "segment reporting", consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation and related party disclosure related to SEC release Nos. 33-8732A, 34-54302A and IC-27444A or other information customarily excluded from a Rule 144A offering memorandum) and (2) customary "comfort letters" from Informatica's auditors (including customary "negative assurances") for a private placement transaction.

Merger Consideration

  Common Stock

        At the Effective Time, each outstanding share of common stock of Informatica (other than (1) shares owned by Newco, Merger Sub or Informatica, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Informatica; (2) the one share for which a person designated by Newco subscribes (the "Carry-Forward Share"); and (3) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration (which is $48.75 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time.

  Outstanding Equity Awards

        The Merger Agreement provides that Informatica's equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

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    Options.  Each option to purchase shares of Informatica common stock granted under the 2009 Plan, the 1999 Plan, or the 2003 Plan that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time, and (2) the amount, if any, by which $48.75 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $48.75 will be cancelled without consideration.

    •
    Restricted Stock Units.  Each Cashout RSU will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of Informatica common stock subject to such Cashout RSUs as of the Effective Time, and (2) $48.75. Each outstanding award of Rollover RSUs will be assumed so that the award of Rollover RSUs is cancelled and converted into a right to receive a cash payment equal to $48.75 multiplied by the number of shares of Informatica common stock subject to the award of Rollover RSUs that vest (if any), subject to continued employment through each applicable vesting date, except that the applicable vesting dates will be accelerated by 12 months. For awards of Performance Stock Units, the number of shares of Informatica common stock subject to such awards represent: (1) for an outstanding award of Performance Stock Units for which the applicable performance period has ended on or prior to the Effective Time, the number of shares that have been earned based on actual performance during the completed performance period and (2) for an outstanding award of Performance Stock Units for which the applicable performance has not ended on or prior to the Effective Time, the target number of shares, provided that if the applicable plan or agreements governing the terms of the award of Performance Stock Units provide for a greater number of shares to be able to vest on or prior to the Effective Time, then the terms of the applicable plan or agreement will control.

  ESPP

        All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the purchase date of the current purchase period in progress as of the date of the Merger Agreement, and the ESPP will terminate as of the Effective Time. No new purchase periods will begin under the ESPP on or after April 6, 2015, and ESPP participants will not be permitted to increase the rate of payroll contributions to the ESPP after April 6, 2015. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Exchange and Payment Procedures

        Prior to the closing of the Merger, Newco will designate a bank or trust company, which we refer to as the "payment agent," to make payments of the Merger consideration to stockholders. At or prior to the Effective Time, Newco or the Surviving Corporation will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate Merger Consideration to stockholders (excluding (1) shares owned by Newco, Merger Sub or Informatica, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Informatica; (2) the Carry-Forward Share; and (3) shares owned by stockholders who are entitled to and who properly exercised appraisal rights under the DGCL).

        Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

        If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to the Surviving Corporation, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Merger Consideration.

        The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Newco or the payment agent, deliver a bond in such amount as Newco or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

        The Merger Agreement contains representations and warranties of Informatica, Newco and Merger Sub.

        Some of the representations and warranties in the Merger Agreement made by Informatica are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means, with respect to Informatica, any fact, event, violation, inaccuracy, circumstance, change or effect that, individually or when taken together with all other such facts, events, violations, inaccuracies, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of Informatica and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, and whether directly or indirectly, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

    •
    general economic or political conditions in the United States or any other country or region in the world;

    •
    conditions in the industries in which Informatica or any of its subsidiaries conduct business;

    •
    changes in applicable law or GAAP or the interpretations thereof after the date of the Merger Agreement;

    •
    acts of war, terrorism or sabotage;

    •
    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

    •
    the public announcement or pendency of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement;

    •
    any failure by Informatica to meet published analysts' estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by Informatica to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by the definition of Company Material Adverse Effect);

    •
    any decline in the market price or change in the trading volume of Informatica's common stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by the definition of Company Material Adverse Effect);

    •
    any action taken that is required by the terms of the Merger Agreement;

    •
    any action taken at the written request of Newco or with the prior written consent or approval of Newco;

    •
    the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation; and

    •
    any legal proceedings made or brought by any of the current or former stockholders of Informatica (on their own behalf or on behalf of Informatica) against Informatica, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

        Notwithstanding the foregoing, any fact, event, violation, inaccuracy, circumstance, change or effect set forth in the first five items described in the above bullet points may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such fact, event, violation, inaccuracy, circumstance, change or effect has a disproportionate adverse effect on Informatica and its subsidiaries, taken as a whole, in relation to others in the industries in which Informatica and its subsidiaries operate.

        In the Merger Agreement, Informatica has made customary representations and warranties to Newco and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

    •
    due organization, valid existence, good standing and authority and qualification to conduct business with respect to Informatica and its subsidiaries;

    •
    Informatica's corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

    •
    the necessary approval of the Board of Directors;

    •
    the inapplicability of anti-takeover statutes to the Merger;

    •
    the rendering of Qatalyst Partners' opinion to the Board of Directors;

    •
    the necessary vote of stockholders in connection with the Merger Agreement;

    •
    required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

    •
    the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws to Informatica or its subsidiaries or the resulting creation of any lien upon Informatica's assets due to the performance of the Merger Agreement;

    •
    the capital structure of Informatica as well as the ownership and capital structure of its subsidiaries;

    •
    the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Informatica's securities;

    •
    the accuracy and required filings of Informatica's and its subsidiaries' SEC filings and financial statements;

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    Informatica's disclosure controls and procedures;

    •
    Informatica's internal accounting controls and procedures;

    •
    the absence of specified undisclosed liabilities;

    •
    the conduct of the business of Informatica and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since December 31, 2014;

    •
    the existence and enforceability of specified categories of Informatica's material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

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    Informatica's compliance with laws, and compliance with the terms of its contracts with governmental authorities;

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    possession of necessary permits;

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    legal proceedings;

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    tax matters;

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    employee benefit plans;

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    labor matters;

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    real property owned, leased or subleased by Informatica and its subsidiaries;

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    personal property of Informatica;

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    trademarks, patents, copyrights and other intellectual property matters;

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    insurance matters;

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    absence of any transactions, relations or understandings between Informatica or any of its subsidiaries and any affiliate or related person; and

    •
    payment of fees to brokers in connection with the Merger Agreement.

        In the Merger Agreement, Newco and Merger Sub have made customary representations and warranties to Informatica that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

    •
    due organization, good standing and authority and qualification to conduct business with respect to Newco and Merger Sub;

    •
    Newco's and Merger Sub's corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

    •
    required consents and regulatory filings in connection with the Merger Agreement;

    •
    the absence of any conflict or violation of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

    •
    ownership of capital stock of Newco and Merger Sub;

    •
    the absence of any stockholder or management arrangements related to the Merger;

    •
    the absence of litigation;

    •
    the solvency of Newco and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

    •
    matters with respect to Newco's financing and sufficiency of funds;

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    delivery and enforceability of the Funding Agreement; and

    •
    reliance upon Newco and Merger Sub's independent investigation of Informatica's business, operations and financial condition.

        The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

        The Merger Agreement provides that, except as (1) expressly required by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; (3) pursuant to Informatica's ASR Confirmations or (4) approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Informatica will, and will cause each of its subsidiaries to:

    •
    subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to signing the Merger Agreement;

    •
    use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; and

    •
    prepare and timely file all material tax returns to be filed by the Company and its subsidiaries and timely pay any material taxes shown as due on such tax returns (except to the extent such taxes are contested in good faith and adequate reserves have been established for such taxes).

        In addition, Informatica has also agreed that, except as (1) expressly required or permitted by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; (3) as required by or pursuant to Informatica's ASR Confirmations or (4) approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed) , during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Informatica will not, and will cause each of its subsidiaries not to, among other things:

    •
    amend the organizational documents of Informatica or any of its subsidiaries;

    •
    issue, sell, pledge, encumber or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Informatica or any of its subsidiaries, except for the issuance and sale of shares of Informatica's common stock pursuant to Company Options outstanding prior to the date of the Merger Agreement, the vesting of Cashout RSUs, Rollover RSUs, Performance Stock Units and similar equity awards outstanding prior to the date of the Merger Agreement or, subject to certain restrictions, options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date of the Merger Agreement;

    •
    acquire or redeem, directly or indirectly, or amend any securities of Informatica or its subsidiaries, except in connection with any net exercise or net share withholding arrangement regarding Company Options, Cashout RSUs, Rollover RSUs, Performance Stock Units and similar equity awards;

    •
    other than cash dividends made by one or more wholly-owned subsidiaries of Informatica to Informatica or one or more of Informatica's subsidiaries, (1) split, combine or reclassify any shares of Informatica's capital stock, (2) declare, set aside or pay any dividend or other similar distribution, or (3) make any other actual, constructive or deemed distribution in respect of shares of Informatica's capital stock;

    •
    adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    •
    incur, assume or suffer certain types of indebtedness or issue any debt securities;

    •
    except as required by law or the applicable plan, enter into, adopt, amend, modify, grant, commence participation in, alter a prior interpretation of or terminate any employment, consulting, employee benefit, equity award-related or compensatory agreements, plans or arrangements, increase the compensation, severance or benefits of employees or directors, provide or increase bonus, special remuneration, severance, or retirement compensation to directors, officers, employees, consultants or independent contractors, or hire or terminate other than for cause any directors or officers, other than, in certain cases, in the ordinary course of business consistent with past practice or in a manner that does not materially increase the costs of administering or maintaining the applicable benefit plan;

    •
    make deposits or contributions of cash or property to secure the payment of compensation or benefits under employee plans other than deposits and contributions that are required under the terms of those plans;

    •
    acquire, sell, lease, license or dispose of any property or assets except for (1) transactions with an aggregate value of less than $2,500,00 individually or $5,000,000 in the aggregate, (2) the sale of goods or grants of non-exclusive licenses to intellectual property rights in the ordinary course of business consistent with past practice, (3) capital expenditures that, individually or in the aggregate, are not in excess of $500,000 individually and $1,000,000 in the aggregate, or (4) any capital expenditure (or series of related expenditures) that are consistent in all material respects with Informatica's annual capital expenditure budget for periods following the date of the Merger Agreement;

    •
    change accounting principles or practices;

    •
    (1) change material tax elections, (2) file any amended tax return that would materially increase the taxes payable by Informatica or its subsidiaries, (3) settle any tax claims, (4) adopt or change any material tax accounting method, (5) surrender any right to claim a material tax refund, (6) enter into any "closing agreement" within the meaning of Section 7121 of the internal revenue code, or (7) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

    •
    acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any equity interest therein;

    •
    enter into, renew, amend or terminate any material contracts (other than in the ordinary course of business);

    •
    settle litigation involving Informatica or its subsidiaries other than any settlement that does not include any obligation (other than the payment of money not in excess of $1,000,000 individually or $2,500,000 in the aggregate) to be performed by Informatica or its subsidiaries following the Effective Time; or

    •
    enter into an agreement or otherwise authorize or commit to do any of the foregoing.

Alternative Acquisition Proposals

        From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Informatica has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

    •
    solicit, initiate, knowingly encourage, cooperate with, knowingly facilitate or knowingly induce the making of any submission or announcement of any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal or acquisition transaction (each as defined below);

    •
    furnish to any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to Informatica or any of its subsidiaries or afford access to the business, properties, assets, books or records of Informatica or its subsidiaries (in each case in connection with an acquisition proposal or an acquisition transaction, each as defined below), or take any other action intended to assist or facilitate the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

    •
    participate or engage in discussions or negotiations with any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) regarding an acquisition proposal or acquisition transaction (each as defined below);

    •
    approve, endorse or recommend an acquisition proposal or acquisition transaction (each as defined below);

    •
    execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an acquisition proposal or acquisition transaction (each as defined below), other than certain permitted confidentiality agreements;

    •
    terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or other similar agreement entered into by Informatica in respect of or in contemplation of an acquisition proposal or acquisition transaction (each as defined below);

    •
    take any action to make the provisions of any takeover laws inapplicable to any acquisition proposal or acquisition transaction (each as defined below); or

    •
    publicly propose to do any of the foregoing.

        Notwithstanding the restriction described above, prior to the adoption of the Merger Agreement by Informatica's stockholders, Informatica may provide information to, and engage or participate in negotiations or discussions with, a person that has made a written acquisition proposal after the date of the Merger Agreement that was not solicited in material violation of the above restrictions if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) Informatica already has entered into, or enters into, an acceptable confidentiality agreement with such third party, (2) Informatica notifies Newco of the identity of such person and provides Newco all terms and conditions of such acquisition proposal and a copy thereof, and (3) if Informatica furnishes non-public information to the third party which Newco has not yet received, it will furnish or make available such information to Newco or its representatives contemporaneously.

        For purposes of this proxy statement and the Merger Agreement:

        "Acquisition proposal" means any offer, proposal or indication of interest from any person (other than an offer or proposal by Newco or Merger Sub) relating to any acquisition transaction.

        "Acquisition transaction" means any transaction or series of related transactions (other than the Merger) involving:

  (1)
  any acquisition or purchase by any third party, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of Informatica, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of Informatica;

  (2)
  any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Informatica and a third party pursuant to which the stockholders of Informatica immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or

  (3)
  any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a third party of twenty percent (20%) or more of the consolidated assets of Informatica and its subsidiaries (with assets being measured by the fair market value thereof).

        "Superior proposal" means any written competing acquisition transaction made by a third party after April 6, 2015 that (1) was not solicited in material violation of the non-solicitation provisions of the Merger Agreement and (2) the Board of Directors determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such acquisition proposal, including the financial, legal, regulatory and other aspects of such acquisition proposal) is more favorable to Informatica's stockholders than the transactions contemplated by the Merger Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all financial regulatory, legal and other aspects of the proposal (including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable person that has agreed to provide or cause to be provided the amounts set forth therein).

        "Competing acquisition transaction" has the same meaning as "acquisition transaction" except that all references therein to "20%" and "80%" will be deemed to be references to "50%".

The Board of Directors' Recommendation; Company Board Recommendation Change

        As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote "FOR" the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a company board recommendation change except as described below.

        Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following being referred to as a "company board recommendation change"):

    •
    fail to make, withdraw, amend, modify or qualify the company board recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify the company board recommendation in a manner that is adverse to Newco, or publicly propose to do so; or

    •
    approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction other than the Merger.

        The Board of Directors may only effect a company board recommendation change for an intervening event unrelated to a superior proposal if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (taking into account any adjustment or revisions proposed by Newco), and prior to taking such action:

    •
    Informatica has provided prior written notice to Newco at least five business days in advance of its intention to take such action, which notice must specify in detail the basis for the company board recommendation change;

    •
    during such five business day period, Informatica has negotiated in good faith with Newco to the extent Newco wishes to negotiate, to enable Newco to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action; and

    •
    following such five business day period, the Board of Directors has determined in good faith (after consultation with its financial advisor and legal counsel) that the revisions proposed by Newco would not obviate the need for a company board recommendation change in response to such intervening event.

        In addition, the Board of Directors may only effect a company board recommendation change in response to a bona fide acquisition proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

    •
    the written acquisition proposal was not solicited in material violation of Informatica's non-solicitation obligations under the Merger Agreement;

    •
    the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal (which determination and any public announcement thereof will not constitute a company board recommendation change);

    •
    Informatica has provided prior written notice to Newco at least three business days in advance of its intention to effect a company board recommendation change (which notice will include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such superior proposal and the identity of the person making such superior proposal);

    •
    if requested by Newco, during the three business day notice period describe above, Informatica has negotiated with Newco regarding modifications to the terms and conditions of the Merger Agreement so that such superior proposal would cease to be a superior proposal;

    •
    prior to the end of such three business day period, Newco has not made a counter-offer or proposal in writing and in a manner that, if accepted by Informatica, would form a binding contract, that the Board of Directors determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the stockholders of Informatica as the superior proposal (it being understood that (1) any material revision to the terms of the superior proposal, including any revision in price, will require a new written notice to Newco, (2) the three business day period will be extended, if applicable, to the extent necessary to ensure that at least three business days remain subsequent to each time Informatica notifies Newco of any material revision and (3) there may be multiple extensions of the three business day period); and

    •
    the Board of Directors determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such superior proposal, the failure to effect a company board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        For purposes of this proxy statement and the Merger Agreement, an "intervening event" means any event, circumstance, change, effect, development or condition occurring or arising after April 6, 2015 that was not known by the Board of Directors as of or prior to April 6, 2015.

Employee Benefits

        Newco has agreed to continue to employ all individuals who are employees of Informatica or its subsidiaries as of immediately prior to the Effective Time, whom we refer to as "continuing employees." For a period of one year following the Effective Time, all continuing employees will be provided compensation, benefits, and severance payments (other than equity-based benefits) that are (1) at levels not less than those in effect as of the date of the Merger Agreement or, (2) taken as a whole, no less favorable in the aggregate to such compensation, benefits, and severance payments (other than equity-based benefits) provided to the continuing employee immediately prior to the Effective Time, or (3) a combination of (1) and (2) so that taken as a whole, the compensation, benefits and severance payments (other than equity-based benefits) are no less favorable in the aggregate than those provided to the continuing employee immediately prior to the Effective Time. For a period of one year following the Effective Time, the surviving corporation will provide severance benefits to eligible continuing employees in accordance with Informatica's severance plans, guidelines, and practices as in effect at Informatica on April 6, 2015.

        The Surviving Corporation will grant each continuing employee credit for all service with Informatica and its subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement but excluding any defined benefit plan or retiree welfare plan). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits or was not recognized by Informatica for similar purposes as of immediately prior to April 6, 2015. Continuing employees will be eligible to participate immediately in new benefit plans established by the surviving corporation that replace any comparable Informatica benefit plans in which the employee participated immediately prior to the Effective Time. With respect to any new medical, dental, pharmaceutical, vision, and/or disability benefit plans, the surviving corporation will use its best efforts to cause waiting periods and similar requirements to be waived and for participants to receive full credit for eligible expenses toward deductibles and similar requirements for the applicable plan year. Further, the surviving corporation will credit continuing employees for accrued vacation and paid time off that are unused immediately prior to the Effective Time (without limiting future accruals) as well as use is best efforts to credit continuing employees' accounts under any new flexible spending plan with respect to any unused balance under the corresponding Informatica plan that the new plan replaces.

Efforts to Close the Merger

        Under the Merger Agreement, Newco, Merger Sub and Informatica agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as reasonably necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Indemnification and Insurance

        The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Newco will cause the Surviving Corporation and its subsidiaries to) (1) honor and fulfill in all respects the obligations of Informatica and its subsidiaries under any and all indemnification agreements between Informatica or any of its subsidiaries, on the one hand, and the current or former directors or officers of Informatica or Informatica's subsidiaries, on the other hand (including any person that becomes a director or officer of Informatica or its subsidiaries prior to the Effective Time), and (2) include in the certificates of incorporation and bylaws (and similar organizational documents) of Informatica and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in Informatica's current certificate of incorporation and bylaws, for a period of six years from the Effective Time.

        In addition, the Merger Agreement provides that, during the six year period commencing at the Effective Time, the Surviving Corporation will (and Newco must cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Informatica or Informatica's subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person's capacity as a director or officer of Informatica or Informatica's subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will (and Newco must cause the Surviving Corporation to) pay all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

        In addition, without limiting the foregoing, the Merger Agreement requires Newco to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Informatica's directors' and officers' insurance policies for a period of at least six years commencing at the Effective Time. Neither Newco nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums paid by Informatica for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount Newco shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

        For more information, please refer to the section of this proxy statement captioned "The Merger — Interests of Informatica's Directors and Executive Officers in the Merger."

Other Covenants

  Stockholders Meeting

        Informatica has agreed to take all necessary action (in accordance with applicable law and Informatica's organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger. Informatica may postpone the Special Meeting if (1) there are not holders of a sufficient number of shares present or represented by proxy at the Special Meeting to constitute a quorum, (2) Informatica is required to postpone or adjourn the Special Meeting by applicable law, order or a request from the SEC or its staff, or (3) the Board of Directors (or any committee thereof) determine in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Special Meeting, including in order to give Informatica's stockholders sufficient time to evaluate any information or disclosure that it has sent to its stockholders or otherwise made available to them (including in connection with any company board recommendation change).

  Stockholder Litigation

        Informatica will (1) provide Newco with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Newco reasonably informed with respect to the status thereof; (3) give Newco the opportunity to participate in the defense, settlement or prosecution of any such litigation; (4) consult with Newco with respect to the defense, settlement or prosecution of any such litigation; and (5) will consider in good faith any comments or suggestions offered by Newco in respect to any such litigation.

        Informatica will also provide Newco with prompt notice of all communication it or its subsidiaries receive from any governmental authority in connection with the Merger or any other transaction contemplated by the Merger Agreement or from any person alleging that the consent of such person is required in connection with the transactions contemplated by the Merger Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Informatica, its subsidiaries or Newco.

Conditions to the Closing of the Merger

        The obligations of Newco and Merger Sub, on the one hand, and Informatica, on the other hand, to consummate the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

    •
    the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

    •
    the (1) expiration or termination of the applicable waiting period under the HSR Act; (2) approval or clearance of the Merger by CFIUS; and (3) approval or clearance of the Merger by the relevant antitrust authorities in the European Union, Russia, Turkey and Israel; and

    •
    the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority in any of the relevant antitrust jurisdictions.

        In addition, the obligations of Newco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

    •
    the representations and warranties of Informatica relating to organization and standing, authorization and enforceability, and capitalization being true and correct in all material respects both when made and on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date); provided that for the purpose of determining the accuracy of such representations and warranties all qualifications based on a "Company Material Adverse Effect" and all materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

    •
    the representation and warranty of Informatica being true and correct in all respects, both when made and on and as of the closing date with the same force and effect as if made on and as of such date, that since December 31, 2014 through the date of the Merger Agreement there has not been or occurred or there does not exist, as the case may be, any effect, that individually or in the aggregate, has or would reasonably be expected to have, any Company Material Adverse Effect;

    •
    the other representations and warranties of Informatica set forth elsewhere in the Merger Agreement being true and correct both when made and on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date; provided that for the purpose of determining the accuracy of such representations and warranties all qualifications based on a "Company Material Adverse Effect" and all materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

    •
    Informatica having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by Informatica at or prior to the closing date;

    •
    since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

    •
    the receipt by Newco and Merger Sub of a certificate of Informatica, validly executed for and on behalf of Informatica and in its name by the chief executive officer and the chief financial officer thereof, certifying that the conditions described in the preceding five bullets have been satisfied; and

    •
    the receipt by Newco and Merger Sub of a payoff letter in form reasonably satisfactory to Newco in respect of Informatica's existing credit agreement.

        In addition, the obligation of Informatica to consummate the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

    •
    the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are qualified by "materiality" being true and correct both when made and on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date);

    •
    the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are not so qualified by "materiality" being true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date);

    •
    Newco and Merger Sub having performed and complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement be performed and complied with by Newco or Merger Sub at or prior to the closing date; and

    •
    the receipt by Informatica of a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time, in the following ways:

    •
    by mutual written agreement of Informatica and Newco;

    •
    by either Informatica or Newco if:

    •
    the Effective Time shall not have occurred on or before the first business day after October 6, 2015, which we refer to as the "termination date" (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to fulfill any of its obligations under the Merger Agreement has been a principal cause or resulted in the failure of the closing of the Merger to have occurred on or before such date);

    •
    Informatica's stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

    •
    any governmental authority in the U.S., the European Union, Turkey, Russia or Israel shall have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of the Merger permanently illegal in the U.S., the European Union, Russia, Turkey or Israel, or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., the European Union, Russia, Turkey or Israel, or (2) issued or granted any order that is in effect and that has the effect of making the Merger illegal permanently in the U.S., the European Union, Russia, Turkey or Israel or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., the European Union, Russia, Turkey or Israel and such order has become final and nonappealable;

    •
    by Informatica if:

    •
    Informatica is not in material breach of any representation, warranty or covenant contained in the Merger Agreement, and Newco or Merger Sub has breached any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the date that is 30 calendar days following Informatica's delivery of written notice of such breach or inaccuracy (provided that Informatica may terminate before the end of the 30 calendar days if Newco or Merger Sub cease or fail to exercise and continue not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

    •
    in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Informatica has irrevocably notified Newco in writing that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the date set forth in such notice (provided the specified termination date must be at least one business day subsequent to the date of notice); or

      •
      prior to the adoption of the Merger Agreement by stockholders and so long as Informatica is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Informatica paying to Newco a termination fee of $160 million; and

    •
    by Newco if:

    •
    Newco is not in material breach of any representation, warranty or covenant contained in the Merger Agreement, and Informatica has breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the date that is 30 calendar days following Newco's delivery of written notice of such breach (provided that Newco may terminate before the end of the 30 calendar days if Informatica ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

    •
    (1) the Board of Directors has failed to include the company board recommendation in this proxy statement or effects a company board recommendation change (except that such right to terminate will expire upon the receipt of the requisite stockholder approval), (2) Informatica enters into a definitive agreement with respect to an acquisition transaction, (3) the Board of Directors or any committee thereof approves, endorses or recommends any acquisition proposal or Informatica enters into an agreement requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fails to consummate the Merger, (4) Informatica or the Board of Directors has publicly announced its intention to do any of the foregoing, or (5) a tender or exchange offer relating to Informatica's securities has been commenced by a person unaffiliated with Newco, and Informatica takes any formal action or makes any recommendation or public statement in connection with the tender or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Board of Directors, or Informatica does not send to its securityholders a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is published, sent or given.

        In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any breach of the Merger Agreement prior to such termination, or any fraud committed in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of Permira and Informatica, the Equity Commitment Letter or the Funding Agreement, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

  Termination Fee Payable by Informatica

        If the Merger Agreement is terminated in specified circumstances, Informatica has agreed to pay Newco a termination fee of $160 million.

        Newco will be entitled to receive the termination fee from Informatica if the Merger Agreement is terminated:

    •
    by Newco or Informatica (1) because the stockholders fail to the adopt the Merger Agreement, (2) prior to the time at which a vote is taken on the adoption of the Merger Agreement (or an adjournment or postponement thereof) an offer or proposal for a competing acquisition transaction that was not publicly announced or known prior to the execution of the Merger Agreement is publicly announced or will become publicly known and not withdrawn and (3) concurrently with or within one year following the termination of the Merger Agreement, a competing acquisition transaction (whether the competing acquisition transaction made prior to the Special Meeting or a different competing acquisition transaction) is consummated or Informatica enters into a definitive contract to consummate a competing acquisition transaction (whether the competing acquisition transaction made prior to the Special Meeting or a different competing acquisition transaction) and such competing acquisition transaction is subsequently consummated;

    •
    by Newco (1) as a result of Informatica's breach of a covenant set forth in the Merger Agreement, (2) prior to the time at which a vote is taken on the adoption of the Merger Agreement (or an adjournment or postponement thereof) an offer or proposal for a competing acquisition transaction that was not publicly announced or known prior to the execution of the Merger Agreement is publicly announced or will become publicly known and not withdrawn, (3) Informatica's breach of covenant giving rise to Newco's right to terminate the Merger Agreement occurred following such offer or proposal for a competing transaction and (4) concurrently with or within one year following the termination of the Merger Agreement, a competing acquisition transaction (whether the competing acquisition transaction made prior to the Special Meeting or a different competing acquisition transaction) is consummated or Informatica enters into a definitive contract to consummate a competing acquisition transaction (whether the competing acquisition transaction made prior to the Special Meeting or a different competing acquisition transaction) and such competing acquisition transaction is subsequently consummated;

    •
    by Informatica in order to enter into a definitive agreement to consummate a superior proposal that was not solicited in violation of the terms of the Merger Agreement and Informatica gave Newco the proper notice and ability to negotiate revisions of the terms of the Merger Agreement in order to cause the proposal to cease to be a superior proposal;

    •
    by Newco in the event that (1) the Board of Directors shall have effected a company board recommendation change, (2) Informatica enters into a definitive agreement with respect to an acquisition transaction, (3) the Board of Directors or any committee thereof approves, endorses or recommends any acquisition proposal or Informatica enters into an agreement requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fails to consummate the Merger, (4) Informatica or the Board of Directors has publicly announced its intention to do any of the foregoing, or (5) a tender or exchange offer relating to Informatica's securities has been commenced by a person unaffiliated with Newco, and Informatica takes any formal action or makes any recommendation or public statement in connection with the tender or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Board of Directors, or Informatica does not send to its securityholders a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is published, sent or given.

  Termination Fee Payable by Newco

        If the Merger Agreement is terminated in specified circumstances, Newco has agreed to pay Informatica a termination fee of $320 million.

        Informatica will be entitled to receive the termination fee from Newco if the Merger Agreement is terminated:

    •
    by Informatica because Newco has materially breached its representations, warranties, covenants or agreements in the Merger Agreement

    •
    Note that for the purposes of this termination scenario, but not for the purposes of the third bullet in this section, below, Informatica will not be entitled to receive the termination fee from Newco if Newco is concurrently entitled to terminate the Merger Agreement pursuant to (1) Informatica's breach or failure to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement or (2) the Board of Directors making a company recommendation change, Informatica entering into a definitive agreement in respect of an alternative acquisition proposal or the Board of Directors failing to recommend against an acquisition proposal, tender offer or exchange offer, in accordance with the provisions described in the Termination of the Merger Agreement description above).

    •
    by Informatica (1) because all of the applicable conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) (2) Informatica has irrevocably notified Newco in writing that it is ready, willing and able to consummate the Merger and the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and (3) Newco and Merger Sub fail to consummate the Merger on the date set forth in such notice (provided the specified termination date must be at least one business day subsequent to the date of notice); or

    •
    by Informatica or Newco for failure to consummate the Merger on or prior to the termination date, if Informatica would have been able to terminate pursuant to the bullets above.

Specific Performance

        In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to prevent any breaches or threatened breaches of the Merger Agreement or specifically enforce the terms of the Merger Agreement.

        Notwithstanding the foregoing, Informatica will be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco's obligation to cause the equity financing to be funded (and to exercise its third party beneficiary rights under the equity commitment letters) and to consummate the Merger only in the event that (1) all conditions to Newco's and Merger Sub's obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing), (2) the debt financing has been funded or will be funded if the equity financing is funded at the closing, (3) Newco and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, (4) Informatica has irrevocably confirmed in writing to Newco that it is ready, willing and able to consummate the Merger and all conditions to Informatica's obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing) or that it is willing to waive any such unsatisfied conditions, and (5) if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur.

        Although Informatica may pursue both a grant of specific performance and the payment of the termination fee by Newco, Informatica will not be permitted or entitled to receive both (1) a grant of specific performance that permits the consummation of the transactions contemplated by the Merger Agreement, including the

Merger, and (2) monetary damages in connection with the Merger Agreement or any termination thereof, including all or any portion of the termination fee payable by Newco.

Fees and Expenses

        Except in specified circumstances, whether or not the Merger is completed, Informatica, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

        The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by Informatica, Newco and Merger Sub. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

        The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

        Our common stock is listed on NASDAQ under the symbol "INFA." As of May 6, 2015, there were 104,710,547 shares of common stock outstanding, held by approximately 74 stockholders of record. We have never declared or paid any cash dividends on our common stock.

        The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2015	$48.44	$43.55
From April 1, 2015 through May 6, 2015
March 31	45.45	34.53
Fiscal Year 2014 — Quarter Ended
December 31	$39.26	$31.26
September 30	36.24	29.87
June 30	39.93	34.62
March 31	43.79	37.01
Fiscal Year 2013 — Quarter Ended
December 31	$42.00	$36.32
September 30	41.49	34.40
June 30	37.49	30.27
March 31	39.87	29.39
Fiscal Year 2012 — Quarter Ended
December 31	$35.44	$23.83
September 30	43.51	27.23
June 30	54.49	39.00
March 31	53.74	34.15

        On May 8, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $48.27 per share. You are encouraged to obtain current market quotations for our common stock.

        Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of May 6, 2015, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of May 6, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Informatica Corporation, 2100 Seaport Blvd., Redwood City, CA 94063.

        The percentages in the table below are based on 104,710,547 shares of common stock outstanding as of May 6, 2015. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)(2)
5% Stockholders:
Blackrock, Inc. (3)	8,079,602	7.7%
The Vanguard Group, Inc. (4)	6,687,340	6.2%
Scopia Capital Management L.P. (5)	6,458,993	6.2%
Elliott Associates, L.P. (6)	5,948,591	5.7%

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of May 6, 2015 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)
The total number of shares of common stock outstanding as of May 6, 2015 was 104,710,547.

(3)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 26, 2015.

(4)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2015.

(5)
The address of Scopia Capital Management LP is 152 West 57th Street, 33rd Floor, New York, NY 10019. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 17, 2015.

(6)
The address of Elliott Associates, L.P. is 40 West 57th Street, New York, NY 10019. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 24, 2015.

(7)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 11, 2014.

Name	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)(2)
Directors:
Mark A. Bertelsen (3)	28,364	*
Amy Chang (4)	14,027	*
Mark Garrett (5)	16,694	*
Gerald Held (6)	16,694	*
Hilarie Koplow-McAdams (7)	4,240	*
Charles J. Robel (8)	24,947	*
A. Brooke Seawell (9)	17,027	*
Geoffrey W. Squire (10)	116,694	*
Named Executive Officers:
Sohaib Abbasi (11)	947,931	1.6%
Michael Berry (12)	60,000	*
Margaret Breya (13)	65,099	*
Anil Chakravarthy (14)	105,175	*
Ivan Chong (15)	110,957	*
Earl E. Fry (16)	307,659	*
Charles Race (17)	93,007	*
All current directors and executive officers as a group (15 persons) (18)	1,984,888	3.5%

*
Less than 1%

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of May 6, 2015 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)
The total number of shares of common stock outstanding as of May 6, 2015 was 104,710,547.

(3)
Includes 30,000 shares subject to options that vest within 60 days of May 6, 2015.

(4)
Includes 24,583 shares subject to options that vest within 60 days of May 6, 2015.

(5)
Includes 45,000 shares subject to options that vest within 60 days of May 6, 2015 and 9,000 shares of which he has elected to defer delivery.

(6)
Includes 45,000 shares subject to options that vest within 60 days of May 6, 2015 and 9,000 shares of which he has elected to defer delivery.

(7)
Includes 6,690 shares subject to options that vest within 60 days of May 6, 2015.

(8)
Includes 45,000 shares subject to options that vest within 60 days of May 6, 2015 and 6,000 shares of which he has elected to defer delivery.

(9)
Includes 45,000 shares subject to options that vest within 60 days of May 6, 2015.

(10)
Includes 45,000 shares subject to options that vest within 60 days of May 6, 2015.

(11)
Includes 785,874 shares subject to options that vest within 60 days of May 6, 2015.

(12)
Includes 0 shares subject to options that vest within 60 days of May 6, 2015.

(13)
Includes 108,174 shares subject to options that vest within 60 days of May 6, 2015.

(14)
Includes 100,186 shares subject to options that vest within 60 days of May 6, 2015.

(15)
Includes 227,262 shares subject to options that vest within 60 days of May 6, 2015.

(16)
Includes 401,802 shares subject to options that vest within 60 days of May 6, 2015.

(17)
Includes 107,092 shares subject to options that vest within 60 days of May 6, 2015.

(18)
Includes 2,102,610 shares subject to options that vest within 60 days of May 6, 2015.

FUTURE STOCKHOLDER PROPOSALS

        If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Informatica. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

        Informatica will hold an annual meeting in 2015 only if the Merger has not already been completed.

        Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2015, if held, must be received by us at our offices 2100 Seaport Blvd., Redwood City, CA 94063, Attention: Corporate Secretary, no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of the date of our 2015 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

        Stockholders may only present a matter for consideration at our annual meeting in 2015, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which Informatica first mailed its proxy materials or a notice of availability of proxy materials for the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then notice by the stockholder to be timely must be so received not earlier than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following Informatica filings with the SEC are incorporated by reference:

    •
    Informatica's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014;

    •
    Informatica's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015; and

    •
    Informatica's Current Reports on Form 8-K filed on April 7, 2015, February 10, 2015, February 9, 2015, February 4, 2015 and January 27, 2015.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

        You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC's public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Informatica Corporation
Attn: Corporate Secretary
2100 Seaport Blvd.
Redwood City, CA 94063

        If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.informatica.com. The information included on our website is not incorporated by reference into this proxy statement.

        If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

MISCELLANEOUS

        Informatica has supplied all information relating to Informatica, and Newco has supplied, and Informatica has not independently verified, all of the information relating to Newco and Merger Sub contained in this proxy statement.

        You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 18, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

MERGER AGREEMENT
by and among
ITALICS INC.
ITALICS MERGER SUB INC.
and
INFORMATICA CORPORATION
Dated April 6, 2015

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 6, 2015, by and among Italics Inc., a Delaware corporation ("Newco"), Italics Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Newco ("Merger Sub"), and Informatica Corporation, a Delaware corporation (the "Company"). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

        WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the "Merger"), and each share (each a "Share" and collectively, the "Shares") of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") then outstanding (other than the Carry-Forward Share (as defined in Section 1.1(a))) will thereupon be cancelled and converted into the right to receive Forty-Eight Dollars and Seventy-Five Cents ($48.75) in cash, without interest (the "Merger Consideration").

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the stockholders of the Company (the "Company Stockholders") adopt this Agreement.

        WHEREAS, the Boards of Directors of Newco and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

        WHEREAS, concurrently with the execution of this Agreement, Permira V L.P.1, Permira V L.P.2, Permira Investments Limited, P5 Co-Investment L.P., P5 CIS S.à r.l., Permira V I.A.S L.P. and Canada Pension Plan Investment Board (the "Sponsors") and the Company are entering into a Fee Funding Agreement (the "Funding Agreement") pursuant to which the Sponsors agree, on the terms and subject to the conditions contained therein, to fund to Newco certain payment obligations of Newco and Merger Sub under this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Carry-Forward Share Purchase and the Merger.

          (a)    Carry-Forward Share Purchase.    Immediately prior to the Effective Time, a Person ("TPH") designated by Newco (by written notice to the Company) shall subscribe for one Share (the "Carry-Forward Share") in exchange for cash equal to the Merger Consideration, and the Company shall issue the Carry-Forward Share to such Person in exchange for such cash payment.

          (b)    Merger.    Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation." Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL (and any other applicable Delaware law) by filing a certificate of merger in customary form and substance (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the "Effective Time."

        1.2    The Surviving Corporation of the Merger.

          (a)    Certificate of Incorporation and Bylaws of the Surviving Corporation.

            (i)    Certificate of Incorporation.    Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Informatica Corporation".

            (ii)    Bylaws.    Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          (b)    Directors and Officers of the Surviving Corporation.

            (i)    Directors.    At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

            (ii)    Officers.    At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

        1.3    General Effects of the Merger.    The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Effect of the Merger on Capital Stock of the Merging Corporations.

          (a)    Capital Stock of Merger Sub.    Subject to the last sentence of this Section 1.4(a), at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, (i) each share of class A common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of class A common stock of the Surviving Corporation, with each certificate evidencing ownership of such shares of class A common stock of Merger Sub thereafter evidencing ownership of shares of class A common stock of the Surviving Corporation and (ii) each share of class B common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be canceled and extinguished for no consideration. Notwithstanding anything to the contrary contained herein, Newco shall have the right to convert Merger Sub from a Delaware corporation into a Delaware limited liability company prior to the Closing Date (the "Merger Sub Conversion"), provided that Newco shall notify the Company of such conversion no later than five (5) Business Days prior to the Closing Date. In the event that the Merger Sub Conversion is consummated, and only in such event, the first sentence of this Section 1.4(a) shall be inapplicable and of no further force and effect and, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each limited liability company interest of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of class A common stock of the Surviving Corporation, with each certificate evidencing ownership of such limited liability company interests of Merger Sub, if any, thereafter evidencing ownership of shares of class A common stock of the Surviving Corporation.

          (b)    Common Stock of the Company.

            (i)    Generally.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, other than as otherwise set forth in this Section 1.4(b) , each Share that is outstanding immediately prior to the Effective Time (whether vested or unvested or otherwise subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights), other than Cancelled Shares, Dissenting Shares and the Carry-Forward Share, shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the certificate, if any, representing such Share or the transfer of such non-certificated Shares represented by book entry ("Uncertificated Shares") in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Shares (other than the Carry-Forward Share) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares (other than the Carry-Forward Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares (other than the Carry-Forward Share) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares (other than the Carry-Forward Share) is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

            (ii)    Cancelled Shares.    Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time ("Cancelled Shares"), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

            (iii)    Dissenting Shares.    Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and the Carry-Forward Share) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect, withdraws or otherwise loses such holder's appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

            (iv)    Carry-Forward Share.    At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, the Carry-Forward Share shall be converted into and become one validly issued, fully paid and nonassessable share of class B common stock of the Surviving Corporation (and such share of class B common stock of the Surviving Corporation, along with the shares of class A common stock of the Surviving Corporation into which the shares of class A common stock of Merger Sub (or, in the event that the Merger Sub Conversion is consummated, the limited liability company interests of Merger sub) are converted pursuant to Section 1.4(a), shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time).

          (c)    Stock Awards of the Company.

            (i)    Stock Options.    Newco shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger

    Consideration over (B) the exercise price per share of such Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option (the "Option Consideration"); provided that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes. The Company agrees to take all actions necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 1.4(c)(i) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Option. The cancellation of a Company Option as provided in the first sentence of this Section 1.4(c)(i) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

            (ii)    Restricted Stock Units.

              (A)   Vested RSUs.    Except as otherwise agreed to in writing by Newco and a holder of a Vested RSU prior to the Effective Time, at the Effective Time, each Vested RSU shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Vested RSUs (the "Vested RSU Consideration"). The payment of the Vested RSU Consideration will be subject to withholding (pursuant to net share issuance and withholding) for all required Taxes. The Company agrees to take all action necessary to effect this cancellation of Vested RSUs upon the Effective Time and to give effect to this Section 1.4(c)(ii)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty calendar days) following the Closing, but subject to any payment timing requirements set forth in the applicable plan and/or any applicable agreements governing the Vested RSUs, Newco shall cause the Surviving Corporation to pay to each holder of Vested RSUs, the Vested RSU Consideration, less any applicable withholding taxes, required to be paid to the holder of such Vested RSUs. The cancellation of an award of Vested RSUs as provided in the first sentence of this Section 1.4(c)(ii)(A) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Vested RSUs.

              (B)   Rollover RSUs.    Except as otherwise agreed to in writing by Newco and a holder of an award covering any Rollover RSUs prior to the Effective Time, at the Effective Time each award covering any Rollover RSUs shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be assumed and converted into a right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Rollover RSUs (each, a "Converted RSU Cash Award"). Each portion of any Converted RSU Cash Award shall, subject to the holder's continued employment with Newco or its Affiliates (including the Surviving Corporation) through the Adjusted Vesting Date relating to the underlying Rollover RSU, vest on the applicable Adjusted Vesting Date and the vested portion of the Converted RSU Cash Award will be paid to the holder of such Converted RSU Cash Award in accordance with the terms of the applicable plan and/or applicable agreements governing the Rollover RSU. The Converted RSU Cash Awards will otherwise retain the same terms and conditions as contained in the original Rollover RSU. For the avoidance of doubt, Newco shall assume the Rollover RSUs as Converted RSU Cash Awards in connection with the Merger subject to the terms and conditions set forth in this Section 1.4(c)(ii)(B). For the purposes of all Rollover

      RSUs and Rollover PSUs, each vesting date underlying the applicable award shall be accelerated by twelve months (each an "Adjusted Vesting Date").

            (iii)    Performance Restricted Stock Units.    With respect to PSUs that are outstanding as of immediately prior to the Effective Time, the number of Shares subject to the applicable PSU shall be determined as follows: (x) if the performance period has already been completed, the number of Shares subject to the applicable PSU shall be based on actual performance during the completed performance period or (y) if the applicable performance period has not been completed, all performance goals shall be deemed achieved at one hundred percent (100%) of the applicable target levels, provided that if the applicable plan and/or any applicable agreements governing the PSUs specify that a greater number of Shares subject to the PSUs otherwise would vest on or prior to the Effective Time, then the terms of the applicable plan and/or any applicable agreements governing such PSU shall control. PSUs outstanding as of the Effective Time shall vest and settle as set forth below.

              (A)   Vested PSUs.    Except as otherwise agreed to in writing by Newco and a holder of a Vested PSU prior to the Effective Time, at the Effective Time, each Vested PSU shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such PSUs (as determined in accordance with this Section 1.4(c)(iii)) (the "Vested PSU Consideration"). The payment of the Vested PSU Consideration will be subject to withholding (pursuant to net share issuance and withholding) for all required Taxes. The Company agrees to take all action necessary to effect this cancellation of Vested PSUs upon the Effective Time and to give effect to this Section 1.4(c)(iii)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty calendar days) following the Closing, but subject to any payment timing requirements set forth in the applicable plan and/or any applicable agreements governing the Vested PSUs, Newco shall cause the Surviving Corporation to pay to each holder of Vested PSUs the Vested PSU Consideration, less any applicable withholding taxes, required to be paid to the holder of such Vested PSUs. The cancellation of an award of Vested PSUs as provided in the first sentence of this Section 1.4(c)(iii)(A) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Vested PSUs.

              (B)   Rollover PSUs.    Except as otherwise agreed to in writing by Newco and a holder of an award covering any Rollover PSUs prior to the Effective Time, at the Effective Time each award covering any Rollover PSUs shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be assumed and converted into a right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Rollover PSUs (as determined in accordance with this Section 1.4(c)(iii)) (each, a "Converted PSU Cash Award"). Each portion of any Converted PSU Cash Award shall, subject to the holder's continued employment with Newco or its Affiliates (including the Surviving Corporation) through the applicable Adjusted Vesting Dates relating to the underlying Rollover PSU, vest on the applicable Adjusted Vesting Dates and the vested portion of the Converted PSU Cash Award will be paid to the holder of such Converted PSU Cash Award in accordance with the terms of the applicable plan and/or applicable agreements governing the Rollover PSU. The Converted PSU Cash Awards will otherwise retain the same terms and conditions as contained in the original Rollover PSU. For the avoidance of doubt, Newco shall assume the Rollover PSUs as Converted PSU Cash Awards in connection with the Merger subject to the terms and conditions set forth in this Section 1.4(iii)(B).

            (iv)    Treatment of ESPP.    The Company shall terminate the ESPP effective as of the Effective Time. If the Purchase Period (as defined in the ESPP) under the ESPP that is in effect on the date of this Agreement (the "Current Purchase Period") does not conclude prior to the Effective Time, (i) the Current Purchase Period shall terminate immediately prior to the Effective Time; (ii) each Participant's (as defined in the ESPP) accumulated payroll deduction shall be used to purchase Shares in accordance with the terms of the ESPP; and (iii) such Shares shall be treated the same as all other Shares in accordance with Section 1.4(b)(i). The Company shall take such action as may be necessary to provide that (i) only Participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP after the date of this Agreement; (ii) no Participant in the ESPP may increase after the date of this Agreement the payroll deductions credited to such Participant's account under the ESPP; and (iii) no further Purchase Periods shall commence under the ESPP on or following the date of this Agreement.

            (v)    Corporate Actions.    At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 1.4(c)(i), 1.4(c)(ii), 1.4(c)(iii) and 1.4(c)(iv) and to ensure that neither any holder of an Outstanding Stock Award any other participant in any Company Equity Incentive Plan shall have any right thereunder to acquire any securities of the Company, Newco or the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under a Company Equity Incentive Plans, except as provided in this Section 1.4(c).

            (vi)    Payment.    The Company or the Surviving Corporation shall pay through its payroll system the Option Consideration, Vested RSU Consideration and Vested PSU Consideration required pursuant to this Section 1.4.

        1.5    Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE II

THE CLOSING

        2.1    The Closing.    Newco, Merger Sub and the Company shall consummate the Merger at a closing (the "Closing") to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Newco and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Newco and the Company shall mutually agree upon in writing; provided, that in no event shall Newco or Merger Sub be obligated to consummate the Merger if the Marketing Period has not ended prior to the time that the parties would otherwise be obligated to consummate the Closing pursuant to this Section 2.1, in which case Newco, Merger Sub and the Company shall consummate the Closing at the earliest to occur of (i) a date before or during the Marketing Period specified by Newco on two (2) Business Days' prior written notice to the Company and (ii) the second (2nd) Business Day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the "Closing Date."

        2.2    Conditions to Closing.

          (a)    Mutual Conditions to Closing.    The respective obligations of Newco, Merger Sub and the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

            (i)    Requisite Stockholder Approval.    The Requisite Stockholder Approval shall have been obtained.

            (ii)    Requisite Regulatory Approvals.

              (A)   All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

              (B)   All waiting periods (and extensions thereof) applicable to the Merger under the antitrust, competition or merger control Applicable Laws set forth in Schedule 2.2(a)(ii)(B) shall have expired or been terminated.

              (C)   All antitrust, competition and merger control consents set forth in Schedule 2.2(a)(ii)(C) shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

              (D)   Formal, written notice from the Committee on Foreign Investment in the United States ("CFIUS") that CFIUS has concluded its review of the joint voluntary notice made by the parties hereto pursuant to Section 721 of the Defense Production Act, as amended, with a determination that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, shall have been received.

            (iii)    No Legal Prohibition.    No Governmental Authority in a Relevant Antitrust Jurisdiction shall have:

              (A)   enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions; or

              (B)   issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions.

          (b)    Additional Newco and Merger Sub Conditions.    The obligations of Newco and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time, any of which may be waived exclusively by Newco and Merger Sub:

            (i)    Compliance with Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (ii)    Accuracy of Representations and Warranties.    (x) The representations and warranties of the Company set forth in Sections 3.1, 3.2 and 3.5 shall be true and correct in all material respects, both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date), (y) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except with respect to this clause (y) (including the parenthetical included herein in this clause (y)) where any failure to be so true and correct as of such dates, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (z) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects, both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in Article III for purposes of this Section 2.2(c)(ii), except for Section 3.10(b), all qualifications based on a "Company Material Adverse Effect" and all materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded.

            (iii)    No Company Material Adverse Effect.    Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

            (iv)    Receipt of Officers' Certificate.    Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Sections 2.2(b)(i), (ii) and (iii).

            (v)    Receipt of Payoff Letter.    Newco and Merger Sub shall have received a payoff letter in form reasonably satisfactory to Newco in respect of the Existing Credit Agreement.

          (c)    Additional Company Conditions.    The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time, any of which may be waived exclusively by the Company:

            (i)    Compliance with Agreements and Covenants.    Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

            (ii)    Accuracy of Representations and Warranties.    The representations and warranties of Newco and Merger Sub set forth in Article IV that are qualified by "materiality" shall be true and correct both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date). The representations and warranties of Newco and Merger Sub set forth in Article IV that are not so qualified by "materiality" shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

            (iii)    Receipt of Officers' Certificate.    The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 2.2(c)(i) and (ii).

        2.3    Issuance of Merger Consideration After the Closing.

          (a)    Payment Agent.    Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Newco to act as the payment agent for the Merger (the "Payment Agent").

          (b)    Payment Fund.

            (i)    Creation of Payment Fund.    On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares, Dissenting Shares and the Carry-Forward Share) (such cash amount being referred to herein as the "Payment Fund"). For the avoidance of doubt, with respect to any Dissenting Shares, Newco shall only be required to deposit or cause to be deposited with the Payment Agent cash sufficient to pay the Merger Consideration in exchange for any such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the DGCL. From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

            (ii)    Termination of Payment Fund.    Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration, without interest thereon, to which such holders may be entitled pursuant to the provisions of Article I.

          (c)    Exchange Procedures.    Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares (other than the Carry-Forward Share) as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding Shares (excluding Cancelled Shares, Dissenting Shares and the Carry-Forward Share) (or effective affidavits of loss in lieu thereof) or transfer of Uncertificated Shares (excluding Cancelled Shares, Dissenting Shares and the Carry-Forward Share) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment

  Agent, or (y) receipt of an "agent's message" by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

          (d)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (e)    Transferred Shares.    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

          (f)    Tax Withholding.    Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (g)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

        Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the "Company Disclosure Letter") that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, other than matters required to be disclosed for purposes of Sections 3.1, 3.5, and 3.10(b), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter, and (ii) as disclosed in the SEC Reports, including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014 (the "Company Form 10-K") (other than disclosures in the "Risk Factors" or "Forward-Looking Statements" sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) filed after the Reference Date and prior to the date of this Agreement (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such SEC Reports to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters or items which are subject of such representation or warranty and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof), the Company hereby represents and warrants to Newco and Merger Sub as follows:

        3.1    Organization and Standing.    The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificate of incorporation and bylaws, as amended to date, of the Company. The Company is not in violation of its certificate of incorporation or bylaws.

        3.2    Authorization and Enforceability.

          (a)    The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

          (b)   This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors' rights generally and by general principles of equity (collectively, the "Enforceability Limitations").

          (c)    At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law, which resolutions, as of the date hereof, have not been subsequently withdrawn or modified.

          (d)   Other than Section 203 of the DGCL, no other "control share acquisition," "fair price," "moratorium" or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

          (e)    The Company Board has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock, other than Newco or any Affiliates of Newco, pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A written copy of such opinion will be provided to Newco promptly following receipt by the Company.

          (f)    Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the "Requisite Stockholder Approval") is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law or otherwise) to approve this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

        3.3    Required Governmental Approvals.    No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a "Consent"), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) notification to and approval from the U.S. Department of Defense, Defense Security Service, (e) filing with and approval from CFIUS and (f) such other Consents the failure of which to obtain would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.4    No Conflicts.    The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.4 of the Company Disclosure Letter, other than with respect to the ASR Confirmations, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.4 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.5    Capitalization.

          (a)    The authorized capital stock of the Company consists of 200,000,000 Shares and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock"). As of the close of business on April 3, 2015, (A) 104,213,096 Shares were issued and outstanding, (B) no Shares were held by the Company as treasury shares, (C) pursuant to the ASR Confirmations, the Company may receive Shares from, or be required to deliver Shares to, the Dealers and (D) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares. Since the close of business on April 3, 2015, the Company has not issued any Shares other than pursuant to the exercise of Company Options or settlement of RSUs or pursuant to Section 1.1(a). All outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and are not subject to and were not issued in violation of any preemptive rights, purchase options, call or right of first refusal or similar rights.

          (b)   10,374,932 Shares are subject to issuance pursuant to Outstanding Stock Awards outstanding as of the close of business on April 3, 2015 (assuming each PSU achieving maximum performance). Since April 3, 2015, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award other than as permitted by Section 5.2. Section 3.5(b) of the Company Disclosure Letter contains a correct and complete summary, as of April 3, 2015, of the (i) aggregate number of outstanding vested Company Options, (ii) aggregate number of outstanding unvested Company Options, (iii) weighted average exercise price with respect to the Company Options described in each of clauses (i) and (ii), (iv) aggregate number of outstanding RSUs and (v) aggregate number of outstanding PSUs (assuming each PSU achieving maximum performance). Except as set forth in the prior sentence, there are no other awards outstanding that were granted under the Company Equity Incentive Plans (or otherwise) other than awards that may be granted after the date hereof in compliance with the terms of this Agreement. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan and each Company Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (ii) has a grant date identical to or after the date on which the Company's board of directors or compensation committee actually awarded such Company Option, and (iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company's Tax returns and the SEC Reports, respectively.

          (c)    Except as set forth in this Section 3.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company other than the ASR Confirmations, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities other than the ASR Confirmations.

          (d)    Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company or any securities of any of the Company's Subsidiaries.

        3.6    Subsidiaries.

          (a)    The Company has delivered or made available to Newco a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company's Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

          (b)   Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the "good standing" concept is applicable). Each of the Company's Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the "good standing" concept is applicable), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company's Subsidiaries that are responsible for more than five percent (5%) of revenues or that hold more than five percent (5%) of assets, in each case of the Company and its Subsidiaries on a consolidated basis.

          (c)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted.

          (d)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as "Subsidiary Securities") or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

        3.7    SEC Reports.

          (a)    Since January 1, 2013 (the "Reference Date"), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto (all such forms, reports, schedules, statements and documents, as amended or supplemented, filed or furnished since the Reference Date, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the "SEC Reports").

          (b)   Each SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

          (c)    Since the Reference Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), except in each case for such comments, questions, notices, investigations or reviews which have been fully resolved.

          (d)   None of the Company's Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

          (e)    Since the Reference Date, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Since the Reference Date, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

        3.8    Financial Statements.

          (a)    The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports (i) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be indicated in the notes thereto), (ii) complied or will comply, as the case may be, with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (b)   The Company's system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company's assets that would materially affect the Company's financial statements would be detected or prevented in a timely manner.

          (c)    The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

          (d)   Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company's independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) to the Company's knowledge, any claim or allegation regarding any of the foregoing.

          (e)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company's consolidated financial statements.

          (f)    Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, material breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

          (g)    Since the Reference Date, and to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

        3.9    No Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet and (f) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

        3.10    Absence of Certain Changes.    Since December 31, 2014 through the date hereof, (a) except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) there has not been or occurred or there does not exist, as the case may be, any Effect, that, individually or in the aggregate, has had or would reasonably be expected to have, any Company Material Adverse Effect, and (c) except for actions expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Section 5.2.

        3.11    Material Contracts.

          (a)    Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Contracts described below to which the Company or any of its Subsidiaries is a party as of the date hereof (all contracts of the type described in this Section 3.11, the "Material Contracts"). The Company has delivered or made available to Newco complete and correct copies of each such Material Contract.

            (i)     each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (other than those agreements and arrangements described in Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party;

            (ii)    each joint venture, partnership, limited liability or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iii)   each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

            (iv)   each Contract that obligates the Company or any of its Subsidiaries with respect to "earn-out" payments of any type in amounts that are material to the Company and its Subsidiaries, taken as a whole; and

            (v)    each Contract (A) that limits or purports to limit the right of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business or to compete with any Person or operate in any location or (B) contains exclusivity obligations or similar restrictions binding on the Company or any of its Subsidiaries, in each case, that are material to the Company and its Subsidiaries, taken as a whole.

          (b)   Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case other than as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding or, to the knowledge of the Company, is aware of any circumstances that are reasonably expected to lead to, any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract, in each case other than as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.12    Compliance with Laws and Orders.

          (a)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been since the Reference Date in compliance with all Applicable Laws and Orders, including all applicable Anti-Corruption and Anti-Bribery Laws and Export and Import Control Laws; and (b) as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order that remains outstanding or unresolved.

          (b)   Neither the Company or any of its Subsidiaries, nor any director, officer or, to the Company's knowledge, any employee of the Company or any agent or third party acting on behalf of the Company or any of its Subsidiaries, is (a) designated on, or owned or controlled by any Person that is designated on, any economic sanctions-related list of restricted Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state, or (b) a national of, organized in, or resident in any country or territory which is itself the subject of economic sanctions by any relevant Governmental Authority.

          (c)    The Company and each of its Subsidiaries, to the knowledge of the Company, has complied with all terms and conditions of each Government Contract (including, but not limited to, all quality and testing requirements, industrial funding fee requirements, disclosure and pricing requirements of all most favored customer and price reductions clauses, and product origin and related requirements of Federal Acquisition Regulation 52.225-5 and the Trade Agreements Act (19 U.S.C. § 2501, et seq., 19 U.S.C. § 3301 note), and Applicable Laws and Orders pertaining to each such Government Contract, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.13    Permits.    The Company and its Subsidiaries are in compliance with the terms of all Permits required to conduct their businesses as currently conducted, and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, that remains outstanding or unresolved as of the date of this Agreement, except for such violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.14    Legal Proceedings.    There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) involves an amount in controversy in excess of $5,000,000 or (b) seeks specific performance or injunctive relief that would be material to the Company and its Subsidiaries, taken as a whole.

        3.15    Taxes.

          (a)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

          (b)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal, state and non-U.S. income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

          (c)    No audits or other examinations with respect to any material amount of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. Since the Reference Date, no written claim has been made by a Governmental Authority that the Company or any of its Subsidiaries is subject to tax in a jurisdiction in which it does not file Tax Returns.

          (d)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two (2) year period ending on the Closing Date.

          (e)    Neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. law).

          (f)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

          (g)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for the purpose of any Tax (other than a group the common parent of which is the Company or one of its Subsidiaries) and none of the Company or any of its Subsidiaries has any material liability for Taxes of any other Person under Treasury Regulation §1.1502-6 (or any corresponding or similar provision of state, local, or foreign law).

        3.16    Employee Benefit Plans.

          (a)    The Company has delivered or made available to Newco a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) as applicable, the most recent annual report on Form 5500 filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, and insurance policies; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each Employee Plan maintained outside of the United States primarily for the benefit of current or former employees, directors or individual independent contractors providing services outside of the United States (each a "Non-U.S. Employee Plan"), to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

          (b)   Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Employee Plan that is intended to be "qualified" under Section 401 of the Code (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan or (ii) has a period of time remaining under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the "qualified" status of each such Employee Plan.

          (c)    Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Employee Plan and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. All contributions required to be made to any Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material liability to Newco, the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

          (d)   Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (e)    Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer plan" as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a "funded welfare plan" within the meaning of Section 419 of the Code, or (v) a voluntary employees' beneficiary association under Section 501(c)(9) of the Code.

          (f)    No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

          (g)    Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder ("Section 409A") has been documented and operated in material compliance with Section 409A.

          (h)   Since December 31, 2014, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year on an annualized basis and to the extent such Employee Plan was in effect during the most recent fiscal year. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, except as otherwise contemplated by this Agreement, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or material funding of any such benefit or compensation, (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or (v) trigger any funding obligation under any Employee Plan or impose any material restrictions or limitations on the Company's rights to administer or terminate any Employee Plan. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

          (i)     (i) Each Non-U.S. Employee Plan is in material compliance with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Non-U.S. Employee Plan is maintained, to the extent those Laws are applicable to such Non-U.S. Employee Plan; (ii) each Non-U.S. Employee Plan has been administered at all times in accordance with its terms in all material respects; and (iii) all material Liabilities with respect to each Non-U.S. Employee Plan have been funded in accordance with the terms of such Non-U.S. Employee Plan, and applicable Law.

          (j)     No material deduction for federal income tax purposes has been nor is any such material deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

        3.17    Labor Matters.

          (a)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement ("Collective Bargaining Agreements"). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity ("Labor Organization") to organize any such employees. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

          (b)   To the knowledge of the Company it is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

          (c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a "plant closing" (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an "employment loss" (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

        3.18    Real Property.

          (a)    The Company has delivered or made available to Newco a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company and its Subsidiaries, as applicable, have good, valid and insurable fee title to the Owned Real property free and clear of all Liens, except for Permitted Liens. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property.

          (b)   The Company has delivered or made available to Newco a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the "Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the "Leased Real Property" and, collectively with the Owned Real Property, the "Real Property"). The Company has heretofore made available to Newco true, correct and complete copies of all material Leases of Leased Real Property (including all material modifications and material amendments thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to Newco a complete and accurate list of all of the existing material Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property. The Company and its Subsidiaries currently occupy all of the material Real Property for the operation of their business and there are no other parties occupying or with a right to occupy such Real Property.

          (c)    All Real Property is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.19    Personal Property.    The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the "Assets") are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except in each case for Permitted Liens or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.20    Intellectual Property.

          (a)    Schedule 3.20(a) contains a complete and accurate list of the Company Intellectual Property Rights that are Registered IP ("Company Registered IP"). The Company Intellectual Property Rights include all Intellectual Property Rights used or held for use in connection with the operation of the Company's and its Subsidiaries' businesses as currently conducted and as currently contemplated to be conducted, and there is no other Intellectual Property Right that is material to or necessary for the operation of their businesses as currently conducted and as currently contemplated to be conducted. This Section 3.20(a) is not intended to, and does not, constitute a representation or warranty regarding infringement or misappropriation of any other Person's Intellectual Property Rights, which is addressed exclusively in Section 3.20(d) below.

          (b)   The Company has no knowledge of any information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable.

          (c)    With respect to each item of material Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto, and (iii) is not subject to any overdue maintenance fees or taxes.

          (d)   The development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate, and has not infringed or misappropriated in the last three years, any Intellectual Property Right of any third Person, provided that this representation is made to the knowledge of the Company with respect to patents. Notwithstanding anything to the contrary in this Agreement, this Section 3.20(d) contains the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property Rights of any other Person.

          (e)    The Company or one of its Subsidiaries holds exclusive ownership of all right, title and interest in all material Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

          (f)    The Company and each of its Subsidiaries act and have acted in the last three years in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are material Company Intellectual Property Rights, including by having all employees and consultants of the Company and its Subsidiaries involved in the creation of material Intellectual Property Rights execute agreements assigning ownership in such Intellectual Property Rights to the Company or a Subsidiary, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any material Trade Secrets that are Company Intellectual Property Rights by any Person. In connection with the Company's and its Subsidiaries' license grants to third parties of any licenses to use any Source Code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company's rights to the Trade Secrets embodied by such Source Code.

          (g)    To the knowledge of the Company, no Person (or any of such Person's products or services or other operation of such Person's business) is infringing upon or otherwise violating, or has infringed upon or otherwise violated in the last three years, in any material respect any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

          (h)   There is not and has not been in the last three years any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

          (i)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any material Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

          (j)     To the knowledge of the Company, the Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and the Subsidiaries. The Company IT Assets have not malfunctioned or failed within the past three years in a manner that has had a material impact on the business. To the knowledge of the Company, the Company IT

  Assets are free from all viruses and other material malware based on use of anti-virus software. The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the Company IT Assets (including by implementing reasonable backup, security and disaster recovery measures and technology), and to the knowledge of the Company, no Person has obtained unauthorized access to any Company IT Assets.

          (k)    The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all Public Software.

          (l)     All data which has in the last three years been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with (i) the Company and its Subsidiaries' respective privacy policies and procedures in all material respects and (ii) all Applicable Laws in all material respects, including any laws regarding the collection, retention, use and disclosure of personally identifiable information. The Company and its Subsidiaries have not received in the last three years any written claims, notices or complaints regarding the Company's or any Subsidiary's information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority.

        3.21    Insurance.    The Company and its Subsidiaries have all appropriate policies of insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        3.22    Related Party Transactions.    Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any present or former officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns more than five percent (5%) of the Shares, on the other hand.

        3.23    Brokers.    Except for Qatalyst Partners LP, whose agreement has been furnished to Newco or its Representatives, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor's, brokerage, finder's or other fee or commission in connection with Merger.

        3.24    No Other Representations.    Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Newco and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Newco, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company's management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF NEWCO AND MERGER SUB

        Newco and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Organization and Good Standing.

          (a)    Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

          (b)   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. As of the date hereof, Newco is the sole record stockholder of Merger Sub. As of immediately prior to the Effective Time, (i) in the event that the Merger Sub Conversion is not consummated, Newco and TPH will be the sole record stockholders of Merger Sub or (ii) in the event that the Merger Sub Conversion is consummated, Newco will be the sole record member of Merger Sub.

        4.2    Authorization and Enforceability.

          (a)    Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Newco and Merger Sub, and no other corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

          (b)   This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

        4.3    Required Governmental Consents.    No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Newco Material Adverse Effect.

        4.4    No Conflicts.    The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub or, (ii) violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Newco Material Adverse Effect.

        4.5    No Ownership of Company Capital Stock.    Neither Newco nor Merger Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL.

        4.6    No Stockholder and Management Arrangements.    Except as expressly authorized by the Company, neither Newco or Merger Sub, nor any of their respective controlling Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

        4.7    No Litigation.    There are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

        4.8    Solvency.    None of Newco, Merger Sub or the Sponsors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 4.8, the term "Solvent" shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, "debt" means any liability on a claim, and "claim" means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        4.9    Financing.

          (a)    Newco has delivered to the Company complete and accurate copies of executed commitment letters of even date herewith (collectively, the "Equity Commitment Letter") from the Sponsors pursuant to which the Sponsors have committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the "Equity Financing"). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, and that Newco and the Sponsors have waived any defenses to the enforceability of such third party beneficiary rights, in each case, subject only to the express terms and conditions thereof. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Sponsors, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations. Notwithstanding anything to the contrary, the Equity Commitment Letter may be specifically enforced against the Sponsors.

          (b)   Newco has delivered to the Company complete and accurate copies of the executed commitment letter of even date herewith, and the executed engagement letter and fee letters (including any "flex" provisions) related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing to be funded at the Closing, set forth therein have been redacted), together with any related exhibits, schedules, annexes, supplements and term sheets (collectively, the "Debt Commitment Letters" and, together with the Equity Commitment Letter, the "Financing Commitment Letters"), pursuant to which the lender parties thereto (together with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and representatives and their successors and assigns, the "Debt Financing Sources") have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the "Debt Financing" and together with the Equity Financing, the "Financing"). Any reference in this Agreement to (i) "Equity Commitment Letter," "Debt Commitment Letters" or "Financing Commitment Letters" will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the "Financing" will include the financing contemplated by the Financing Commitment Letters as amended or modified in compliance with the provisions of Section 7.3. Newco has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters prior to or in connection with the execution of this Agreement. The Debt Commitment Letters in the form so delivered to the Company are in full force and effect and are legal, valid and binding obligations of Newco and, to the knowledge of Newco, the other parties thereto, enforceable against the parties thereto in accordance with their terms, subject to the Enforceability Limitations.

          (c)    The aggregate proceeds contemplated by the Financing Commitment Letters, as of the date hereof, together with the Company's available cash, cash equivalents or marketable securities (based on the most recent balance sheet contained in the SEC Reports), in the aggregate are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, including after giving effect to the maximum amount of the flex, including original issue discount flex) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options and RSUs (including PSUs) under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated by the Financing Commitment Letters in connection with the transactions contemplated by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates.

          (d)   As of the date of this Agreement, (i) none of the Financing Commitment Letters has been amended or modified (and no such amendment or modification is contemplated as of the date hereof) and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements relating to the Financing. To Newco's knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any term or condition of the Financing Commitment Letters in the form so delivered to the Company, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 2.2(a) and (b) of this Agreement). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters. Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Debt Financing Sources or the Sponsors will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

          (e)    None of the Sponsors, Newco, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person (i) awarding any Person any financial advisory role on an exclusive basis, or (ii) prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

        4.10    Funding Agreement.    The Funding Agreement is in full force and effect and is a valid and binding obligation of the Sponsors, enforceable against the Sponsors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Sponsors under the Funding Agreement.

        4.11    Non-Reliance.    Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company's management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Newco, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

        5.1    Conduct of Company Business.    Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, pursuant to the ASR Confirmations, or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

        5.2    Restrictions on Company Operations.    Except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Letter, as required by or pursuant to the ASR Confirmations or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

          (a)    amend its certificate of incorporation or bylaws or comparable organizational documents;

          (b)   issue, sell, pledge, encumber or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereof, the vesting of RSUs, PSUs and similar equity awards outstanding prior to the date hereof, or options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof;

          (c)    acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except in connection with any net exercise or net share withholding arrangement regarding Company Options, RSUs, PSUs and similar equity awards;

          (d)   other than cash dividends made by any one or more wholly owned Subsidiaries of the Company to the Company or one or more of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other similar distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

          (e)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt and/or revolving credit debt incurred under the Existing Credit Agreement (provided the Company shall not be permitted to increase the borrowing capacity as of the date of this Agreement under such agreement) to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except loans and advances made in the ordinary course of business consistent with past practice or made by the Company and/or one or more wholly owned Subsidiaries to one or more wholly owned Subsidiaries of the Company or the Company or (iv) mortgage or pledge any of its or its Subsidiaries' assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

          (g)    except as may be required by Applicable Law or required by an Employee Plan, (i) enter into, adopt, amend (including acceleration of vesting or funding), modify, grant, commence participation in, alter a prior interpretation of or terminate (or commit to enter into, adopt, amend (including acceleration of vesting or funding), modify, grant, commence participation in or terminate) any bonus, profit sharing, compensation, retention, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, Stock Award, share purchase agreement, pension, retirement, deferred compensation, collective bargaining agreement, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, employee, consultant or independent contractor, other than adoption, amending or modifying welfare benefit plans in the ordinary course of business consistent with past practice in a manner that does not materially increase the costs of administering or maintaining such welfare benefit plans, (ii) increase, or agree to increase, in any manner the compensation, severance or benefits of any director, officer or employee, other than merit increases in annual base salary or regular wages in the ordinary course of business consistent with past practice for any non-officer employees, (iii) grant, pay or increase (or commit to grant, pay or increase) any bonus, special remuneration, severance, retirement or termination pay to any director, officer, employee, consultant, or independent contractor or (iv) hire or terminate the employment or services of (other than for cause) any director or officer of the Company or any of its Subsidiaries;

          (h)   make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

          (i)     acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) transactions with an aggregate value of less than $2,500,000 individually or $5,000,000 in the aggregate, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property Rights in the ordinary course of business consistent with past practice and (iii) capital expenditure(s) that, individually or in the aggregate, are not in excess of $500,000 individually and $1,000,000 in the aggregate, or any capital expenditure (or series of related capital expenditures) that are consistent in all material respects with the Company's annual capital expenditure budget for periods following the date of this Agreement, as made available or furnished to Newco or its Representatives;

          (j)     except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

          (k)    except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

          (l)     (i) make or change any material Tax election, (ii) file any amended income Tax Return or any other amended Tax Return that would materially increase the Taxes payable by the Company or its Subsidiaries, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any material Tax accounting method, (v) surrender any right to claim a material Tax refund, (vi) enter into any "closing agreement" within the meaning of Section 7121 of the Code, or (vii) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

          (m)  (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or (ii) enter into, renew, amend, terminate or grant any release or relinquishment of any rights under any Material Contract other than in the ordinary course of business consistent with past practice;

          (n)   settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $1,000,000 individually or $2,500,000 in the aggregate) to be performed by the Company or its Subsidiaries following the Effective Time; or

          (o)   enter into a Contract or otherwise authorize or commit to do any of the foregoing.

        5.3    No Control.    Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

        5.4    Procedures for Requesting Newco Consent.    If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to any of the individuals listed on Schedule 5.4, and Newco shall, and shall cause such individual to, promptly respond to such request. If Newco fails to cause such individual to respond to such request by the third (3rd) Business Day after the delivery of such request pursuant to this Section 5.4 and confirmation of receipt by such Person, then Newco shall be deemed to have consented to the taking of and the Company shall be permitted to take such action.

        5.5    Preparation of Tax Returns.    Prior to the Closing Date, the Company shall prepare and timely file (or cause to be prepared and timely filed), consistent with Applicable Law, all material Tax Returns required to be filed by any of the Company and its Subsidiaries prior to the Closing Date (after taking into account all valid extensions) and timely pay (or cause to be paid) any material Taxes shown as due on such Tax Returns, except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

        6.1    Termination of Discussions.    Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company's or its Subsidiaries' Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

        6.2    Non-Solicitation.

          (a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

            (i)     solicit, initiate, knowingly encourage, cooperate with, knowingly facilitate or knowingly induce the making of any submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

            (ii)    furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

            (iii)   participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction; or

            (iv)   approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

            (v)    except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction; or

            (vi)   terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or other similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal or Acquisition Transaction; or

            (vii)  take any action to make the provisions of any takeover laws inapplicable to any Acquisition Proposal or Acquisition Transaction; or

            (viii) publicly propose to do any of the foregoing.

          (b)   Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations with any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

            (i)     either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

            (ii)    the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal and a copy thereof; and

            (iii)   contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Newco or its Representatives (to the extent such information has not been previously furnished to Newco).

          (c)    The Company hereby acknowledges and agrees that any material violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

        6.3    Notice and Information.

          (a)    The Company shall promptly notify Newco orally (and then in writing within twenty-four (24) hours) of (i) any Acquisition Proposal received by the Company, (ii) any request for information relating to any Acquisition Proposal or any potential Acquisition Proposal or any amendment thereto received by the Company, or (iii) any inquiry made to the Company with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

          (b)   The Company shall keep Newco reasonably informed on a reasonably current basis (and in any event within twenty-four (24) hours of any change in status) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and provide Newco with copies of all written documents, requests or inquiries relating to any Acquisition Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person's Affiliates or Representatives), on the other hand within twenty-four (24) hours after receipt or delivery thereof.

          (c)    The Company agrees that neither it nor its Subsidiaries shall enter into any agreement with any Person that prohibits the Company from providing any information to Newco in accordance with this Section 6.3.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

        7.1    Company Stockholder Approval.

          (a)    Proxy Statement and Other SEC Filings.

            (i)     Promptly following the date of this Agreement, the Company will prepare (in consultation with Newco) and file with the SEC a preliminary proxy statement (as amended or supplemented, the "Proxy Statement") relating to the Company Stockholder Meeting. Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

            (ii)    If the Company determines it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an "Other Required Company Filing"), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company and its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (iii)   If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an "Other Required Newco Filing"), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Newco Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (iv)   Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

            (v)    The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other a reasonable opportunity to review and comment on such written communication which comments shall be considered by the filing party in good faith.

            (vi)   The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

            (vii)  Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC.

          (b)    Stockholder Meeting.

            (i)     The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the "Company Stockholder Meeting"), with the record date and meeting date of the Company Stockholder Meeting to be selected after reasonable consultation with Newco. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (A) there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (B) the Company is required to postpone or adjourn the

    Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, or (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

            (ii)    The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

          (c)    Board Recommendation.

            (i)     Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company's stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the "Company Board Recommendation") and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, qualify or modify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify the Company Board Recommendation in a manner that is adverse to Newco, or (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a "Company Board Recommendation Change").

            (ii)    Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

              (A)   the Company Board has received a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a);

              (B)   The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

              (C)   prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least three (3) Business Days' written notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the "Board Recommendation Notice Period") (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

              (D)   if requested by Newco, during the Board Recommendation Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

              (E)    prior to the end of the Board Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new written notice pursuant to clause (C) above, (y) the Board Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Board Recommendation Notice Period subsequent to each time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Board Recommendation Notice Period); and

              (F)    the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

            (iii)   Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event unrelated to a Superior Proposal at any time prior to obtaining the Requisite Stockholder Approval but only if prior to taking any such action:

              (A)   the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to an Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law (taking into account any adjustment or revisions proposed by Newco (including pursuant to clause (C) below);

              (B)   the Company Board has given Newco at least five (5) Business Days' prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Company Board Recommendation Change;

              (C)   during such five (5) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Newco to the extent Newco wishes to negotiate, to enable Newco to revise the terms of this Agreement in such a manner that would obviate the need for taking such action;

              (D)   following such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisers and outside legal counsel) that the revisions proposed by Newco pursuant to the foregoing clause (C) would not obviate the need for a Company Board Recommendation Change in response to such Intervening Event.

            (iv)   Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for the avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a "stop, look and listen" communication pursuant to Rule 14d9-f.

        7.2    Regulatory Approvals.

          (a)    Filings and Cooperation.    Each of Newco and the Company shall (a) within fifteen (15) Business Days following the date hereof, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, (b) as soon as reasonably practicable following the date hereof, file comparable pre-merger notification filings, forms and submissions that are required in the Relevant Antitrust Jurisdictions, and (b) within fifteen (15) Business Days following the date hereof, file a draft joint voluntary notice with CFIUS with respect to the transaction contemplated by this Agreement. Each of Newco and the Company shall (a) cooperate and coordinate with the other in the making of such filings and the taking of any other actions pursuant to this Section 7.2, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, CFIUS or the competition or merger control authorities of the Relevant Antitrust Jurisdictions and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication, and furnish the other parties with copies of any written communication, from any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          (b)    Remedies.    In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws of the Relevant Antitrust Jurisdictions applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Notwithstanding the foregoing, nothing in this Agreement shall obligate or require Newco, Merger Sub or any of their respective Affiliates to, and the Company and its Subsidiaries shall not, without the prior written consent of Newco, take any action, or agree or commit to take any action, or agree to any condition or limitation, in connection with obtaining the foregoing clearances that would reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of (x) Newco, Merger Sub or any of their respective Affiliates, or (y) the Company and its Subsidiaries (in each case of (x) and (y), measured on a scale relative to the Company and its Subsidiaries, taken as a whole).

          (c)    Additional Actions.    From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, unless the Company otherwise consents, Newco and Merger Sub will not, and will not cause any of their Affiliates (including the Sponsors) to: (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Merger; (b) enter or agree to enter into any definitive agreement (i) for the acquisition of any business or Person or take or agree to take any other action that, in either case, would reasonably be expected to materially interfere with their ability to make available to the Payment Agent immediately prior to the Effective Time funds sufficient to enable Newco and Merger Sub to satisfy all of their obligations under this Agreement, or (ii) that otherwise would be reasonably expected to delay or prevent the consummation of the Merger; and (c) take or agree to take any other action that would reasonably be expected to prevent or materially delay the consummation of the Merger.

        7.3    Financing.

          (a)    No Amendments to Financing Commitment Letters.    Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any assignment of the Financing Commitment Letters, or any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such assignment, amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii) adversely impact the ability of Newco or Merger Sub to enforce its rights against the other parties to the Financing Commitment Letters, or (iv) prevent, impede or materially delay the consummation of the Financing. In addition to the foregoing, Newco and Merger Sub shall not release or consent to the termination of the Debt Commitment Letters or of any lender in accordance with the terms of the Debt Commitment Letters or release any commitment in connection with the appointment of the Additional Lead Arrangers under Section 2 of the Debt Commitment Letters prior to the first to occur of the Closing and the expiration of the Debt Commitment Letters in accordance with their terms, except (x) for assignments and replacements of a lender under the terms of, and only in connection with, the syndication in connection with the funding and Closing of the Debt Financing under the Debt Commitment Letters, (y) for replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 7.3(c) or (z) with the prior written consent of the Company.

          (b)    Equity Financing.    Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter, and (v) consummating the Equity Financing at or prior to Closing, including by causing the Sponsors to fund the Equity Financing at the Closing.

          (c)    Debt Financing and Alternate Debt Financing.    Newco shall use (or cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letters, (iii) as promptly as practicable, negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters, (iv) satisfy on a timely basis all conditions to funding that are applicable to Newco and Merger Sub in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, (v) enforce its rights under the Debt Commitment Letters and (vi) consummate the Debt Financing at or prior to the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Newco shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not less favorable in the aggregate to Newco, Merger Sub and the Surviving Corporation than those set forth in the Debt Commitment Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the "Alternate Debt Financing"), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the "New Debt Commitment Letters"), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters and any fee letter in connection therewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the conditionality, availability or termination of the Alternate Debt Financing to be funded at the Closing, set forth therein may be redacted). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the "Financing Commitment Letters" or the "Debt Commitment Letters" will be deemed to include the Debt Commitment Letters to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the "Financing" or the "Debt Financing" means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

          (d)    Information.    Newco and Merger Sub shall (i) keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing or any applicable Alternate Debt Financing, and (ii) promptly (but in any event within one Business Day) provide the Company with copies of all executed amendments, modifications or replacements of Debt Commitment Letters (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Newco becomes aware, (B) of the receipt by Newco or Merger Sub of any written notice or communication from the Sponsors, any Equity Financing Source or any Debt Financing Source with respect to any breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of any Financing Commitment Letter or such definitive agreements, and (C) if for any reason, Newco or Merger Sub at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing.

          (e)    No Financing Condition.    Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. In the event that the Financing has not been obtained, Newco and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.2, to consummate the Merger.

          (f)    Company Support.

            (i)     Prior to the Effective Time, the Company will use its reasonable best efforts, and will use its reasonable best efforts to cause each of its Subsidiaries and Representatives to use its respective reasonable best efforts, to provide Newco, at Newco's sole expense, with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

              (A)   participation by the Company's senior management team in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies and using reasonable best efforts to cause the Company's auditors to participate in due diligence activities with the Debt Financing Sources;

              (B)   reasonably assisting with the preparation of materials for rating agency presentations, road shows, an offering memorandum, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents or other marketing materials required to be provided by the Debt Commitment Letters (including the provision of "backup" support);

              (C)   as promptly as reasonably practical, furnishing Newco and the Debt Financing Sources with (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) as Newco, Merger Sub or Debt Financing Sources shall reasonably request in order to consummate the Debt Financing or as is customary for the arrangement of loans or issuance of debt securities contemplated by the Debt Financing (including all information contemplated by paragraph 8 of Exhibit D to the Debt Commitment Letter or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder), but in each case subject to the limitations specified in paragraph 8 of Exhibit D;

              (D)   delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary "10b-5" representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities;

              (E)    delivery to Newco and the Debt Financing Sources of the Required Financial Information;

              (F)    reasonable participation by senior financial officers of the Company and its Subsidiaries in the negotiation of the definitive documentation for the Debt Financing;

              (G)   reasonably assisting Newco in Newco's preparation of pro forma financial statements and financial information as of and for the twelve (12) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date, prepared after giving effect to the transactions described in the Debt Commitment Letters as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R));

              (H)   using reasonable best efforts to assist in obtaining consents and legal opinions customary for financings similar to the Debt Financing;

              (I)     using reasonable best efforts prior to the commencement of the Marketing Period to help Newco procure public corporate ratings in respect of the Company and public ratings of the facilities contemplated by the Debt Commitment Letters and public ratings for any notes issued as a part of the Debt Financing from Standard & Poor's Financial Services LLC and Moody's Investors Service, Inc.;

              (J)    ensuring that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of the Company or its Subsidiaries (of the types contemplated by the Debt Commitment Letter) being offered, placed or arranged between the date of this Agreement and the Closing Date (other than any indebtedness of the Company and its Subsidiaries permitted to be incurred hereunder);

              (K)   reasonably facilitating the satisfaction on a timely basis of all conditions in the Debt Commitment Letters that are within its control;

              (L)    assisting in the preparation of any credit agreement, guarantee, pledge and security documents, other definitive financing documents and other certificates or documents with respect to the Debt Financing contemplated by the Debt Commitment Letters as may be reasonably requested by Newco (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries on a consolidated basis) or otherwise reasonably facilitating the pledging of collateral and the payoff of existing Indebtedness and the release of related liens, guarantees and other security interests;

              (M)  at least three (3) Business Days prior to the Closing Date, providing all documentation and information as is reasonably requested in writing by Newco at least ten (10) days prior to the Closing Date about the Company and its Subsidiaries that Newco reasonably determines to be required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in connection with the Debt Financing; and

              (N)   using reasonable best efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from the Company's existing lending and investment banking relationships;

              (O)   taking all actions reasonably requested by Newco and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) at the Closing, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

              (P)    subject to customary confidentiality arrangements, providing other customary and reasonable due diligence materials as Newco may reasonably request to potential Debt Financing Sources necessary to consummate the Debt Financing.

            (ii)    Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Newco, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing Date, (C) give any indemnities the effectiveness of which are not conditioned on the Closing Date, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries (for the avoidance of doubt, any action to be taken that is customary for transactions of the type contemplated by the Financing shall not be deemed to unreasonably interfere with the conduct of the business of the Company and its Subsidiaries), (E) provide any information the disclosure of which is prohibited or restricted by its organizational documents or any Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to obtain the consent of any third Person to such agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

          (g)    Confidentiality.    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) and to any rating agencies so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

          (h)    Company Reimbursement and Indemnification.

            (i)     Upon request by the Company, Newco shall promptly following the Closing or the valid termination of this Agreement (and in any event within thirty (30) calendar days following the Closing or the valid termination of this Agreement) reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f); provided, that, the Company shall consult with Newco prior to the

    Company and/or any of its Subsidiaries making any expenditures in excess of $50,000 in connection with providing the support and cooperation contemplated by Section 7.3(f).

            (ii)    Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing, including providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company's Subsidiaries), other than to the extent such losses, damages, claims, interest, costs or expenses arise from the willful misconduct or gross negligence of any such indemnified person.

          (i)    No Exclusive Arrangements.    In no event will the Sponsors, the Equity Financing Sources, Newco, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Newco or Merger Sub and the financing sources or potential financing sources of Newco, Merger Sub and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with the Merger or any other transaction relating to the Company or any of its Subsidiaries.

          (j)    Company Logos.    The Company's and its Subsidiaries' logos may be used in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

          (k)    Waiver.    In no event shall the Company or any of its Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or any of its directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors, lenders or representatives or (ii) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources for any reason, including in connection with the Debt Financing or the obligations of the Debt Financing Sources thereunder. The Company and its Affiliates hereby waive any and all claims and causes of action (whether in contract or in tort, in law or in equity) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letters or the Debt Financing. Nothing in this Section 7.3(k) shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letters to each other or in connection therewith.

        7.4    Efforts to Close.

          (a)    Reasonable Best Efforts.    In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable

  Antitrust Laws in the Relevant Antitrust Jurisdictions, and (iii) seek all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated hereby (including the Merger).

          (b)    Forbearance.    In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub or their Affiliates, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

          (c)    No Consent Fee.    Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, "profit sharing" payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

        7.5    Access to the Company.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; provided that the Company shall use commercially reasonable efforts to obtain the consent of such third Person to such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand. Nothing in this Section 7.5 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company's reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

        7.6    Notice of Breach.

          (a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in writing in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement; provided that the delivery of such notice shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

          (b)   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in writing in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement; provided that the delivery of such notice shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

        7.7    Confidentiality.    Newco, Merger Sub and the Company hereby acknowledge that Permira Advisers LLC and the Company have previously executed a Confidentiality Agreement, dated February 13, 2014 (as amended, the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms.

        7.8    Public Disclosure.    The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, except in connection with a Company Board Recommendation Change or following a Company Board Recommendation Change), the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to this Agreement or the transactions contemplated hereby including the Merger; provided, however, that notwithstanding the foregoing, none of the Company, Newco or Merger Sub will not be obligated to engage in such consultation with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, or (ii) principally directed to employees, suppliers, customers, partners or vendors.

        7.9    Transaction Litigation.    Prior to the Effective Time, the Company shall promptly notify Newco of all (i) notices other communications received by the Company, its Subsidiaries or any of their Affiliates from any Governmental Authority in connection with the Merger or any other transaction contemplated by this Agreement or from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, its Subsidiaries or Newco and (ii) Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement ("Transaction Litigation") (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 7.9, "participate" means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation.

        7.10    Section 16(b) Exemption.    The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        7.11    Directors and Officers Exculpation, Indemnification and Insurance.

          (a)    Existing Agreements and Protections.    The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Persons"). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

          (b)    Indemnification.    Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person's entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

          (c)    Insurance.    During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the "Maximum Annual Premium"); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year "tail" prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 7.11(c) for so long as such "tail" policy shall be maintained in full force and effect.

          (d)    Successors and Assigns.    If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

          (e)    No Impairment; Third Party Beneficiaries.    The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 7.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 7.11(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 7.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 7.11(c) (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

          (f)    Joint and Several Obligations.    The obligations and liability of the Surviving Corporation, Newco and their respective Subsidiaries under this Section 7.11 shall be joint and several.

          (g)    Preservation of Other Rights.    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

        7.12    Employee Matters.

          (a)    Acknowledgment of Change of Control.    Newco hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

          (b)    Existing Agreements.    From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or Applicable Law.

          (c)    Continuation of Company Plans.    As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) continue to employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the "Company Plans" but excluding equity based benefits and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits) provided to such Continuing Employee immediately prior to the Effective Time ("Comparable Plans"), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits) provided to such Continuing Employee immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company's severance plans, guidelines and practices as in effect on the date of this Agreement and that have been made available to Newco prior to the Closing.

          (d)    Service Credit; Etc.    The Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) provide each Continuing Employee with credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement and excluding for purposes of any defined benefit plan or retiree welfare plan); provided, however, that such service need not be credited to the extent that (i) it would result in duplication of coverage or benefits or (ii) such service credit is not recognized by the Company for similar purposes as of immediately prior to the date hereof. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the "New Plans") to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the "Old Plans"), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use reasonable best efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not limit future accruals.

          (e)    No Third Party Beneficiary Rights.    Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

        7.13    Obligations of Merger Sub.    Newco shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

        7.14    Newco Vote.    Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

        7.15    Repatriation.    The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Newco) to distribute or transfer or cause to be distributed or transferred, immediately before Closing (including pursuant to the repayment of outstanding intercompany obligations), any unrestricted cash balances held in commercial bank accounts of any non-U.S. Subsidiaries; provided, however, that no distribution or transfer will be required to be made (i) to the extent that such distribution or transfer would be subject to withholding or other Taxes or would cause the Company or any Subsidiary to suffer any other adverse Tax consequences in advance of the Effective Time, and (ii) unless and until all of the conditions to the Merger set forth in Section 2.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) and Newco has irrevocably confirmed that it is prepared to consummate the Closing.

ARTICLE VIII

TERMINATION OF AGREEMENT

        8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

          (a)    by mutual written agreement of Newco and the Company; or

          (b)   by either Newco or the Company if the Effective Time shall not have occurred on or before the first Business Day after October 6, 2015 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

          (c)    by either Newco or the Company if the Company Stockholder Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

          (d)   by either Newco or the Company if any Governmental Authority in any Relevant Antitrust Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions, or (ii) issued or granted any Order that is in effect and that has the effect of making the Merger illegal permanently in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions and such Order shall have become final and nonappealable; or

          (e)    by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) Newco or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Newco or Merger Sub is cured within such thirty (30) calendar day period); provided, further, the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

          (f)    by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Newco and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.1, (iii) the Company has irrevocably notified Newco in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Newco written notice at least one (1) Business Day prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(f) if Newco and Merger Sub fail to consummate the Merger, and (iv) Newco and Merger Sub fail to consummate the Merger on the date set forth in the foregoing notice; or

          (g)    by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Superior Proposal was not solicited in material violation of the terms of Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(g), the Company shall have given Newco at least three (3) Business Days' notice of its intention to terminate this Agreement pursuant to this Section 8.1(g) (the "Superior Proposal Notice Period") (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new notice and Superior Proposal Notice Period pursuant to clause (ii) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), and (v) in connection with the termination of this Agreement, the Company tenders to Newco (and pays to Newco if Newco agrees to accept such payment) the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

          (h)   by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Newco to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Newco and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); provided, further, Newco may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

          (i)     by Newco in the event that (i) the Company Board (or any committee thereof) shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Board Recommendation Change (provided, however, that Newco's right to terminate this Agreement pursuant to this Section 8.1(i)(i) will expire upon receipt of the Requisite Stockholder Approval), (ii) the Company enters into a definitive agreement with respect to an Acquisition Transaction, (iii) the Company Board or any committee thereof approves, endorses or recommends any Acquisition Proposal or the

  Company enters into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fails to consummate the Merger, (iv) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing, or (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Newco, and the Company (A) takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (B) shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

        8.2    Notice of Termination.    A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

        8.3    Effect of Termination.    In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(h), Section 7.3(k), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any breach of this Agreement prior to such termination, or any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, the Equity Commitment Letter and the Funding Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

        8.4    Termination Fees.

          (a)    Company Termination Fees.

            (i)     In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, and (C) concurrently with or within one year following the termination of this Agreement pursuant to Section 8.1(c), a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) is consummated or the Company enters into a definitive Contract to consummate a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after demand by Newco, the Company shall pay to Newco, or to one or more designees of Newco, a fee equal of One Hundred Sixty Million Dollars ($160,000,000) (the "Company Termination Fee"), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

            (ii)    In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(h) as a result of a breach of a covenant set forth in this Agreement, (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, (C) the breach of a covenant giving rise to Newco's right to terminate this Agreement pursuant to Section 8.1(h) occurred following such offer or proposal for a Competing Acquisition Transaction and (D) concurrently with or within one year following the termination of this Agreement pursuant to Section 8.1(h), a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) is consummated or the Company enters into a definitive Contract to consummate a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after demand by Newco, the Company shall pay to Newco, or to one or more designees of Newco, the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

            (iii)   In the event that this Agreement is validly terminated pursuant to Section 8.1(g), then in connection with such termination of this Agreement, the Company shall tender to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

            (iv)   In the event that this Agreement is validly terminated pursuant to Section 8.1(i), then within one (1) Business Day after demand by Newco, the Company shall tender to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

            (v)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (b)    Newco Termination Fees.

            (i)     In the event that this Agreement is terminated (A) pursuant to Section 8.1(e) (at any time at which Newco is not entitled to terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i)) or Section 8.1(f), or (B) pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then within one (1) Business Day after demand by the Company, Newco shall pay to the Company a fee equal to Three Hundred Twenty Million Dollars ($320,000,000) (the "Newco Termination Fee") by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

            (ii)    The parties hereto acknowledge and hereby agree that in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion, whether or not the Newco Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (c)    Recovery.    Newco, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Newco, Merger Sub and the Company would not have entered into this

  Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Newco fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Newco, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Newco for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Newco or Newco will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys' fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

          (d)    Liquidated Damages.    Notwithstanding anything to the contrary in this Agreement, in the event Newco and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.11(b) or except in the event of fraud in connection with any of the transactions contemplated hereby, the Company's or its Affiliates' sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Newco Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VIII and collect, if due, (i) the Newco Termination Fee and (ii) any interest payable pursuant to Section 8.4(c), and upon payment of such amounts in accordance with this Section 8.4, (A) no Newco Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) or any of the transactions contemplated hereby or thereby, (B) no Company Related Party shall be entitled to bring or maintain any Legal Proceeding against any Newco Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) the Company shall use its commercially reasonable efforts to cause any Legal Proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by any Company Related Party against any Newco Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, nothing in this Section 8.4(d) or any other terms of this Agreement shall relieve any person (including any Company Related Parties or any Newco Related Parties) from liability, or limit the rights and remedies available under Applicable Law (whether at law, in equity, in contract, in tort or otherwise) in the event of, or arising out of fraud in connection with any of the transactions contemplated hereby.

          (e)    For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Newco Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.11(b) and any money damages (including all or any portion of the Newco Termination Fee).

ARTICLE IX

GENERAL PROVISIONS

        9.1    Certain Interpretations.

          (a)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (b)   Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

          (c)    Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

          (d)   As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

          (e)    Unless otherwise specifically provided, all references in this Agreement to "Dollars" or "$" means United States Dollars.

          (f)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

          (g)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.2    Amendment.    Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment to this Agreement that requires the approval of such Company Stockholders by Applicable Law shall be effective without such approval. Notwithstanding anything in this Agreement to the contrary, this Section 9.2 and Sections 7.3(k), 8.4, 9.4, 9.9, 9.12, 9.13 and 9.14 of this Agreement (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources impacted or adversely affected thereby.

        9.3    Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

        9.4    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, other than for purposes of collateral security, without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)    if to Newco or Merger Sub, to:

      Italics Inc.
      c/o Permira Advisers LLC
      64 Willow Place, Suite 101
      Menlo Park, CA 94025
      Attention: Brian Ruder
      Telecopy No.: (650) 853-0180

      and

      Italics Inc.
      c/o Canada Pension Plan Investment Board
      One Queen Street East, Suite 2500
      Toronto, ON M5C 2W5 Canada
      Attention: Erik Levy
      Telecopy No.: (416) 868-8684

      with a copy (which shall not constitute notice) to:

      Fried, Frank, Harris, Shriver & Jacobson LLP
      One New York Plaza
      New York, NY 10004
      Attention: Robert Schwenkel and Brian Mangino
      Telecopy No.: (212) 859-4000

          (b)   if to the Company (prior to the Closing), to:

      Informatica Corporation
      2100 Seaport Boulevard
      Redwood City, California 94063
      Attention: General Counsel
      Telecopy No.: (650) 385-5500

      with a copy (which shall not constitute notice) to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, CA 94304
      Attention: Mike Ringler
      Telecopy No.: (650) 493-6811

        9.6    Non-Survival of Representations, Warranties.    The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time.

        9.7    Expenses.    Subject to Section 7.3(h) and Section 8.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

        9.8    Entire Agreement.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

        9.9    Third Party Beneficiaries.    This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11 and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article I. Notwithstanding the foregoing, the Debt Financing Sources and their respective Affiliates are express third party beneficiaries of Sections 7.3(k), 8.4, 9.2, 9.4, 9.9, 9.12, 9.13 and 9.14 of this Agreement.

        9.10    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.11    Remedies.

          (a)    Generally.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (b)    Specific Performance.

            (i)     The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree, subject to Section 8.4(e) and Section 9.11(b)(ii), that in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce (A) the terms of the Equity Commitment Letter against the Sponsors to the fullest extent permissible under this Section 9.11(b) , the Equity Commitment Letter and Applicable Law, and (B) the terms of the Debt Commitment Letters against the Debt Financing Sources to the fullest extent permissible under the Debt Commitment Letters and Applicable Law, and to thereafter cause the Merger to be consummated in accordance with the terms and conditions of this Agreement.

            (ii)    Notwithstanding Section 9.11(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Newco's obligation to cause the Equity Financing to be funded will be subject to the requirements that (A) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) the Debt Financing has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 2.1 if the Equity Financing is funded at the Closing, (C) Newco and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur, and (D) the Company has irrevocably notified Newco in writing that (x) the Company is ready, willing and able to consummate the Merger, and (y) all conditions set forth in Section 2.2(c) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c) and (E) if specific performance is granted and the Equity Financing and Debt Financing are funded, the Closing will occur. In no event will the Company be entitled to enforce or seek to enforce specifically Newco's obligation to cause the Equity Financing to be funded if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

            (iii)   The parties hereto hereby agree, subject to Section 8.4(e) and Section 9.11(b)(ii), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.11(b), a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Financing Commitment Letters or the Funding Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.11(b) shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 9.11(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11(b) or anything set forth in this Section 9.11(b) restrict or limit any party's right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Funding Agreement that may be available then or thereafter. While the Company may pursue both a grant of specific performance under this Section 9.11(b) and the payment of the Company Termination Fee under Section 8.4(a), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Company Termination Fee.

            (iv)   Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such Legal Proceeding.

        9.12    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of, or relate to, the Debt Financing or involve the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

        9.13    Consent to Jurisdiction.    Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding anything herein to the contrary, and without in any way limiting Section 7.3(k) of this Agreement, each party to this Agreement acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Debt Financing Source arising out of, or relating to, the transactions contemplated by this Agreement

(including the Debt Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each party to this Agreement submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court. For the avoidance of doubt, Section 9.14 of this Agreement relating to the waiver of jury trial also applies to this Section 9.13.

        9.14    WAIVER OF JURY TRIAL.    EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DEBT FINANCING) OR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        9.15    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ITALICS INC.
By:	/s/ BRIAN RUDER
Name:	Brian Ruder
Title:	President and Secretary

ITALICS MERGER SUB INC.
By:	/s/ BRIAN RUDER
Name:	Brian Ruder
Title:	President and Secretary

INFORMATICA CORPORATION
By:	/s/ SOHAIB ABBASI
Name:	Sohaib Abbasi
Title:	CEO

[MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

        For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        "Acceptable Confidentiality Agreement" means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

        "Acquisition Proposal" means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, notwithstanding the foregoing, the term "Affiliate" shall not include any portfolio company of any of the Sponsors or any of their Affiliates.

        "Anti-Corruption and Anti-Bribery Laws" shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

        "Antitrust Laws" means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Applicable Law" means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

        "ASR Confirmations" means the accelerated share repurchase confirmations between the Company and each of the Dealers.

        "Balance Sheet" means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014.

        "Business Day" means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Capital Stock" means both Company Common Stock and Company Preferred Stock.

        "Company Equity Incentive Plan" means the means the Company's 2009 Equity Incentive Plan, the Company's 1999 Stock Incentive Plan and the Siperian, Inc. 2003 Equity Incentive Plan.

        "Company ESPP" means the 2008 Employee Stock Purchase Plan, effective as of May 22, 2008.

        "Company Intellectual Property Rights" means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

        "Company IT Assets" means the Company Software, Company Websites and all other IT Assets used or held for use in the operation of the Company's businesses.

        "Company Material Adverse Effect" means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an "Effect") that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

           (i)  general economic or political conditions in the United States or any other country or region in the world;

          (ii)  conditions in the industries in which the Company or any of its Subsidiaries conduct business;

         (iii)  changes in Applicable Law or GAAP or the interpretations thereof after the date hereof;

         (iv)  acts of war, terrorism or sabotage;

          (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

         (vi)  the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement;

        (vii)  any failure by the Company to meet published analysts' estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of "Company Material Adverse Effect");

       (viii)  any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of "Company Material Adverse Effect");

         (ix)  any action taken that is required by the terms of this Agreement;

          (x)  any action taken at the written request of Newco or with the prior written consent or approval of Newco;

         (xi)  the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation; and

        (xii)  any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

provided, that any Effect set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate.

        "Company Options" means any options to purchase shares of Company Common Stock granted pursuant to a Company Equity Incentive Plan.

        "Company Products" means any and all items, products and services marketed, sold, licensed, provided or distributed by the Company and its Subsidiaries, and refers also to (i) all User Documentation and related technical documentation and (ii) all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

        "Company Related Parties" means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, manangers, partners, agents, representatives, successors or assigns.

        "Company Software" means all Software owned by the Company or its Subsidiaries and all other Software that is used or held for use in the operation of the businesses.

        "Company Websites" means all Internet or intranet websites owned and/or operated by or for the Company or any Subsidiary.

        "Competing Acquisition Transaction" has the same meaning as "Acquisition Transaction" except that all references therein to "20%" and "80%" shall be references to "50%."

        "Compliant" means, with respect to the Required Financial Information, that: (a) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Financial Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information; and (c) it has not become necessary to restate any historical financial statements included in the Required Financial Information, and the Company has not publicly announced that any such restatement is under consideration.

        "Continuing Employees" shall mean all employees of the Company and its Subsidiaries who continue their employment with the Company, its Subsidiaries, the Surviving Corporation, Newco or any Subsidiary of Newco as of and following the Effective Time.

        "Contract" means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument or obligation.

        "Dealer" means each of JPMorgan Chase Bank, National Association and Merrill Lynch International (together, the "Dealers").

        "Delaware Law" means the DGCL and any other Applicable Law of the State of Delaware.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "DOJ" means the United States Department of Justice, or any successor thereto.

        "DOL" means the United States Department of Labor, or any successor thereto.

        "Employee Plans" means (i) all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates and with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

        "ERISA Affiliate" means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Credit Agreement" means the Credit Agreement, dated as of September 26, 2014 (as amended, restated or otherwise modified from time to time), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto.

        "Export and Import Control Laws" means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies; or (ii) economic sanctions or embargoes.

        "FTC" means the United States Federal Trade Commission, or any successor thereto.

        "GAAP" means generally accepted accounting principles, as applied in the United States.

        "Government Contract" means any prime contract, subcontract (at any tier), supply agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, classified contract or other commitment or funding vehicle between the Company or a Subsidiary of the Company and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor at any tier with respect to any contract described in clause (a) or (b).

        "Governmental Authority" means any government, any governmental, quasi-governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Intellectual Property Rights" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents, and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, "Patents"); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, "Trade Secrets"); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, "Copyrights"); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, "Trademarks"); (v) domain names, websites URLs and applications and registrations therefore (collectively, "Domain Names"); (vi) rights of privacy and publicity; and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

        "Intervening Event" shall mean any event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by the Company Board as of or prior to the date hereof.

        "IRS" means the United States Internal Revenue Service, or any successor thereto.

        "IT Assets" means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

        "knowledge" means the actual knowledge of Sohaib Abbasi, Anil Chakravarthy, Earl Fry, Michael Berry, Charles Race and Edwin White.

        "Legal Proceeding" means any lawsuit, litigation, arbitration, or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

        "Liabilities" means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "Lien" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Marketing Period" means the first period of 15 consecutive Business Days after the date of this Agreement beginning on the first day of which and throughout which (a) Newco shall have received from the Company all of the Required Financial Information, all of which is Compliant, (b) the conditions set forth in Sections 2.2(a)(i) and 2.2(a)(ii)(A) shall be satisfied or waived and (c) no event shall have occurred nor shall any condition exist that would cause the condition set forth in Section 2.2(b)(iii) to fail to be satisfied assuming that the Closing were to occur at any time during such 15 consecutive Business Day period; provided, that July 3, 2015 shall not constitute a Business Day for the purpose of the Marketing Period; provided, further, that if such period shall not have ended on or prior to August 21, 2015, then such period shall be deemed not to have commenced until September 8, 2015; provided, further, that if the Company shall believe (in good faith) that it has provided all of the Required Financial Information, it may deliver to Newco a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have satisfied its requirements on the date specified in such notice and the "Marketing Period" shall be deemed to have commenced on the date specified in such notice unless Newco believes (in good faith) that the Company has not completed the delivery of the Required Financial Information that is Compliant and, within three (3) Business Days after the delivery of such notice by the Company, Newco delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not yet delivered to satisfy its obligations to deliver the Required Financial Information that is Compliant), in which case the Marketing Period shall commence on the date that the Company delivers such Required Financial Information.

        "Nasdaq" means the Nasdaq Global Select Market.

        "Newco Related Parties" means Newco, Merger Sub, the Debt Financing Sources, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

        "Object Code" means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

        "Order" means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

        "Outstanding Stock Awards" means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan and (ii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

        "Newco Material Adverse Effect" means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

        "PSUs" means any RSUs with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

        "Permit" means any permit, license, authorization, consent, or approval required to be obtained by a Governmental Authority.

        "Permitted Liens" means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries, (iii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business and (iv) mechanics', carriers', workmen's, repairmen's, landlord's or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

        "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Public Software" means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the Source Code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software ("Combined Software") be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company's or a Subsidiary's exclusive ownership of such Combined Software. The term "Public Software" includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

        "Registered IP" means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority or Internet domain name registrar.

        "Relevant Antitrust Jurisdictions" shall mean the United States and the non-U.S. jurisdictions set forth in Schedule 2.2(a)(ii)(B) and Schedule 2.2(a)(ii)(C).

        "Representatives" means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

        "Required Financial Information" means (a) audited consolidated balance sheets and related audited consolidated statements of income, stockholders' equity and cash flows of the Company as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 (which have been audited in accordance with AICPA standards) (and Newco acknowledges that audited financial statements compliant with this clause (a) have been delivered prior to the date of this Agreement), (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, stockholders' equity and cash flows of the Company as of and for each subsequent fiscal quarter after the most recent balance sheet described in clause (a) that is ended at least forty-five (45) days before the Closing Date (which have been reviewed in accordance with SAS 100), (c) data and other information of the Company and its Subsidiaries that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A promulgated under the Securities Act, and of the type, form and substance necessary for an investment bank to receive customary comfort (including "negative assurance" comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include "segment reporting", consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation and related party disclosure related to SEC release Nos. 33-8732A, 34-54302A and IC-27444A or other information customarily excluded from a Rule 144A offering memorandum) and (d) the Specified Auditor Assistance.

        "Rollover PSU" means each PSU outstanding immediately prior to the Effective Time that is not a Vested PSU.

        "Rollover RSU" means each RSU outstanding immediately prior to the Effective Time that is not a Vested RSU.

        "RSUs" means any issued and outstanding restricted stock units (including commitments to grant restricted stock units that were approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

        "Source Code" means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

        "Specified Auditor Assistance" means the Company's auditors have provided drafts of customary "comfort letters" (including customary "negative assurances") for a private placement transaction.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Superior Proposal" means any written Competing Acquisition Transaction made by a Third Party after the date of this Agreement that (i) was not solicited in material violation of Section 6.2(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is (x) more favorable to the Company Stockholders than the transactions contemplated by this Agreement and (y) reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed to provide or cause to be provided the amounts set forth therein.

        "Stock Award" means any equity-based award, whether payable in stock, cash or other property or any combination of the foregoing.

        "Tax" means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for items described in clause (i) above of another Person by contract, as a transferee or successor, or under §1.1502-6 of the Treasury Regulations or analogous state, local or foreign law.

        "Tax Returns" means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

        "Technology" means all tangible items related to, constituting, disclosing or embodying any or all of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

        "Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

        "User Documentation" means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

        "WARN" means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

        "Vested PSU" means each PSU outstanding immediately prior to the Effective Time that would vest and settle pursuant to its existing terms at any time prior to the date that is eighteen months immediately following the Closing Date (not taking into account any accelerated vesting in connection with a termination of employment or service). For the avoidance of doubt, no PSU with a three-year performance period shall be a Vested PSU.

        "Vested RSU" means each RSU outstanding immediately prior to the Effective Time that (i) is held by a non-employee member of the Company Board or (ii) is scheduled to vest pursuant to its existing terms at any time prior to the date that is eighteen months immediately following the Closing Date (not taking into account any accelerated vesting in connection with a termination of employment or service).

[Remainder of Page Intentionally Left Blank]

Annex B

April 6, 2015

Board of Directors
Informatica Corporation
100 Cardinal Way
Redwood City, CA 94063

Members of the Board:

        We understand that Informatica Corporation (the "Company"), Italics Inc. ("Parent"), and Italics Merger Sub Inc., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated April 6, 2015 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), other than shares owned by Parent, Merger Sub or the Company, or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, and shares as to which appraisal rights have been properly demanded, will be converted into the right to receive $48.75 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the "Holders"), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

        For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (collectively, the "Company Projections"). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver

B-1

or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company, Parent, Permira Advisers LLC ("Permira") or Canada Pension Plan Investment Board ("CPPIB") pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Permira, CPPIB and their respective affiliates for which we would expect to receive compensation.

        Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

        This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to such consideration.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

        (a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)    In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY INFORMATICA CORPORATION THIS PROXY IS SOLICITED BY THE INFORMATICA CORPORATION BOARD OF DIRECTORS Proxy for Special Meeting of Stockholders June 23, 2015 The undersigned stockholder of Informatica Corporation, a Delaware corporation (“Informatica”), hereby appoints Sohaib Abbasi and Michael Berry, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Informatica to be held on June 23, 2015 at 10:00 a.m., Pacific Time at Informatica’s corporate offices located at 2100 Seaport Boulevard, Redwood City, California 94063 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Informatica held of record by the undersigned at the close of business on May 6, 2015, as hereinafter specified upon the proposals on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INFORMATICA CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2015 (THE “SPECIAL MEETING”). IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS. (Continued, and to be marked, dated and signed, on the other side) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held June 23, 2015. The Proxy Statement is available at: http://www.viewproxy.com/Informatica/2015

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. CONTROL NUMBER NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such. _____________________________________________________________ Signature _____________________________________________________________ Signature (if held jointly) Date: __________________________________________________ , 2015 The Board of Directors recommends you vote FOR the following: FOR AGAINST ABSTAIN 1. Adoption of the Merger Agreement. o o o The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve the adjournment of the o o o Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. FOR AGAINST ABSTAIN 3. To approve the non-binding, advisory o o o proposal to approve compensation that will or may become payable to Informatica’s named executive officers in connection with the Merger. I plan on attending the meeting o CONTROL NUMBER Please mark your votes like this x